Exhibit (a)(1)(A)
Offer to Purchase

All Outstanding Shares of Common Stock

of

SOUNDTHINKING, INC.

at
$8.00 per share, net to the stockholder in cash, without interest, plus one non-transferable contingent value right per share, which represents the contractual right to receive a contingent cash payment of up to $3.00 per contingent value right, net to the stockholder in cash, without interest and less any applicable tax withholding, upon the achievement of certain specified milestones by

TRANSOM SIGNAL MERGERSUB, INC.,

a wholly owned subsidiary of

TRANSOM SIGNAL ACQUIRECO, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON NOVEMBER 17, 2026, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Transom Signal MergerSub, Inc., a Delaware corporation (“Merger Sub”), and a wholly owned subsidiary of Transom Signal AcquireCo, LLC, a Delaware limited liability company (“Parent”), is offering to purchase any and all of the issued and outstanding shares of common stock, par value $0.005 per share (the “Shares”), of SoundThinking, Inc., a Delaware corporation (“SoundThinking” or the “Company”), at a purchase price of (i) $8.00 per Share, net to the stockholder in cash, without interest (the “Closing Amount”), plus (ii) one non-transferable contingent value right per Share (each, a “CVR” and together with the Closing Amount, the “Offer Price”), which represents the contractual right to receive a contingent cash payment of up to $3.00 per CVR, net to the stockholder in cash, without interest and less any applicable tax withholding, upon the achievement of certain specified milestones in accordance with the terms and subject to the conditions of a contingent value rights agreement (the “CVR Agreement”) to be entered into by and among Parent, SoundThinking and a rights agent selected by Parent and reasonably acceptable to SoundThinking (the “Rights Agent”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).
The Offer is being made pursuant to an Agreement and Plan of Merger, dated September 28, 2026 (as it may be amended or otherwise modified from time to time, the “Merger Agreement”), by and among SoundThinking, Parent and Merger Sub, pursuant to which, after consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into SoundThinking pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with SoundThinking continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Parent (the “Merger” and together with the Offer, the “Transactions”). At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time that is not validly tendered and irrevocably accepted for payment in the Offer (other than Shares (i) owned by the Company, Parent, Merger Sub or any other wholly owned subsidiary of the Company or Parent (“Excluded Shares”) and (ii) held by stockholders who have properly exercised and perfected appraisal rights under Section 262 of the DGCL, have not tendered their Shares into the Offer and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (“Dissenting Shares”)) will be canceled and converted into the right to receive the Offer Price.
Under no circumstances will we pay interest on the Offer Price for Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making payment for the Shares.

The obligation of Merger Sub to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions, the Minimum Condition (as defined below in Section 15 — “Conditions of the Offer”). The Offer also is subject to other customary conditions as set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.” There is no financing condition to the Offer and the Merger.
The board of directors of SoundThinking (the “SoundThinking Board”) unanimously (i) determined that the Merger Agreement, the CVR Agreement and the Transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved the Merger Agreement, the CVR Agreement and the Transactions contemplated by the Merger Agreement, including the Offer and the Merger, (iii) resolved that the Merger shall be effected under Section 251(h) of the DGCL, and (iv) recommended that the stockholders of the Company tender their Shares to Merger Sub pursuant to the Offer, in each case upon the terms and subject to the conditions set forth in the Merger Agreement.
A summary of the principal terms and conditions of the Offer appears in the “Summary Term Sheet” beginning on page 1 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.
NEITHER THE OFFER NOR THE MERGER HAS BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR THE MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE RELATED LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.
The Information Agent for the Offer is:
D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, NY 10005
Banks and brokers, please call: (646) 856-8002
All others, please call toll-free: (800) 949-2583
Email: SSTI@dfking.com

IMPORTANT
If you wish to tender all or a portion of your Shares to Merger Sub in the Offer, you must:
•
If you hold your Shares directly as the holder of record, complete and sign the Letter of Transmittal (or, in the case of a book-entry transfer, deliver an Agent’s Message (as defined below) in lieu of the Letter of Transmittal) that accompanies this Offer to Purchase in accordance with the instructions set forth therein and mail or deliver the Letter of Transmittal with any required signature guarantees and all other required documents to the Depositary (as defined below in the “Summary Term Sheet”). These materials must be delivered to the Depositary prior to the Expiration Date (as defined below).

•
If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, request your broker, dealer, commercial bank, trust company or other nominee to tender your Shares through The Depository Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”) prior to the Expiration Date.

Questions or requests for assistance may be directed to D.F. King & Co., Inc., the information agent for the Offer (the “Information Agent”), at (800) 949-2583 or by email at SSTI@dfking.com, or at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may be obtained at no cost to stockholders from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other materials relating to the Offer that have been filed with the SEC may be obtained free of charge on the SEC’s website at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

SUMMARY TERM SHEET
The information contained in this Summary Term Sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer. You are urged to read carefully this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer in their entirety. This Summary Term Sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below.

Securities Sought
Subject to certain conditions, including the satisfaction of the Minimum Condition (as described in Section 15 — “Conditions of the Offer”), any and all of the issued and outstanding shares of common stock, par value $0.005 per share (the “Shares”), of SoundThinking, Inc. (“SoundThinking” or the “Company”).

Price Offered Per Share
Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal: $8.00 per Share, net to the stockholder in cash, without interest (the “Closing Amount”), plus one non-transferable contingent value right per Share (each, a “CVR” and together with the Closing Amount, the “Offer Price”), which represents the contractual right to receive a contingent cash payment of up to $3.00 per CVR, net to the stockholder in cash, without interest and less any applicable tax withholding, upon the achievement of certain specified milestones in accordance with the terms and subject to the conditions of a contingent value rights agreement (the “CVR Agreement”) to be entered into by and among Parent, SoundThinking and a rights agent selected by Parent and reasonably acceptable to SoundThinking (the “Rights Agent”).

Scheduled Expiration of Offer	One minute after 11:59 p.m., New York City time, on November 17, 2026, unless the Offer is otherwise extended or earlier terminated.

Offeror
Transom Signal MergerSub, Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Transom Signal AcquireCo, LLC, a Delaware limited liability company (“Parent”). Merger Sub and Parent are affiliates of Transom Capital Group, LLC.

SoundThinking Board Recommendation	The SoundThinking Board unanimously recommended that SoundThinking’s stockholders tender their Shares pursuant to the Offer.

Who is offering to buy my securities?
•
Merger Sub, a wholly owned subsidiary of Parent, which was formed solely for the purpose of facilitating the acquisition of SoundThinking by Parent, is offering to purchase, subject to certain conditions, including the satisfaction of the Minimum Condition, any and all of the issued and outstanding Shares in exchange for the Offer Price.

•
Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Merger Sub together with, where appropriate, Parent. We use the term “Merger Sub” to refer to Transom Signal MergerSub, Inc. alone, the term “Parent” to refer to Transom Signal AcquireCo, LLC alone and the term “SoundThinking” to refer to SoundThinking, Inc. alone.

See Section 8 — “Certain Information Concerning Parent, Merger Sub and Certain Related Parties.”
What is the class and amount of securities sought pursuant to the Offer?
•
Merger Sub is offering to purchase any and all of the issued and outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase. In this Offer to Purchase, we use the term “Offer” to refer to this offer to purchase the Shares and the term “Shares” to refer to the issued and outstanding shares of common stock, par value $0.005 per share, of SoundThinking that are the subject of the Offer.

See Section 1 — “Terms of the Offer.”

Why are you making the Offer?
•
We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, SoundThinking. Following the consummation of the Offer, we intend to complete the Merger (as defined below) as soon as practicable. Upon completion of the Merger, SoundThinking will become a wholly owned subsidiary of Parent. In addition, we will cause the Shares to be delisted from The Nasdaq Stock Market LLC (“Nasdaq”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after completion of the Merger.

Who can participate in the Offer?
•	The Offer is open to all holders and beneficial owners of the Shares.
How much are you offering to pay?
•
Merger Sub is offering to pay $8.00 per Share, net to the stockholder in cash, without interest, plus one CVR per Share, which represents the contractual right to receive a contingent cash payment of up to $3.00 per CVR, net to the stockholder in cash, without interest and less any applicable tax withholding, upon the achievement of certain specified milestones in accordance with the terms and subject to the conditions of the CVR Agreement.

See the “Introduction” to this Offer to Purchase.
Will I have to pay any fees or commissions?
•
If you are the holder of record of your Shares and you directly tender your Shares to us in the Offer, you will not need to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

See the “Introduction” to this Offer to Purchase and Section 18 — “Fees and Expenses.”
Is there an agreement governing the Offer?
•
Yes. SoundThinking, Parent and Merger Sub have entered into an Agreement and Plan of Merger, dated September 28, 2026 (as it may be amended or otherwise modified from time to time, the “Merger Agreement”). The Merger Agreement contains, among other things, the terms and conditions of the Offer and the Merger. If the Minimum Condition and the other conditions to the Offer are satisfied or waived and we consummate the Offer, we intend to effect the Merger pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), without a vote on the adoption of the Merger Agreement by SoundThinking stockholders.

See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement” and Section 15 — “Conditions of the Offer.”
What is the CVR and how does it work?
•
Each CVR represents a non-transferable contractual right to receive a contingent cash payment (the “Milestone Payment Amount”) of up to $3.00 per CVR, net to the stockholder in cash, without interest and less any applicable tax withholding, upon the achievement of certain specified Revenue (as defined below in Section 11 — “The Merger Agreement; Other Agreements — Contingent Value Rights Agreement”) milestones during SoundThinking’s fiscal year commencing on January 1, 2027 and ending on December 31, 2027 (the “Initial Milestone Period”) and, for certain other specified, limited revenues, a period of one hundred twenty (120) days thereafter (the “Continuation Period” and together with the Initial Milestone Period, the “Milestone Period”).

•
The Milestone Payment Amount, if any, will be an amount equal to (i) $0.50 per CVR, payable if Revenue during the Milestone Period equals at least $73,500,000 (the “Minimum Milestone”), plus (ii) if the Minimum Milestone is achieved, $0.05 per CVR for each Additional Milestone achieved, where an “Additional Milestone” means

(a) each $500,000 increment of Revenue above $73,500,000 up to and including $75,500,000 and (b) each $250,000 increment of Revenue above $75,500,000, in each case as set forth in the CVR Agreement; provided that Additional Milestones are not achievable in respect of Revenue in excess of $87,000,000. In no event will the Milestone Payment Amount exceed $3.00 per CVR. If the Minimum Milestone is not achieved, no Milestone Payment Amount will be payable under the CVR Agreement.
•
Under the terms of the CVR Agreement, Parent and SoundThinking (and their respective successors and assigns) shall, and shall cause their respective subsidiaries to, use Commercially Diligent Efforts (as defined below in Section 11 — “The Merger Agreement; Other Agreements — Contingent Value Rights Agreement”) to achieve the Minimum Milestone and Additional Milestones. However, use of Commercially Diligent Efforts does not guarantee that Parent will achieve the Minimum Milestone and any Additional Milestones. Whether the Minimum Milestone or any Additional Milestone is achieved, and whether any Milestone Payment Amount becomes payable, will depend on numerous factors, some of which are within the control of Parent and SoundThinking (or their respective successors and assigns) and others of which are beyond their control.

•
The right to the payment described above is solely a contractual right governed by the terms and subject to the conditions of the CVR Agreement, which will be entered into by and among Parent, SoundThinking and the Rights Agent. The Rights Agent will create and maintain a register of the holders of CVRs which will be updated as necessary by the Rights Agent. The CVRs will not be evidenced by a certificate or other instrument, will not have any voting or dividend rights and will not represent any equity or ownership interest in Parent, Merger Sub or SoundThinking or any of their affiliates or subsidiaries. The CVRs will not be registered with the SEC or listed for trading on any securities exchange. No interest will accrue or be payable in respect of any of the amounts that may be payable in respect of the CVRs. As a holder of a CVR, you will have no greater rights against Parent than those accorded to general unsecured creditors under applicable law. For more information on the CVRs, see Section 11 — “The Merger Agreement; Other Agreements — Contingent Value Rights Agreement.”

Is it possible that no payment will become payable to holders of CVRs?
•
Yes. It is possible that the Minimum Milestone will not be achieved, in which case you will receive only the Closing Amount for any Shares you tender in the Offer and no payment with respect to the CVRs you hold. It is not possible to predict whether a payment will become payable with respect to the CVRs, and there can be no assurance that the Minimum Milestone or any Additional Milestones will be achieved or that the payments described above will be made. For more information on the CVRs, see Section 11 — “The Merger Agreement; Other Agreements — Contingent Value Rights Agreement.”

May I transfer my CVRs?
•	The CVRs will not be transferable except:
•	upon death of a holder by will or intestacy;
•	by instrument to an inter vivos or testamentary trust in which the CVR is to be passed to beneficiaries of the holder upon the death of the holder;
•	pursuant to a court order (including in connection with bankruptcy or liquidation);
•
by operation of law (including by consolidation or merger of the holder) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity;

•
in the case of a CVR held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, or from such nominee to another nominee for the same beneficial owner;

•
if the holder is a corporation, partnership or limited liability company, a distribution by the transferring corporation, partnership or limited liability company to its stockholders, partners or members, as applicable (provided that such distribution does not subject the CVRs to a requirement of registration under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act); or

•	to Parent or a person nominated in writing by Parent in connection with the abandonment of such CVR by the applicable holder in accordance with Section 2.7 of the CVR Agreement.

What are the material U.S. federal income tax consequences of tendering my Shares in the Offer or having my Shares exchanged for cash pursuant to the Merger?
•
The exchange of Shares for the Offer Price pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder (as defined below) who sells Shares pursuant to the Offer or receives cash and CVRs in exchange for Shares pursuant to the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received (determined before the deduction of withholding taxes) and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold pursuant to the Offer or converted pursuant to the Merger. The amount of gain or loss recognized, and the timing and character of such gain or loss, depends on the U.S. federal income tax treatment of the CVRs, with respect to which there is some uncertainty. The receipt of the Offer Price might be treated as either an “open transaction” or a “closed transaction” for U.S. federal income tax purposes. The installment method of reporting will not be available with respect to any gain attributable to the receipt of a CVR because the Shares are traded on an established securities market. See Section 5 — “Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the tax treatment of the Offer and the Merger.

•
If you are a Non-U.S. Holder (as defined below), you generally will not be subject to U.S. federal income tax with respect to the sale of Shares pursuant to the Offer or receipt of the Offer Price in exchange for Shares pursuant to the Merger unless you have certain connections to the United States. See Section 5 — “Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the tax treatment of the Offer and the Merger.

We urge you to consult with your tax advisor as to the particular tax consequences to you of the Offer and the Merger in light of your particular circumstances (including the application and effect of any U.S. federal, state, local or non-U.S. income and other tax laws).
Does Merger Sub have the financial resources to pay for all of the Shares that it is offering to purchase pursuant to the Offer?
•
Yes. We estimate that we will need approximately $121 million in cash to (i) make or cause the making of all payments contemplated by the Merger Agreement required to be made by Parent or Merger Sub at the consummation of the Merger (including the payment of all amounts payable in connection with or as a result of the Offer and the Merger) and (ii) pay all fees and expenses required to be paid at or prior to the Closing (as defined in the Merger Agreement) by Parent or Merger Sub. Transom Capital Fund IV, L.P. (the “Equity Investor”) has provided Parent with an Equity Commitment Letter (as defined below), pursuant to which, among other things, the Equity Investor has agreed to commit to Parent up to an aggregate of approximately $121 million to purchase equity or debt securities of Parent, subject to the satisfaction of certain customary conditions set forth in the Equity Commitment Letter. Parent will contribute or otherwise advance to Merger Sub proceeds from the Equity Investor’s equity or debt investment, which we anticipate will be sufficient to (i) make or cause the making of all payments contemplated by the Merger Agreement required to be made by Parent or Merger Sub at the consummation of the Merger (including the payment of all amounts payable in connection with or as a result of the Offer and the Merger) and (ii) pay all fees and expenses required to be paid at or prior to the Closing by Parent or Merger Sub. See Section 9 — “Source and Amount of Funds.”

•
The Offer is not conditioned upon Parent’s or Merger Sub’s obtaining third-party debt financing. However, SoundThinking has agreed in the Merger Agreement to use commercially reasonable efforts to cooperate in taking certain actions to assist Parent and Merger Sub in connection with obtaining third-party debt financing.

See Section 9 — “Source and Amount of Funds.”
Is Merger Sub’s financial condition relevant to my decision to tender my Shares in the Offer?
•	We do not think Merger Sub’s financial condition is relevant to your decision to tender Shares in the Offer because:
•
the Offer is being made for any and all issued and outstanding Shares solely for cash (including the right to receive any amounts payable with respect to the CVRs, which will be paid in cash upon the achievement of certain specified milestones in accordance with the terms and subject to the conditions of the CVR Agreement);

•
Parent has received an equity commitment in respect of the funds, which will be sufficient to purchase all Shares validly tendered (and not validly withdrawn) in the Offer and, if we consummate the Offer and the Merger, all Shares converted into the right to receive an amount in cash equal to the Offer Price in the Merger;

•
the Equity Investor is a private equity fund engaged in the purchase, sale and ownership of private equity investments and has no business operations other than investing; the Equity Investor’s commitment to fund the equity commitment as described above and in Section 9 — “Source and Amount of Funds” is material to your decision with respect to the Offer;

•	if Merger Sub consummates the Offer, we will acquire all remaining Shares for the same Offer Price in the Merger; and
•	the Offer and the Merger are not subject to any financing condition.
See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”
Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?
•
Yes. The obligation of Merger Sub to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to various conditions set forth in Section 15 — “Conditions of the Offer,” including the Minimum Condition. The “Minimum Condition” means that there will have been validly tendered in the Offer (and not validly withdrawn) prior to the Expiration Date (as defined below) that number of Shares that, considered together with all other Shares (if any) then owned by Merger Sub or any of its affiliates (as defined in Section 251(h)(6)(a) of the DGCL), would represent at least one Share more than 50% of the Shares outstanding at the Expiration Date. See Section 15 — “Conditions of the Offer.”

If you do not consummate the Offer, will you nevertheless consummate the Merger?
•
No. Neither we nor SoundThinking is under any obligation to pursue or consummate the Merger if the Offer is not consummated as set forth in this Offer to Purchase. See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

How long do I have to decide whether to tender my Shares in the Offer?
•
You will have until the Expiration Date to tender your Shares in the Offer. The term “Expiration Date” means one minute after 11:59 p.m., New York City time, on November 17, 2026, unless the expiration of the Offer is extended to a subsequent time and date in accordance with the terms of the Merger Agreement, in which case the term “Expiration Date” means such subsequent time on such subsequent date. In addition, if, pursuant to the Merger Agreement, we decide to, or are required to, extend the Offer as described below, you will have an additional period of time to tender your Shares. We are not providing for guaranteed delivery procedures. Therefore, SoundThinking stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC, which end earlier than the Expiration Date. Normal business hours of DTC are between 8:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday, other than holidays. SoundThinking stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the related Letter of Transmittal prior to the Expiration Date. Tenders received by the Depositary after the Expiration Date will be disregarded and of no effect.

See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Can the Offer be extended and under what circumstances?
•
Yes. The Merger Agreement contains provisions that govern the circumstances under which Merger Sub is required or permitted to extend the Offer and under which Parent is required to cause Merger Sub to extend the Offer. Specifically, the Merger Agreement provides that:

•
Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer and the Expiration Date from time to time, for any period required by any applicable law or any applicable interpretation, position, rule or requirement of the U.S. Securities and Exchange Commission (the “SEC”) or the staff thereof or Nasdaq;

•
if, as of the then-scheduled Expiration Date, any of the Offer Conditions (other than the Minimum Condition and any such conditions that by their nature are to be satisfied at the Expiration Date (provided, that such other Offer Conditions would be capable of being satisfied or validly waived were the Expiration Date to occur at such time)) is not satisfied (unless such other Offer Condition is waivable by Merger Sub or Parent and has been validly waived), Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer and the Expiration Date for additional periods of up to ten (10) business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) per extension;

•
if, as of the then-scheduled Expiration Date, each of the Offer Conditions (as defined below) (other than the Minimum Condition, and other than any other Offer Conditions that by their nature are to be satisfied at the Expiration Date (provided, that such other Offer Conditions would be capable of being satisfied or validly waived were the Expiration Date to occur at such time)) has been satisfied or waived (to the extent such other Offer Condition is waivable by Merger Sub or Parent and has been validly waived) and the Minimum Condition has not been satisfied, then Merger Sub may, and, at the request in writing of SoundThinking, Merger Sub shall, extend the Offer and the Expiration Date for additional periods of up to ten (10) business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) per extension; provided, however, that in no event shall Merger Sub be required to extend the Offer and the Expiration Date pursuant to this third bullet for more than thirty (30) Business Days in the aggregate; and

•
if, as of the then-scheduled Expiration Date, the Minimum Condition is satisfied but one or more of the other Offer Conditions (other than any such conditions that by their nature are to be satisfied at the Expiration Date (provided, that such other Offer Conditions would be capable of being satisfied or validly waived were the Expiration Date to occur at such time)) is not satisfied (unless such other Offer Condition is waivable by Merger Sub or Parent and has been validly waived), Merger Sub may, and Parent may cause Merger Sub to, extend the Offer.

In each case, Merger Sub will not (i) be required to extend the Offer beyond the earlier to occur of (x) the valid termination of the Merger Agreement in accordance with Article VIII thereof and (y) one (1) Business Day (as defined in the Merger Agreement) prior to the Outside Date (such earlier occurrence, the “Extension Deadline”) or (ii) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company. The “Outside Date” means March 28, 2027. See Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”
Will there be a subsequent offering period?
•
No, the Merger Agreement does not provide for a “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 under the Exchange Act without the prior written consent of SoundThinking.

How will I be notified if the Offer is extended?
•
If we extend the Offer, we intend to inform Equiniti Trust Company, LLC, the depositary and paying agent for the Offer (the “Depositary”), of any extension, and will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date.

See Section 1 — “Terms of the Offer.”
What are the most significant conditions to the Offer?
•
The obligation of Merger Sub to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of a number of conditions by the scheduled Expiration Date of the Offer, including, among other conditions:

•	the Minimum Condition (as defined below in Section 15 — “Conditions of the Offer”); and
•	the Termination Condition (as defined below in Section 15 — “Conditions of the Offer”).
The above Offer Conditions are further described, and other Offer Conditions are described, below in Section 15 — “Conditions of the Offer.” The Offer and the Merger are not subject to any financing condition.

How do I tender my Shares?
•
If you hold your Shares directly as the holder of record, complete and sign the Letter of Transmittal (or, in the case of a book-entry transfer, deliver an Agent’s Message in lieu of the Letter of Transmittal) that accompanies this Offer to Purchase in accordance with the instructions set forth therein and mail or deliver the Letter of Transmittal with any required signature guarantees and all other required documents to the Depositary. These materials must be delivered to the Depositary prior to the Expiration Date.

•
If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, request your broker, dealer, commercial bank, trust company or other nominee to tender your Shares through ATOP prior to the Expiration Date.

•
We are not providing for guaranteed delivery procedures. Therefore, SoundThinking stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC, which end earlier than the Expiration Date. Normal business hours of DTC are between 8:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday, other than holidays. SoundThinking stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the related Letter of Transmittal prior to the Expiration Date. Tenders received by the Depositary after the Expiration Date will be disregarded and of no effect.

See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
If I accept the Offer, how will I get paid?
•
If the Offer Conditions are satisfied and we accept your validly tendered Shares for payment, payment will be made by deposit of the Closing Amount for such Shares accepted in the Offer with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Merger Sub and transmitting payments, subject to any tax withholding required by applicable law, to tendering stockholders whose Shares have been accepted for payment. For the avoidance of doubt, Merger Sub is not required to deposit any funds related to any CVR with the Depositary; CVR-related funds will be deposited with the Rights Agent only when required pursuant to the terms of the CVR Agreement.

See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Until what time may I withdraw previously tendered Shares?
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You may withdraw your previously tendered Shares at any time until the Expiration Date. In addition, if we have not accepted your Shares for payment within 60 days of commencement of the Offer, you may withdraw them at any time on or after December 19, 2026, which is the first day after the 60-day period beginning on the date of commencement of the Offer, until we accept your Shares for payment.

See Section 4 — “Withdrawal Rights.”
How do I validly withdraw previously tendered Shares?
•
To validly withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary prior to the Expiration Date. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares in a timely manner prior to the Expiration Date.

See Section 4 — “Withdrawal Rights.”
Has the Offer been approved by the SoundThinking Board?
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Yes. At a meeting held on September 28, 2026, the SoundThinking Board unanimously (i) determined that the Merger Agreement, the CVR Agreement and the Transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved the Merger Agreement, the CVR Agreement and the Transactions contemplated by the Merger Agreement, including the Offer and the Merger, (iii) resolved that the Merger shall be effected under Section 251(h) of the DGCL, and (iv) recommended that the stockholders of the Company tender their Shares to Merger Sub pursuant to the Offer, in each case upon the terms and subject to the conditions set forth in the Merger Agreement.

•
Descriptions of the reasons for the SoundThinking Board’s recommendation and approval of the Offer are set forth in SoundThinking’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed to SoundThinking stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal).

•
Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 thereof under the sub-headings “Background of the Offer and the Merger” and “Reasons for the Recommendation of the Board.”

If Shares tendered pursuant to the Offer are purchased by Merger Sub, will SoundThinking continue as a public company?
•
No. We expect to complete the Merger as soon as practicable following the consummation of the Offer. Once the Merger takes place, SoundThinking will become a wholly owned subsidiary of Parent. Following the Merger, we will cause the Shares to be delisted from Nasdaq and deregistered under the Exchange Act.

See Section 13 — “Certain Effects of the Offer.”
Will a meeting of SoundThinking stockholders be required to approve the Merger?
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No. Section 251(h) of the DGCL provides that, unless expressly required by its certificate of incorporation, no vote of stockholders will be necessary to authorize the merger of a constituent corporation which has a class or series of stock listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the applicable agreement of merger by such constituent corporation if, subject to certain statutory provisions:

•
the agreement of merger expressly permits or requires that the merger will be effected by Section 251(h) of the DGCL and provides that such merger be effected as soon as practicable following the consummation of the tender offer;

•
an acquiring corporation consummates a tender offer for all of the outstanding stock of such constituent corporation on the terms provided in such agreement of merger that, absent the provisions of Section 251(h) of the DGCL, would be entitled to vote on the adoption or rejection of the agreement of merger; provided however, that such tender offer may be conditioned on the tender of a minimum number or percentage of shares of the stock of such constituent corporation, or any class or series thereof, and such offer may exclude any excluded stock (as defined in the DGCL);

•
immediately following the consummation of the tender offer, the stock that the acquiring corporation irrevocably accepts for purchase, together with the stock otherwise owned by the acquiring corporation or its affiliates, equals at least the percentage of shares of each class of stock of such constituent corporation that would otherwise be required to adopt the agreement of merger for such constituent corporation;

•	the acquiring corporation merges with or into such constituent corporation pursuant to such agreement of merger; and
•
each outstanding share (other than shares of excluded stock) of each class or series of stock of the constituent corporation that is the subject of and not irrevocably accepted for purchase in the offer is converted in such merger into, or into the right to receive, the same amount and type of consideration in the merger as was payable in the tender offer.

•
If the conditions to the Offer and the Merger are satisfied or waived (to the extent waivable), we are required by the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL without a meeting of SoundThinking stockholders and without a vote or any further action by SoundThinking stockholders.

See Section 16 — “Certain Legal Matters; Regulatory Approvals.”
If I do not tender my Shares but the Offer is consummated, what will happen to my Shares?
•
If the Offer is consummated, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement (See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement”), Merger Sub will merge with and into SoundThinking pursuant to Section 251(h) of the DGCL. At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time that is not validly tendered and irrevocably accepted for payment in the Offer (other than Shares (i) owned by the Company, Parent, Merger Sub or any other wholly owned subsidiary of the Company or Parent (“Excluded Shares”) and (ii) held by stockholders who have properly exercised and perfected appraisal rights under Section 262 of the DGCL, have not tendered their Shares into the Offer and, as of the Effective Time, has neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (“Dissenting Shares”)), will be canceled and converted into the right to receive the Offer Price.
•
If the Merger is completed, SoundThinking stockholders who do not tender their Shares in the Offer (other than stockholders who properly exercise appraisal rights) will receive the same Offer Price that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer is consummated and the Merger is completed, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (i) you may be paid earlier if you tender your Shares in the Offer and (ii) appraisal rights will not be available to you if you tender Shares in the Offer, but will be available to you in the Merger if you do not tender Shares in the Offer and you comply in all respects with Section 262 of the DGCL. See Section 17 — “Appraisal Rights.”

•
However, in the unlikely event that the Offer is consummated but the Merger is not completed, the number of SoundThinking stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, in such event, it is possible that the Shares will be delisted from Nasdaq and SoundThinking will no longer be required to make filings with the SEC under the Exchange Act.

See the “Introduction” to this Offer to Purchase, Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement” and Section 13 — “Certain Effects of the Offer.”
What will happen to my stock options and restricted stock units?
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At the Effective Time, by virtue of the Merger, each option to purchase Shares (each, a “Company Stock Option”) that is vested and outstanding immediately prior to the Effective Time (including any Company Stock Option that becomes vested upon consummation of the Merger) and that has a per share exercise price less than the Closing Amount will be canceled and converted into the right to receive (A) an amount in cash, without interest and subject to applicable withholding taxes, equal to the product of (i) the total number of Shares covered by such vested Company Stock Option immediately prior to the Effective Time, multiplied by (ii) the excess of the Closing Amount over the per share exercise price of such Company Stock Option, and (B) one CVR for each Share subject to such vested Company Stock Option.

•
Each vested Company Stock Option with a per share exercise price equal to or greater than the Closing Amount but less than the sum of the Closing Amount and the maximum aggregate CVR payment of $3.00 per CVR will be canceled and converted into the right to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the product of (i) the total number of Shares covered by such vested Company Stock Option immediately prior to the Effective Time, multiplied by (ii) the cash payment a holder of one CVR would receive, as and when such payment is made to the holders of CVRs; provided that each such Company Stock Option shall only receive the excess, if any, of the sum of (A) the Closing Amount plus (B) such CVR payment minus the applicable per share exercise price of such Company Stock Option.

•
Each unvested Company Stock Option with a per share exercise price less than the Closing Amount will be canceled and converted into the right to receive (A) a restricted cash award with a cash value equal to (i) the total number of Shares subject to such Company Stock Option immediately prior to the Effective Time, multiplied by (ii) the excess of the Closing Amount over the per share exercise price of such Company Stock Option and (B) one CVR for each Share subject to such Company Stock Option immediately prior to the Effective Time.

•
Each unvested Company Stock Option with a per share exercise price that is equal to or greater than the Closing Amount and less than the sum of the Closing Amount and the maximum aggregate CVR payment of $3.00 per CVR will be canceled and converted into the right to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the product of (i) the total number of Shares subject to such Company Stock Option immediately prior to the Effective Time, multiplied by (ii) the cash payment a holder of one CVR would have received, as and when such CVR payment is made to the holders of CVRs, which shall equal, for each Share subject to such Company Stock Option immediately prior to the Effective Time: the excess, if any, of the sum of (A) the Closing Amount minus the applicable exercise price of such Company Stock Option plus (B) such CVR payment.
•
Each vested or unvested Company Stock Option with a per share exercise price equal to or greater than the sum of the Closing Amount and $3.00 (the maximum amount payable per CVR) will be canceled for no consideration.

•
Each restricted stock unit covering Shares subject to time-based vesting conditions (each, a “Company RSU”) that is vested and outstanding immediately prior to the Effective Time (including any Company RSU that vests upon consummation of the Merger) will be canceled and converted into the right to receive (A) an amount in cash, without interest and subject to applicable withholding taxes, equal to the product of the total number of Shares covered by such Company RSU, multiplied by the Closing Amount, and (B) one CVR for each Share covered by such Company RSU.

•
Each outstanding unvested Company RSU will be canceled and converted into the right to receive (A) a restricted cash award (“RSU Restricted Cash Award”) with respect to a cash value equal to (i) the total number of Shares underlying such unvested Company RSU, multiplied by (ii) the Closing Amount and (B) one CVR for each Share subject to such unvested Company RSU immediately prior to the Effective Time. Both the RSU Restricted Cash Award and any payments pursuant to the corresponding CVR shall vest and become payable subject to the same vesting schedule and service-based forfeiture conditions that applied to the corresponding Company RSU immediately prior to the Effective Time and shall be paid in cash (without interest and less any applicable tax withholding) as soon as practicable following (and in no event later than thirty (30) days after) each applicable vesting event or, in respect of the CVR, if later, the date on which such payments become payable pursuant to the CVR Agreement.

•
Each performance-based restricted stock unit (each, a “Company PRSU”) that is outstanding as of the Effective Time shall be assumed and converted into (A) a restricted cash award (a “PRSU Restricted Cash Award”) with a cash value equal to the product of the total number of Shares underlying such Company PRSU, multiplied by the Closing Amount and (B) one CVR for each Company PRSU. Both the PRSU Restricted Cash Award and any payments in respect of the corresponding CVR shall vest and become payable subject to the same vesting schedule and performance- and service-based forfeiture conditions that applied to the corresponding Company PRSU immediately prior to the Effective Time, and shall be paid in cash (without interest and less applicable tax withholding) as soon as practicable following (and in no event later than thirty (30) days after) each applicable vesting event or, in respect of the CVR, if later, the date on which such payments become payable pursuant to the CVR Agreement.

•
As of the Effective Time, by virtue of the Merger, the Company Equity Plans (as defined below) will be terminated and no further Shares, Company Stock Options, Company RSUs, Company PRSUs or other equity or equity-related interests in SoundThinking or other rights with respect to Shares or otherwise shall be granted thereunder. Following the Effective Time, no Company Stock Option, Company RSU, Company PRSU, equity or equity-related interest or other right under any Company Equity Plan or otherwise that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of any such Company Stock Option, Company RSU, Company PRSU, equity or equity-related interest or other right shall cease to have any rights with respect thereto, except the right to receive the consideration set forth above. See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

What is the market value of my Shares as of a recent date?
•
On September 28, 2026, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported closing price of the Shares on Nasdaq was $5.47 per Share. On October 19, 2026, the last full day of trading before commencement of the Offer, the reported closing price of the Shares on Nasdaq was $8.28 per Share. We encourage you to obtain a recent market quotation for the Shares before deciding whether to tender your Shares.

See Section 6 — “Price Range of Shares; Dividends on the Shares.”

Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?
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Yes. On September 28, 2026, in connection with the execution and delivery of the Merger Agreement, Veradace Partners L.P. (the “Supporting Stockholder”), solely in its capacity as stockholder of SoundThinking, entered into the tender and support agreement (the “Tender and Support Agreement”), with Parent and Merger Sub, pursuant to which the Supporting Stockholder agreed, among other things, (i) to validly tender all of the Shares held by the Supporting Stockholder into the Offer, subject to certain exceptions (including the valid termination of the Merger Agreement), (ii) to vote against other proposals to acquire SoundThinking, and (iii) to certain other restrictions on its ability to take actions with respect to SoundThinking and its Shares.

•
The Tender and Support Agreement terminates automatically upon the earliest of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) termination of the Tender and Support Agreement by the mutual written consent of the parties thereto, or (iv) the date on which any amendment or change to the Merger Agreement or the Offer is effected without the Supporting Stockholder’s consent that (a) decreases the amount, or changes the form, of consideration in an adverse manner to the Supporting Stockholder, individually, or the stockholders of SoundThinking, generally, or (b) imposes any material restrictions or additional conditions on the consummation of the Merger or the other Transactions or the payment of the Offer Price to stockholders pursuant to the Merger Agreement. The Supporting Stockholder beneficially owned approximately 15.8% of the outstanding Shares as of September 24, 2026.

•
Further, on September 28, 2026, in connection with the execution and delivery of the Merger Agreement, Gary M. Lauder, The Gary M. Lauder Revocable Trust, Lauder Partners LLC, and Gary M. Lauder 2015 Trust (each, a “Lauder Supporting Stockholder”, and collectively, the “Lauder Supporting Stockholders”), solely in their respective capacities as stockholders of SoundThinking, entered into the tender, support and reinvestment agreement (the “Tender, Support and Reinvestment Agreement”) with Parent, Merger Sub, Transom Signal TopCo, LP and Transom Signal HoldCo, Inc., pursuant to which the Lauder Supporting Stockholders agreed, among other things, (i) to validly tender all of the Shares held by the Lauder Supporting Stockholders into the Offer, subject to certain exceptions (including the valid termination of the Merger Agreement), (ii) to vote against other proposals to acquire SoundThinking, and (iii) to certain other restrictions on their ability to take actions with respect to SoundThinking and its Shares.

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The Tender, Support and Reinvestment Agreement terminates automatically with respect to each Lauder Supporting Stockholder upon the earliest of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, subject to the survival of the reinvestment and certain other provisions, (iii) termination of the Tender, Support and Reinvestment Agreement by the mutual written consent of the parties thereto, or (iv) the date on which any amendment or change to the Merger Agreement or the Offer is effected without such Lauder Supporting Stockholder’s consent that decreases the amount, or changes the form, of consideration in an adverse manner to such Lauder Supporting Stockholder, individually, or the stockholders of SoundThinking, generally, pursuant to the Merger Agreement. The Lauder Supporting Stockholders beneficially owned approximately 17.0% of the outstanding Shares as of September 24, 2026.

•
Subject to the terms and conditions of the Tender, Support and Reinvestment Agreement, following the Effective Time, the participating Lauder Supporting Stockholders will purchase equity interests in Transom Signal HoldCo, Inc. in exchange for an aggregate amount of cash calculated to result in the participating stockholders holding, in the aggregate, an agreed percentage of equity interests of Transom Signal TopCo, LP, and immediately thereafter contribute such equity interests to Transom Signal TopCo, LP in exchange for equity interests of equivalent value in Transom Signal TopCo, LP.

See Section 11 — “The Merger Agreement; Other Agreements — Tender and Support Agreement” and “ — Tender, Support and Reinvestment Agreement.”
Will I have appraisal rights in connection with the Offer?
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If the Offer is successful and the Merger is consummated, SoundThinking stockholders who continuously held Shares from the date of the demand for appraisal through the effective date of the Merger who: (i) did not tender their Shares in the Offer; (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL, including providing documentary evidence of such stockholder’s beneficial ownership of such Shares; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with Section 262 of the DGCL, will be entitled to demand appraisal of their Shares and receive, in lieu of the consideration payable in the Merger, a cash payment equal to the “fair value” of such Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery (the “Delaware Court”), in accordance with Section 262 of the DGCL. Stockholders should be aware that the fair value of their Shares could be more than, the same as, or less than the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price), and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL. Any stockholder contemplating the exercise of such appraisal rights should review carefully the provisions of Section 262 of the DGCL, particularly the procedural steps required to properly demand and perfect such rights.
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More information regarding Section 262 of the DGCL, including how to access it without subscription or cost, is set forth in SoundThinking’s Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to SoundThinking stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal).

See Section 17 — “Appraisal Rights.”
Whom should I call if I have questions about the Offer?
You may call D.F. King & Co., Inc., the information agent for the Offer (the “Information Agent”), at (800) 949-2583 (toll free). See the back cover of this Offer to Purchase for additional contact information for the Information Agent.
INTRODUCTION
Transom Signal MergerSub, Inc., a Delaware corporation (“Merger Sub”), and a wholly owned subsidiary of Transom Signal AcquireCo, LLC, a Delaware limited liability company (“Parent”), is offering to purchase any and all of the issued and outstanding shares of common stock, par value $0.005 per share (the “Shares”), of SoundThinking, Inc., a Delaware corporation (“SoundThinking” or the “Company”), at a purchase price of (i) $8.00 per Share, net to the stockholder in cash, without interest (the “Closing Amount”), plus (ii) one non-transferable contingent value right per Share (each, a “CVR” and together with the Closing Amount, the “Offer Price”), which represents the contractual right to receive a contingent cash payment of up to $3.00 per CVR, net to the stockholder in cash, without interest and less any applicable tax withholding, upon the achievement of certain specified milestones in accordance with the terms and subject to the conditions of a contingent value rights agreement (the “CVR Agreement”) to be entered into by and among Parent, SoundThinking and a rights agent selected by Parent and reasonably acceptable to SoundThinking (the “Rights Agent”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).
The Offer is being made pursuant to an Agreement and Plan of Merger, dated September 28, 2026 (as it may be amended or otherwise modified from time to time, the “Merger Agreement”), by and among SoundThinking, Parent and Merger Sub, pursuant to which, after consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into SoundThinking pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with SoundThinking continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Parent (the “Merger” and together with the Offer, the “Transactions”). At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time that is not validly tendered and irrevocably accepted for payment in the Offer (other than Shares (i) owned by the Company, Parent, Merger Sub or any other wholly owned subsidiary of the Company or Parent (“Excluded Shares”) and (ii) held by stockholders who have properly exercised and perfected appraisal rights under Section 262 of the DGCL, have not tendered their Shares into the Offer and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (“Dissenting Shares”)), will be canceled and converted into the right to receive the Offer Price.
Under no circumstances will we pay interest on the Offer Price for Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making payment for the Shares.

The Merger Agreement is more fully described in Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”
Tendering stockholders who are holders of record of their Shares and who tender directly to the Depositary (as defined above in the “Summary Term Sheet”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Section 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Merger Sub pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such broker, dealer, commercial bank, trust company or other nominee as to whether it charges any service fees or commissions.
The board of directors of SoundThinking (the “SoundThinking Board”) unanimously (i) determined that the Merger Agreement, the CVR Agreement and the Transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved the Merger Agreement, the CVR Agreement and the Transactions contemplated by the Merger Agreement, including the Offer and the Merger, (iii) resolved that the Merger shall be effected under Section 251(h) of the DGCL, and (iv) recommended that the stockholders of the Company tender their Shares to Merger Sub pursuant to the Offer, in each case upon the terms and subject to the conditions set forth in the Merger Agreement.
Descriptions of the SoundThinking Board’s reasons for authorizing and approving the Merger Agreement and the consummation of the Transactions are set forth in SoundThinking’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed to SoundThinking stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal). Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 under the sub-headings “Background of the Offer and the Merger” and “Reasons for the Recommendation of the Board.”
The obligation of Merger Sub to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions, the Minimum Condition (as defined below in Section 15 — “Conditions of the Offer”). The Offer also is subject to other customary conditions as set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.” There is no financing condition to the Offer and the Merger.
SoundThinking has advised Parent that at a meeting of the SoundThinking Board held on September 28, 2026, Tidal Partners LLC (“Tidal Partners”) rendered its oral opinion to the SoundThinking Board, which was subsequently confirmed by delivery of a written opinion dated as of such date, that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Tidal in connection with the preparation of its opinion, the Offer Price to be received by the holders of Shares (other than Excluded Shares, Dissenting Shares and Shares held by affiliates of the Company or Parent or any Shares that are contributed to, or exchanged for, equity or other interests in Parent or any of its affiliates in lieu of receiving the Offer Price) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The full text of the written opinion delivered by Tidal to the SoundThinking Board is attached as Annex A to the Schedule 14D-9.
THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.
THE TENDER OFFER
1.	Terms of the Offer
Merger Sub is offering to purchase any and all of the issued and outstanding Shares at the Offer Price. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and, promptly after the Expiration Date, pay for all Shares validly tendered prior to the Expiration Date and not validly withdrawn as described in Section 4 — “Withdrawal Rights.”
The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the other conditions described in Section 15 — “Conditions of the Offer.”

The Merger Agreement contains provisions that govern the circumstances under which Merger Sub is required or permitted to extend the Offer and under which Parent is required to cause Merger Sub to extend the Offer. Specifically, the Merger Agreement provides that:
•
Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer and the Expiration Date from time to time, for any period required by any applicable law or any applicable interpretation, position, rule or requirement of the SEC or the staff thereof or Nasdaq;

•
if, as of the then-scheduled Expiration Date, any of the Offer Conditions (other than the Minimum Condition and any such conditions that by their nature are to be satisfied at the Expiration Date (provided, that such other Offer Conditions would be capable of being satisfied or validly waived were the Expiration Date to occur at such time)) is not satisfied (unless such other Offer Condition is waivable by Merger Sub or Parent and has been validly waived), Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer and the Expiration Date for additional periods of up to ten (10) business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) per extension;

•
if, as of the then-scheduled Expiration Date, each of the Offer Conditions (other than the Minimum Condition, and other than any other Offer Conditions that by their nature are to be satisfied at the Expiration Date (provided, that such other Offer Conditions would be capable of being satisfied or validly waived were the Expiration Date to occur at such time)) has been satisfied or waived (to the extent such other Offer Condition is waivable by Merger Sub or Parent and has been validly waived) and the Minimum Condition has not been satisfied, then Merger Sub may, and, at the request in writing of SoundThinking, Merger Sub shall, extend the Offer and the Expiration Date for additional periods of up to ten (10) business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) per extension; provided, however, that in no event shall Merger Sub be required to extend the Offer and the Expiration Date pursuant to this third bullet for more than thirty (30) Business Days in the aggregate; and

•
if, as of the then-scheduled Expiration Date, the Minimum Condition is satisfied but one or more of the other Offer Conditions (other than any such conditions that by their nature are to be satisfied at the Expiration Date (provided, that such other Offer Conditions would be capable of being satisfied or validly waived were the Expiration Date to occur at such time)) is not satisfied (unless such other Offer Condition is waivable by Merger Sub or Parent and has been validly waived), Merger Sub may, and Parent may cause Merger Sub to, extend the Offer.

In each case, Merger Sub will not (i) be required to extend the Offer beyond the earlier to occur of (x) the valid termination of the Merger Agreement in accordance with Article VIII thereof and (y) one (1) Business Day (as defined in the Merger Agreement) prior to the Outside Date (such earlier occurrence, the “Extension Deadline”) or (ii) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company. The “Outside Date” means March 28, 2027. See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”
If we extend the Offer, are delayed in our acceptance of Shares for payment or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights,” and as otherwise required by Rule 14e-1(c) under the Exchange Act.
Merger Sub and Parent expressly reserve the right to, at any time, (i) increase the amount of cash constituting the Closing Amount or amend the terms of the CVRs or the CVR Agreement to increase the Milestone Payment Amount; (ii) waive any Offer Condition, to the extent permitted under applicable law; and (iii) make any other changes to the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement, except that SoundThinking’s prior written consent is required for Merger Sub and Parent to:
•	decrease the Closing Amount or decrease the Milestone Payment Amount (other than an adjustment made pursuant to Section 1.1(g) of the Merger Agreement);
•
change the form of consideration payable in the Offer (provided that nothing in the Merger Agreement shall limit the ability of Parent and Merger Sub to increase the cash consideration payable in the Offer);

•	decrease the maximum number of Shares sought to be purchased in the Offer;

•	impose additional conditions to the Offer other than the Offer Conditions;
•	amend, modify or waive the Minimum Condition;
•	amend, modify or supplement any of the Offer Conditions in a manner that adversely affects any holder of Shares in its capacity as such;
•	withdraw or terminate the Offer or extend or otherwise change the Expiration Date, in each case, except as otherwise required or expressly permitted by the Merger Agreement; or
•	provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act.
Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.
If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of Shares sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to holders of Shares, and with respect to a change in price or a change in the percentage of Shares sought, a minimum of ten (10) business days is required to allow for adequate dissemination to holders of Shares and investor response.
If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in the consideration.
The obligation of Merger Sub to irrevocably accept for payment, and pay for, all Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the Offer Conditions. Notwithstanding any other term of the Offer or the Merger Agreement, Merger Sub will not be required to, and Parent will not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any tendered Shares if any of the Offer Conditions has not been satisfied or waived at the scheduled Expiration Date. Under certain circumstances described in the Merger Agreement, Parent or SoundThinking may terminate the Merger Agreement.
SoundThinking has provided us with its stockholder list and security position listings for the purpose of disseminating this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer, including the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on SoundThinking’s stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on SoundThinking’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.
2.	Acceptance for Payment and Payment for Shares
Subject to the terms of the Offer and the Merger Agreement and subject to the satisfaction or waiver of all of the Offer Conditions set forth in Section 15 — “Conditions of the Offer,” we will irrevocably accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer promptly, and in no event later than 9:00 a.m., New York City time, one (1) Business Day after the Expiration Date (the date and time of acceptance for payment, the “Offer Acceptance Time”) and pay for such Shares promptly after the Expiration Date and in any case no later than three (3) Business Days after the Expiration Date. Subject to compliance with Rule 14e-1(c) and Rule 14d-11(e) under the Exchange Act, as applicable, and with the Merger Agreement, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law or regulation. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”

In all cases, we will pay for Shares validly tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”), if any, or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares;” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s Automated Tender Offer Program (“ATOP”), an Agent’s Message (as defined below) in lieu of the Letter of Transmittal); and (iii) any other documents required by the Letter of Transmittal or the Depositary, in each case prior to the Expiration Date. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates, if any, and Letter of Transmittal, or a Book-Entry Confirmation and Agent’s Message, in each case with respect to such Shares, are actually received by the Depositary.
The term “Agent’s Message” means a message transmitted through electronic means by DTC in accordance with the normal procedures of DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that Merger Sub may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.
For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered (and not validly withdrawn) to Merger Sub as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. For the avoidance of doubt, Merger Sub is not required to deposit any funds related to any CVR with the Depositary; CVR-related funds will be deposited with the Rights Agent only when required pursuant to the terms of the CVR Agreement. If we extend the Offer, are delayed in our acceptance of Shares for payment or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn, except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer. Under no circumstances will we pay interest on the Offer Price for Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making such payment.
Parent, SoundThinking and the Rights Agent will execute the CVR Agreement at the Effective Time. Neither Merger Sub nor Parent will be required to deposit any funds related to the CVRs with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement. For more information on the CVRs, see Section 11 — “The Merger Agreement; Other Agreements — Contingent Value Rights Agreement.”
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates representing unpurchased Shares will be promptly returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC) following the Expiration Date.
3.	Procedures for Accepting the Offer and Tendering Shares
Valid Tenders. In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s ATOP, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal or the Depositary must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) in the case of certificated Shares, the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (ii) in the case of Shares held in book-entry form, such Shares must be tendered pursuant to the procedures for book-entry transfer described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date.
Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Depositary.
No Guaranteed Delivery. We are not providing for guaranteed delivery procedures. Therefore, SoundThinking stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC, which end earlier than the Expiration Date. Normal business hours of DTC are between 8:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday, other than holidays. SoundThinking stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the related Letter of Transmittal prior to the Expiration Date. Tenders received by the Depositary after the Expiration Date will be disregarded and of no effect.
Signature Guarantees for Shares. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the holder(s) of record (which term, for purposes of this Section 3, includes any participant in DTC’s system whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder or holders have completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an “Eligible Institution” and collectively, “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is issued in the name of a person or persons other than the signers of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person or persons other than the holder(s) of record, then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the holder(s) of record that appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.
Notwithstanding any other provision of this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) Share Certificates, if any, or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s ATOP, an Agent’s Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or the Depositary, in each case prior to the Expiration Date. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates, if any, and Letter of Transmittal, or a Book-Entry Confirmation and Agent’s Message, in each case with respect to such Shares, are actually received by the Depositary.
THE METHOD OF DELIVERY OF THE SHARES (OR ANY SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL, THE AGENT’S MESSAGE AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF THE SHARES (OR ANY SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED MADE, AND RISK OF LOSS THEREOF WILL PASS, ONLY WHEN THEY ARE ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER OF SHARES, BY BOOK-ENTRY CONFIRMATION WITH RESPECT TO SUCH SHARES). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHARE CERTIFICATES, IF ANY, THE LETTER

OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY PRIOR TO THE EXPIRATION DATE.
Tender Constitutes Binding Agreement. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message). Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Merger Sub, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement and the rights of holders of Shares to challenge any interpretation with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.
Appointment as Proxy. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Merger Sub as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Merger Sub and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment the Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Merger Sub will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of SoundThinking stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Merger Sub must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders of SoundThinking.
Stock Options and Restricted Stock Units. The Offer is being made only for Shares, and not for outstanding stock options or restricted stock units issued by SoundThinking. Holders of outstanding unexercised stock options or outstanding restricted stock units issued by SoundThinking may receive payment, if any, for such stock options or restricted stock units following the Effective Time as provided in the Merger Agreement without participating in the Offer. Holders of outstanding vested but unexercised stock options issued by SoundThinking may participate in the Offer only if they first exercise such stock options in accordance with the terms of the applicable Company Equity Plan and other applicable agreements of SoundThinking and tender the Shares, if any, issued upon such exercise. Any such exercise should be completed sufficiently in advance of the Expiration Date to assure the holder of such outstanding stock options will have sufficient time to comply with the procedures for tendering Shares described in this Section 3. See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement” for additional information regarding the treatment of outstanding equity awards in the Merger.
Information Reporting and Backup Withholding. Payments made to stockholders of SoundThinking in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 24%). To avoid backup withholding, any stockholder that is a U.S. person that does not otherwise establish an exemption from U.S. federal backup withholding should complete and return an Internal Revenue Service (“IRS”) Form W-9, certifying that such stockholder is a U.S. person, that the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the stockholder to a $50 penalty imposed by the IRS. Any stockholder that is not a U.S. person should submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to such stockholder’s exempt foreign status in order to qualify for an exemption from information reporting and backup withholding.
A stockholder’s failure to provide an IRS Form W-9 or the appropriate IRS Form W-8 may subject the stockholder to backup withholding (as described above) on any payments made pursuant to the Offer or the Merger. Such forms and the applicable instructions thereto may be obtained from the IRS website at www.irs.gov. Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is timely furnished to the IRS. Each stockholder should consult its tax advisor regarding the application of the U.S. information reporting and backup withholding rules.
4.	Withdrawal Rights
Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable.
Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders are irrevocable, except that if we have not accepted your Shares for payment within 60 days of commencement of the Offer, you may withdraw them at any time on or after December 19, 2026, which is the first day after the 60-day period beginning on the date of commencement of the Offer, until Merger Sub accepts your Shares for payment.
For a withdrawal of Shares to be effective, the Depositary must timely receive a written notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates, if any, are registered, if different from the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the holder(s) of record and the serial numbers shown on such Share Certificates must also be furnished to the Depositary.
Withdrawals of tenders of Shares may not be rescinded and any Shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Date.
Merger Sub will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Merger Sub, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.
5.	Material U.S. Federal Income Tax Consequences
The following is a discussion of the material U.S. federal income tax consequences of the Offer and the Merger to U.S. Holders and Non-U.S. Holders (each as defined below) whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive the Offer Price in the Merger. This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, each in effect as of the date of this Offer, and all of which are subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. This summary applies only to stockholders who hold their Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is for general information purposes only and does not address all aspects of U.S. federal income taxation that may be relevant to a stockholder in light of its particular circumstances, or that may apply to stockholders subject to special treatment under U.S. federal income tax laws (e.g., regulated investment companies, real estate investment trusts, mutual funds, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and certain other financial institutions, insurance companies, government organizations, tax-exempt organizations, retirement plans or other tax-deferred accounts, a corporation that accumulates earnings to avoid U.S. federal income tax, stockholders that are, or hold Shares through, partnerships or other pass-through entities for U.S. federal income tax purposes, stockholders whose functional currency is not the United States dollar, dealers or brokers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, stockholders that own or have owned (or are deemed to own or have owned) 5% or more of the outstanding Shares, stockholders holding Shares as part of a straddle, hedging, constructive sale or conversion transaction, stockholders that purchase or sell Shares as part of a wash sale for tax purposes, stockholders required to recognize income or gain with respect to the Offer or the Merger no later than such income or gain is required to be reported on an applicable financial statement (as defined in the Code), stockholders holding Shares as qualified small business stock for purposes of Sections 1045 and/or 1202 of the Code, stockholders who exercise their appraisal rights in the Merger, and stockholders who received their Shares in compensatory transactions, pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, as restricted stock or otherwise as compensation). In addition, this discussion does not address any tax consequences related to the Medicare contribution tax on net investment income, nor does it address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.
For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a United States court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions or (B) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.
For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner of Shares that is not a U.S. Holder or a partnership or other pass-through entity for U.S. federal income tax purposes.
If a partnership, or another entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the partnership’s activities. Accordingly, partnerships or other entities treated as partnerships for U.S. federal income tax purposes that hold Shares, and partners or members in those entities, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.
Because individual circumstances may differ, each stockholder should consult its tax advisor as to the applicability and effect of the rules discussed below and the particular tax effects of the Offer and the Merger to it, including the application and effect of the alternative minimum tax, the Medicare contribution tax on net investment income, and any U.S. federal, state, local and non-U.S. tax laws.
Tax Consequences to U.S. Holders
The exchange of Shares for the Offer Price pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. Holder recognizes, and the timing and character of a portion of such gain or loss, depends on the U.S. federal income tax treatment of the CVRs, with respect to which there is uncertainty. The installment method of reporting any gain attributable to the receipt of a CVR or payment with respect to a CVR generally will not be available with respect to the disposition of Shares pursuant to the Offer or the Merger because the Shares are traded on an established securities market.

Subject to the discussion below regarding the CVR, a U.S. Holder who sells Shares pursuant to the Offer or receives cash and CVRs in exchange for Shares pursuant to the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received (determined before the deduction of withholding taxes) and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold pursuant to the Offer or converted pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for its Shares. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held its Shares for more than one (1) year as of the Effective Time. Long-term capital gain recognized by certain non-corporate U.S. Holders is generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. Gain or loss generally will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged pursuant to the Merger.
There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of the CVRs in connection with the Offer or the Merger. The receipt of the CVRs pursuant to the Offer or the Merger, as the case may be, might be treated as a “closed transaction” or as an “open transaction” for U.S. federal income tax purposes, each discussed below.
Pursuant to U.S. Treasury Regulations dealing with contingent payment obligations analogous to the CVRs, if the fair market value of the CVRs is “reasonably ascertainable,” a U.S. Holder should treat the transaction as a “closed transaction” and treat the fair market value of the CVRs as part of the consideration received in the Offer or the Merger for purposes of determining gain or loss. On the other hand, if the fair market value of the CVRs cannot be reasonably ascertained, a U.S. Holder should treat the transaction as an “open transaction” for purposes of determining gain or loss. The Treasury Regulations state that only in “rare and extraordinary” cases would the value of contingent payment obligations not be reasonably ascertainable.
The following sections discuss the U.S. federal income tax consequences of the receipt of the Offer Price in exchange for Shares in the event it is treated as a “closed transaction” and, alternatively, in the event it is treated as an “open transaction.” There is no authority directly addressing whether contingent payment rights with characteristics similar to the rights under a CVR should be treated as “closed transactions” or “open transactions,” and such question is inherently factual in nature. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of “open transaction” treatment and other possible characterizations of the receipt of a CVR.
Under either “open” or “closed” transaction treatment, gain or loss recognized in the transaction must be determined separately for each identifiable block of Shares surrendered in the Offer or the Merger (that is, Shares acquired at the same cost in a single transaction). Any such gain or loss will be long-term capital gain or loss if the Shares were held for more than one (1) year before such disposition. For U.S. Holders that are individuals, estates or trusts, long-term capital gain generally is taxed at preferential rates. The deductibility of both long-term and short-term capital loss is subject to certain limitations.
Treatment as Closed Transaction.
If the receipt of the CVRs is treated as, or determined to be, part of a closed transaction for U.S. federal income tax purposes, a U.S. Holder generally will recognize capital gain or loss on a sale of Shares for the Offer Price pursuant to the Offer or an exchange of Shares for the Offer Price pursuant to the Merger in an amount equal to the difference, if any, between (i) the amount of cash a U.S. Holder receives plus the “reasonably ascertainable” fair market value of any CVRs such U.S. Holder receives and (ii) such U.S. Holder’s adjusted tax basis in its Shares. The proper method to determine the fair market value of a CVR is not clear, but it is possible that the trading value of SoundThinking’s common stock prior to the Effective Time would be considered along with other factors in making that determination. Gain or loss generally will be calculated separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for the Offer Price pursuant to the Merger. Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. Holder’s holding period for such Shares exceeds one (1) year. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to limitations.
A U.S. Holder’s initial tax basis in a CVR will equal the fair market value of such CVR upon receipt. The holding period for the CVR will begin on the day following the expiration of the Offer or the Effective Time (as applicable).
For U.S. federal income tax purposes, we intend to treat our payments made with respect to the CVRs as payments made with respect to a capital asset and subject to the interest imputation rules. However, there is no authority directly addressing the U.S. federal income tax treatment of receiving payments on the CVRs and, therefore, the amount, timing and character of any gain, income or loss with respect to the CVRs is uncertain so there is no assurance as to whether or not a recipient will recognize capital gain or ordinary income with respect to the receipt of any payment on a CVR that was treated as issued in a “closed transaction.”
Treatment as Open Transaction.
If the receipt of the Offer Price is treated as an “open transaction” for U.S. federal income tax purposes, a U.S. Holder should generally recognize capital gain for U.S. federal income tax purposes in the year of the Offer or the Merger if and to the extent the Closing Amount received upon the Closing exceeds such U.S. Holder’s adjusted tax basis in the Shares surrendered pursuant to the Offer or the Merger. However, a U.S. Holder may not recognize loss for U.S. federal income tax purposes in the year of the Offer or the Merger even if such adjusted tax basis exceeds the Closing Amount received upon the Closing. It may be possible for a U.S. Holder with an adjusted tax basis in excess of the Closing Amount received upon Closing together with the maximum amount payable under the CVRs to recognize at least a portion of such holder’s loss in the year of the Offer or Merger.
The fair market value of the CVRs would not be treated as additional consideration for the Shares at the time the CVRs are received in the Offer or the Merger. Instead, a U.S. Holder would take no tax basis in the CVRs but would, subject to the imputed interest rules discussed below, recognize capital gain as payments made or deemed made, with respect to the CVRs, in accordance with the U.S. Holder’s regular method of accounting, but only to the extent the sum of such payments (and all previous payments under the CVRs), together with the Closing Amount received upon Closing, exceeds such U.S. Holder’s adjusted tax basis in the Shares surrendered pursuant to the Offer or the Merger. Subject to the imputed interest rules discussed below, a U.S. Holder who does not receive an amount in the Offer or the Merger at least equal to such U.S. Holder’s adjusted tax basis in the Shares surrendered pursuant to the Offer or the Merger should recognize a capital loss in the year that the U.S. Holder’s right to receive further payments under the CVR terminates (e.g., when the final Milestone Payment Amount becomes due or the CVRs lapse without the achievement of certain specified milestones in accordance with the terms and conditions of the CVR Agreement).
A cash payment to a U.S. Holder pursuant to a CVR would be treated as additional consideration for the Shares. A portion of the payments made pursuant to the CVR Agreement may be treated as imputed interest, which would be ordinary income to the U.S. Holder of a CVR. The imputed interest amount would equal the excess of the amount of the CVR payment over its present value at the Closing, calculated using the applicable federal rate as the discount rate. A U.S. Holder must include in its taxable income imputed interest in accordance with such U.S. Holder’s regular method of accounting. The portion of the payment pursuant to a CVR that is not treated as imputed interest would generally be treated as a payment received in connection with the sale of Shares, as discussed above.
Tax Consequences to Non-U.S. Holders
The exchange of Shares for cash pursuant to the Offer or the Merger will generally not be subject to U.S. federal income tax unless:
•
the gain, if any, on the Shares is effectively connected with a U.S. trade or business of the Non-U.S. Holder (and, if an applicable treaty so provides, is also attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States); or

•	the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the Effective Time and certain other conditions are met.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder (unless an applicable income tax treaty provides otherwise). Additionally, any gain described in the first bullet point above of a Non-U.S. Holder that is a corporation also may be subject to an additional “branch profits tax.” A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax, currently at a rate of 30% (or a lower rate provided by an applicable income tax treaty), on any capital gain recognized, which may be offset by U.S.-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States, provided that such Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
Generally, if payments are made to a Non-U.S. Holder with respect to CVRs, such Non-U.S. Holder may be subject to withholding, currently at a rate of 30% (or a lower rate under an applicable income tax treaty), of the portion of any such payments treated as imputed interest (as described above under “Treatment as Open Transaction”), unless such

Non-U.S. Holder establishes its entitlement to exemption from or a lower rate of withholding under an applicable income tax treaty by providing the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) to the applicable withholding agents. As discussed above, the tax treatment of the CVRs is unclear, and it is possible that Parent or its withholding agent may be required to withhold additional amounts on payments with respect to the CVRs.
FATCA
Under Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance issued thereunder (collectively, “FATCA”), foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities must comply with information reporting rules with respect to their United States account holders and investors or be subject to a withholding tax on certain U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party). Additionally, in order to be treated as FATCA compliant, a stockholder must provide certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status and, if required, its direct and indirect United States owners. Moreover, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include U.S. source payments otherwise subject to nonresident withholding tax (e.g., U.S. source dividends) and, subject to proposed regulations described below, gross proceeds from the sale of any equity instruments of United States issuers. Because the applicable withholding agent may treat amounts received by a Non-U.S. Holder with respect to the exchange of Shares for cash under the Offer or the Merger as dividends, such amounts may be treated as withholdable payments and payments to a foreign financial institution or other applicable foreign entity that does not comply with the FATCA reporting requirements may be subject to the FATCA withholding tax. An intergovernmental agreement between the United States and an applicable foreign government may modify these requirements.
The IRS issued proposed Treasury Regulations that eliminate withholding on payments of gross proceeds. Pursuant to the preamble of these proposed Treasury Regulations, any withholding agent may (but is not required to) rely on this proposed change to FATCA withholding until the final regulations are issued or the proposed regulations are withdrawn.
We will not pay any additional amounts to stockholders in respect of any amounts withheld, including pursuant to FATCA. Holders should consult their own tax advisors regarding FATCA in relation to their particular facts and circumstances.
THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.
Information Reporting and Backup Withholding
Proceeds from the sale of Shares pursuant to the Offer or the Merger generally are subject to information reporting and may be subject to backup withholding at the applicable rate (currently at a rate of 24%) if the stockholder or other payee fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional U.S. federal income tax. Rather, the U.S. federal income tax liability of the person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may generally be obtained, provided that the required information is timely furnished to the IRS. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Information Reporting and Backup Withholding.”
THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR STOCKHOLDERS. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER OR THE MERGER IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL, NON-UNITED STATES OR OTHER LAWS.

6.	Price Range of Shares; Dividends on the Shares
The Shares trade on Nasdaq under the symbol “SSTI.” SoundThinking has advised us that, as of October 16, 2026, 13,240,512 Shares were issued and outstanding. The following table sets forth the high and low intraday sale prices per Share for each quarterly period with respect to the periods indicated, as reported by Nasdaq:

	High	Low
2026
Fourth Quarter (through October 19, 2026)	$8.57	$8.21
Third Quarter	$10.03	$5.42
Second Quarter	$9.12	$6.13
First Quarter	$9.28	$6.04
2025
Fourth Quarter	$12.25	$5.78
Third Quarter	$14.26	$10.81
Second Quarter	$17.43	$12.60
First Quarter	$19.43	$12.24
2024
Fourth Quarter	$14.70	$9.33
Third Quarter	$16.20	$11.20
Second Quarter	$16.92	$11.00
First Quarter	$25.28	$14.64

On September 28, 2026, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported closing price of the Shares on Nasdaq was $5.47 per Share. On October 19, 2026, the last full day of trading before commencement of the Offer, the reported closing price of the Shares on Nasdaq was $8.28 per Share. We encourage you to obtain a recent market quotation for the Shares before deciding whether to tender your Shares.
SoundThinking has never declared or paid cash dividends on the Shares and does not intend to declare or pay cash dividends on the Shares in the foreseeable future.
7.	Certain Information Concerning SoundThinking
The summary information set forth below is qualified in its entirety by reference to SoundThinking’s public filings with the SEC (which may be obtained as described below under “Additional Information”) and should be considered in conjunction with the financial and other information in such filings with the SEC and other publicly available information. Neither Parent nor Merger Sub has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information are untrue. However, neither Parent nor Merger Sub assumes any responsibility for the accuracy or completeness of the information concerning SoundThinking, whether furnished by SoundThinking or contained in such filings, or for any failure by SoundThinking to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to Parent or Merger Sub.
The Company. SoundThinking, Inc. (Nasdaq: SSTI) is a Delaware corporation. According to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, the Company brings the power of digital transformation to law enforcement and security personnel by providing precision-policing and security solutions, combining data-driven solutions and strategic advisory services for law enforcement, security teams and civic leadership. SoundThinking is trusted by more than 300 customers and has worked with approximately 2,100 agencies to drive more efficient, effective and equitable public safety outcomes. SoundThinking’s SafetySmart™ platform includes seven data-driven tools consisting of (i) its flagship product, ShotSpotter®, the leading outdoor gunshot detection, location and alerting system trusted by cities, universities and corporations, (ii) CrimeTracer™, an agency-wide crime data and intelligence platform that enables investigators, analysts, patrol officers and command staff to search through more than one billion criminal justice records from across jurisdictions, leverage dashboards and utilize artificial intelligence (“AI”)-assisted tools to generate tactical leads and quickly make intelligent connections to solve crimes, (iii) CaseBuilder™, a one-stop investigative management system for tracking, reporting and collaborating on cases, (iv) ResourceRouter™ that directs the deployment of patrol and community anti-violence resources in an objective way to help maximize the impact of limited resources and improve community safety, (v) PlateRanger™ powered by Rekor®, an advanced license plate recognition and vehicle identification solution that leverages AI and machine learning to enhance investigative efficiency and provide real-time data sharing for law enforcement, (vi) Field Agent, an AI layer that transforms public safety data into actionable intelligence and (vii) SafePointe™, an AI-based weapons detection system designed to provide discreet, high throughput screening that complements physical security measures without compromising visitor experience. The Company offers its solutions on a software-as-a-service subscription model to its customers. These solutions may operate independently or together as an integrated platform that connects detection, data analysis, resource deployment and case management workflows. SoundThinking was incorporated in Delaware on June 30, 2004. SoundThinking operates in one single operating and reportable segment.
ShotSpotter for Campus and ShotSpotter for Corporate, are typically smaller-scale deployments of ShotSpotter vertically marketed to universities, corporate campuses and key infrastructure centers to mitigate risk and enhance security by notifying authorities of outdoor gunfire incidents, saving critical minutes for first responders to arrive. In 2019, the Company created a technology innovation unit, SoundThinking Labs, to expand its efforts supporting innovative uses of its technology to help protect wildlife and the environment. In the first quarter of 2025, the Company rolled out a perimeter-based sniper gunshot detection solution targeting utility substations, with initial pilots aimed at utility customers, conducted through SoundThinking Labs. Additionally, the Company provides maintenance and support services and professional software development services to two customers, through sales channel intermediaries.
The Company has six wholly owned subsidiaries.
The address of the Company’s principal executive offices and the Company’s phone number at its principal executive offices are as set forth below:
SoundThinking, Inc.
39300 Civic Center Dr., Suite 300
Fremont, California
(510) 794-3100
Additional Information. The Shares are registered under the Exchange Act. Accordingly, SoundThinking is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning SoundThinking’s directors and officers, their compensation (including any equity-based awards granted to them), the principal holders of SoundThinking’s securities, any material interests of such persons in transactions with SoundThinking and other matters is required to be disclosed in proxy statements distributed to the Company’s stockholders and filed with the SEC. Such information also will be available in the Schedule 14D-9. Copies of such reports, proxy statements and other information filed electronically by the Company with the SEC are available and may be obtained at no charge at the SEC’s website at www.sec.gov.
8.	Certain Information Concerning Parent, Merger Sub and Certain Related Parties
Merger Sub is a Delaware corporation and wholly owned subsidiary of Parent and was formed solely for the purpose of facilitating the acquisition of SoundThinking by Parent. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transactions. In connection with consummation of the Merger, Merger Sub will merge with and into SoundThinking and will cease to exist, with SoundThinking surviving the Merger as the surviving corporation (the “Surviving Corporation”).
Parent, a limited liability company, was formed solely for the purpose of facilitating the acquisition of SoundThinking. Parent has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transactions.
Transom Signal MidCo, LLC is the sole member of Parent. Transom Signal TopCo, LP (“TopCo”) is the sole stockholder of Transom Signal HoldCo, Inc., and Transom Capital Fund IV, L.P. is the sole limited partner of TopCo. Transom Capital Fund IV, L.P., Transom Signal HoldCo, Inc. and Transom Signal MidCo, LLC, together with Merger Sub, Parent, and TopCo, are collectively referred to herein as the “Transom Entities.”

The address and phone number of each of the Transom Entities’ principal executive offices are set forth below:
c/o Transom Capital Group
100 North Pacific Coast Highway,
Suite 1725, El Segundo, CA 90245
+1 (310) 407-0940
The name, citizenship and applicable employment history, as of the date of this Offer to Purchase, of each director and executive officer of each of the Transom Entities is set forth in Schedule I to this Offer to Purchase.
Except as set forth in Schedule I to this Offer to Purchase, during the last five years, none of the Transom Entities, or, to the best knowledge of the Transom Entities after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
As of October 20, 2026, Transom Capital Public Fund, LP (“Transom Public Fund”), Transom Capital Public Fund GP, LLC (“Transom Public Fund GP”), and Russell Roenick, each an affiliate of the Transom Entities, beneficially owned 153,423 Shares of SoundThinking. Transom Public Fund GP is the sole general partner of Transom Public Fund, and Mr. Roenick is the sole managing member of Transom Public Fund GP.
Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of the Transom Entities or, to the best knowledge of the Transom Entities after due inquiry, the persons listed in Schedule I hereto beneficially owns or has a right to acquire any Shares or any other equity securities of SoundThinking; (ii) none of the Transom Entities or, to the best knowledge of the Transom Entities after due inquiry, the persons referred to in clause (i) above has effected any transaction with respect to the Shares or any other equity securities of SoundThinking during the past 60 days; (iii) none of the Transom Entities or, to the best knowledge of the Transom Entities after due inquiry, the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of SoundThinking (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between any of the Transom Entities, their subsidiaries or, to the best knowledge of the Transom Entities after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and SoundThinking or any of its executive officers, directors or affiliates, on the other hand, that would be required to be disclosed on the Tender Offer Statement on Schedule TO, to which this Offer to Purchase and the related Letter of Transmittal are filed as exhibits (the “Schedule TO”) under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no material contacts, negotiations or transactions between the Transom Entities, their subsidiaries or, to the best knowledge of the Transom Entities after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and SoundThinking or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of SoundThinking’s securities, an election of SoundThinking’s directors or a sale or other transfer of a material amount of SoundThinking’s assets.
9.	Source and Amount of Funds
The Offer is not conditioned upon Parent’s or Merger Sub’s ability to finance or fund the purchase of Shares pursuant to the Offer. We estimate that we will need approximately $121 million in cash to (i) make or cause the making of all payments contemplated by the Merger Agreement required to be made by Parent or Merger Sub at the consummation of the Merger (including the payment of all amounts payable in connection with or as a result of the Offer and the Merger) and (ii) pay all fees and expenses required to be paid at or prior to the Closing (as defined in the Merger Agreement) by Parent or Merger Sub. Parent and Merger Sub anticipate funding these payments through the issuance of equity and/or debt of Parent.
Financing. The obligation of Parent and Merger Sub to consummate the Offer and the Merger is not subject to any financing condition. In connection with the financing of the Offer and the Merger, the Equity Investor and Parent have entered into an equity commitment letter, dated as of September 28, 2026 (the “Equity Commitment Letter”), pursuant to which the Equity Investor has committed to make an equity or debt investment in Parent of up to approximately $121 million in cash, subject to the terms and conditions set forth therein.

We anticipate that the proceeds from the Equity Commitment Letter will be sufficient to (i) make or cause the making of all payments contemplated by the Merger Agreement required to be made by Parent or Merger Sub at the consummation of the Merger (including the payment of all amounts payable in connection with or as a result of the Offer and the Merger) and (ii) pay all fees and expenses required to be paid at or prior to the Closing by Parent or Merger Sub. SoundThinking has a contractual right to enforce the terms of the Equity Commitment Letter and cause Parent to enforce the Equity Commitment Letter, provided that the right of SoundThinking and the obligation of Parent to enforce the obligations of the Equity Investor under the Equity Commitment Letter is subject to the requirement that all of the Offer Conditions have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the expiration of the Offer, each of which is capable of being satisfied at the expiration of the Offer) and that all of the conditions to the Merger set forth in Section 7.1 of the Merger Agreement have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Effective Time, each of which is capable of being satisfied at the Effective Time).
This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Commitment Letter, a copy of which has been filed as Exhibit (d)(4) to the Schedule TO and which is incorporated herein by reference.
Limited Guarantee. Concurrently with the execution of the Merger Agreement, the Equity Investor and SoundThinking have entered into a limited guarantee, dated as of September 28, 2026 (the “Limited Guarantee”), in favor of SoundThinking in respect of certain obligations of Parent and Merger Sub in connection with the Merger Agreement (the “Guaranteed Obligations”).
The obligations of the Equity Investor under the Limited Guarantee are subject to an aggregate cap equal to $14,250,000 (the “Cap”). The Limited Guarantee will terminate upon the earliest of:
(i)	the consummation of the Offer and the Merger and the satisfaction of the Required Amounts (as defined in the Merger Agreement), in each case in accordance with the terms of the Merger Agreement;
(ii)
the date that is ninety (90) days after any valid termination of the Merger Agreement pursuant to Section 8.1 thereof, if SoundThinking has not commenced a legal action against Parent or the Equity Investor under, and in accordance with, the Merger Agreement or the Limited Guarantee for payment of Guaranteed Obligations on or prior to such date; and

(iii)
payment of the Guaranteed Obligations by or on behalf of the Equity Investor and/or Parent in cash in an amount up to the Cap (or such lesser amount set forth in any final, non-appealable order or by written agreement of the Equity Investor and SoundThinking).

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Limited Guarantee, a copy of which has been filed as Exhibit (d)(6) to the Schedule TO and which is incorporated herein by reference.
10.	Background of the Offer; Past Contacts or Negotiations with SoundThinking
The following is a description of material contacts between representatives of Parent and SoundThinking that resulted in the execution of the Merger Agreement, and the agreements related to the Offer. The following chronology does not purport to catalogue every meeting or conversation of or among Parent and SoundThinking or any of their respective representatives. For a review of SoundThinking’s additional activities, please refer to the Schedule 14D-9 that will be filed by SoundThinking with the SEC and mailed to SoundThinking stockholders.
Transom Capital Group, LLC (together with its affiliates, “Transom”) regularly evaluates potential acquisition targets as part of its normal investment activities.
Beginning on or around February 4, 2026, until on or around March 27, 2026, Transom acquired approximately 153,423 shares of common stock of SoundThinking through open market purchases.
On February 17, 2026, representatives of Transom contacted the investor relations department of SoundThinking and subsequently held an introductory call with SoundThinking’s investor relations department to discuss an overview of SoundThinking’s business and performance on the basis of publicly available information. Transom and the representatives of SoundThinking did not discuss a particular transaction at this time.
In early March of 2026, following SoundThinking’s fourth quarter earnings announcement and resulting market reaction, SoundThinking senior management and/or, at the direction of SoundThinking senior management, representatives of Tidal Partners communicated with several additional parties that had contacted SoundThinking and/or representatives of Tidal Partners to discuss a potential transaction involving SoundThinking (including Transom, which first discussed a potential transaction in early April). On March 11, 2026, Transom, Ralph Clark (“Mr. Clark”) and Alan Stewart (“Mr. Stewart”) met by videoconference to discuss an overview of SoundThinking’s business and performance on the basis of publicly available information. Transom and the representatives of SoundThinking did not discuss a particular transaction at this time.
On April 1, 2026, Transom, Mr. Clark and Mr. Stewart met at SoundThinking’s headquarters to continue the discussion of SoundThinking’s business and performance on the basis of publicly available information. Transom, Mr. Clark, and Mr. Stewart did not discuss a potential transaction between Transom and SoundThinking at this meeting.
On April 10, 2026, Transom sent to SoundThinking a non-binding indication of interest to acquire SoundThinking for between $10.00 and $11.00 per share in cash (the “April 10 Transom Proposal”), which represented a 49% to 64% premium to the closing price of $6.71 per share on April 9, 2026, the last trading day prior to the proposal. The April 10 Transom Proposal was based solely on publicly available information. The April 10 Transom Proposal was subject to numerous conditions, including completion of due diligence and negotiation of definitive agreements providing for the transaction.
On April 28, 2026, Transom entered into a confidentiality agreement with SoundThinking and subsequently received access to the virtual data room and had continued conversations with representatives of Tidal Partners.
In early May of 2026, following a meeting of the transaction committee, which the SoundThinking Board had determined should be formed by Deborah A. Grant (“Ms. Grant”) and Ruby Sharma (the “Transaction Committee”) for convenience (and not because of any actual or perceived conflicts of interest), in light of frequency of meetings related to various strategic alternatives and in order to assist the SoundThinking Board by working with the various advisors and constituencies of SoundThinking in connection with the consideration of strategic alternatives for SoundThinking and assisting SoundThinking in reviewing, considering, evaluating, investigating, pursuing and negotiating any such strategic alternatives, representatives of Tidal Partners contacted Transom to inquire when they expected to be able to provide an updated proposal.
On May 6, 2026, Mr. Clark had dinner with an executive from Transom to discuss SoundThinking and Transom’s interest in a potential transaction involving SoundThinking. Mr. Clark indicated that the SoundThinking Board would consider any proposal in due course.
On May 11, 2026, Transom sent to SoundThinking a non-binding indication of interest to acquire SoundThinking for $10.50 per share in cash (the “May 11 Transom Proposal”), which represented a 50% premium to the closing price of $7.00 per share on May 8, 2026, the last trading day prior to the proposal. The May 11 Transom Proposal was subject to numerous conditions, including completion of due diligence and negotiation of definitive agreements providing for the transaction. Transom noted in the May 11 Transom Proposal that it expected to arrange third-party debt financing for the transaction but that it would provide a full equity backstop for the potential transaction. Transom indicated in the May 11 Transom Proposal that it would expect to discuss employee and compensation matters in further detail and with the permission of the SoundThinking Board at a later stage; however, other than discussion in early September 2026 initiated by the SoundThinking Board regarding proposed enhancements to the severance benefits and other financial incentives that the SoundThinking Board thought necessary and appropriate to appropriately incentivize SoundThinking management during the pendency of the potential transaction, at no point did Transom discuss employee and compensation matters with SoundThinking and did not request the SoundThinking Board’s permission to do so.
Following the May 11 Transom Proposal, Tidal Partners and Company senior management continued to provide due diligence information and discuss the potential transaction with Transom.
On June 2, 2026, Mr. Clark met at Transom’s headquarters and thereafter had dinner with an executive from Transom to discuss SoundThinking and Transom’s interest in a potential transaction involving SoundThinking.
Later, on June 2, 2026, Transom sent to SoundThinking a non-binding indication of interest to acquire SoundThinking for $10.50 per share in cash (the “June 2 Transom Proposal”), which represented a 34% premium to the closing price of $7.86 per share on June 1, 2026, the last trading day prior to the proposal. The June 2 Transom Proposal was subject to substantially the same terms and conditions as the May 11 Transom Proposal; however, Transom also requested that it be given a 30-day period of exclusivity during which SoundThinking would negotiate exclusively with Transom regarding the potential transaction.

On June 3, 2026, representatives of Tidal Partners contacted Transom and explained that Cooley LLP, counsel to SoundThinking (“Cooley”), would prepare a form merger agreement to be provided to Transom on June 5, 2026, and requested any feedback on the form merger agreement by June 9, 2026. In addition, based on feedback provided by the Transaction Committee, representatives of Tidal Partners provided guidance to Transom that it should improve the price of its proposal to no less than $11.00 per share if it intended to be competitive with other proposals.
On June 5, 2026, Tidal Partners made available to Transom the form merger agreement prepared by Cooley. The form merger agreement contemplated that the potential transaction would be completed pursuant to a merger with a stockholder vote, although Transom was offered the alternative of using a tender offer structure if it would shorten the period from the signing of the merger agreement until the closing. The form merger agreement contemplated that the transaction would be fully financed and not subject to a financing contingency or limitations of liability for any failure of the transaction to close due to financing but provided for a reverse termination fee payable by the acquiror in certain circumstances equal to 10% of the implied equity value of the transaction. The form merger agreement included a customary non-solicitation provision with a “fiduciary out” provision, a termination fee payable by SoundThinking in certain limited circumstances equal to 2.75% of the implied equity value of the transaction and other terms and conditions customary for a transaction of this kind.
On June 8, 2026, a third party (the “CrimeTracer Bidder”) contacted Mr. Clark and indicated on a preliminary basis that it was again interested in acquiring the Company’s CrimeTracer business for approximately $30 million in cash, although the CrimeTracer Bidder was not in a position to provide a letter of intent at that time. Thereafter, Mr. Clark continued to discuss with representatives of the CrimeTracer Bidder the prospects for this potential transaction.
On June 9, 2026, Transom sent to representatives of Tidal Partners a non-binding indication of interest to acquire SoundThinking for $11.00 per share in cash (the “June 9 Transom Proposal”), which represented a 43% premium to the closing price of $7.70 per share on June 8, 2026, the last trading day prior to the proposal. Transom also provided a memorandum prepared by Kirkland & Ellis LLP, counsel to Transom (“Kirkland”), providing a summary of the most significant changes to the form merger agreement that Transom would require. In particular, Transom proposed in the memorandum that the potential transaction would be completed pursuant to a tender offer structure, increased the termination fee payable by SoundThinking to 3.7% of the implied equity value of the transaction, provided private equity financed leveraged buyout terms overall but with a full equity backstop, including a cap on monetary damages payable by Transom at 8% of the implied equity value of the transaction (which would be a cap on further liability of the acquiror if specific performance to close the transaction was not granted), indicated that support agreements from Gary M. Lauder, the Gary M. Lauder Revocable Trust, Lauder Partners LLC, and the Gary M. Lauder 2015 Trust (collectively, “Lauder”), Veradace Partners L.P. (with its affiliates, “Veradace”) and SoundThinking’s executive officers would be required and otherwise proposed relatively minor other comments to the form merger agreement. Transom also requested in the June 9 Transom Proposal a 30-day period of exclusivity as a basis on which Transom would proceed to finalize the terms of the agreement promptly and provided a draft exclusivity agreement. The June 9 Transom Proposal was otherwise subject to substantially the same terms and conditions as the June 2 Transom Proposal.
Later that day, representatives of Tidal Partners informed Transom that the SoundThinking Board authorized signing an exclusivity agreement that would expressly permit separate exploration of a sale of SoundThinking’s CrimeTracer business and would expect Transom to increase the price per share of its offer if SoundThinking were able to sell SoundThinking’s CrimeTracer business for $30 million prior to the closing of the proposed transaction. Transom agreed to consider this further but only in connection with more certainty on the terms of a sale of SoundThinking’s CrimeTracer business.
On June 11, 2026, SoundThinking and Transom entered into an exclusivity agreement pursuant to which SoundThinking agreed that it would not negotiate any acquisition transaction (excluding any sale of SoundThinking’s CrimeTracer business) with any party other than Transom until the end of the day on July 10, 2026. Thereafter, and through until the execution of the Merger Agreement, Company senior management and SoundThinking’s advisors provided due diligence information, held meetings and responded to further requests for information related to SoundThinking from Transom and its advisors.
On June 18, 2026, Kirkland sent Cooley a revised draft merger agreement reflecting the proposed changes to the form merger agreement previewed in the memorandum accompanying the June 9 Transom Proposal. Kirkland also provided a draft form of support agreement and thereafter provided several other ancillary agreements for the proposed transaction, including drafts of the Equity Commitment Letter and the Limited Guarantee.

Following Kirkland’s delivery of the revised draft merger agreement to Cooley and culminating in the execution of the Merger Agreement on September 28, 2026, Cooley and Kirkland continued to negotiate the terms of the merger agreement and ancillary agreements and exchanged several drafts of the documentation providing for the transaction, including the Merger Agreement, Equity Commitment Letter, Limited Guarantee, disclosure schedules and other ancillary agreements, and held a number of discussions relating thereto. During the course of those negotiations, the parties negotiated several items, in particular the time requirements around the tender offer, the treatment of SoundThinking’s outstanding awards in the transaction, the size of the termination fee and circumstances upon which it could become payable, whether Transom would be required to pay a reverse termination fee in certain circumstances or whether that amount would be a guaranteed amount of future damages awards, the size of that reverse termination fee or guaranteed damages cap, the scope of actions that SoundThinking would be permitted to take between the signing of the merger agreement and the closing of the potential transaction, whether SoundThinking’s executive officers would be required to sign support agreements and whether any support agreements would automatically terminate upon a change of recommendation by the SoundThinking Board.
On June 29, 2026, Transom met with Company management at Cooley’s Seattle office to discuss SoundThinking’s historical performance, sales pipeline and go-forward business strategy. Transom and Company management did not discuss any terms or conditions of the proposed transaction.
On June 30, 2026, the CrimeTracer Bidder sent to Mr. Clark a non-binding indication of interest to acquire SoundThinking’s CrimeTracer business for $30 million in cash (the “June 30 CrimeTracer Bidder Proposal”). The June 30 CrimeTracer Bidder Proposal was subject to substantially the same terms and conditions as the prior proposal from the CrimeTracer Bidder and included a request for a 45-day period of exclusivity with respect to such business unit sale.
On July 2, 2026, Mr. Clark and representatives of Tidal Partners contacted Transom and discussed the proposed sale of SoundThinking’s CrimeTracer business with Transom and indicated that SoundThinking expected that Transom would be able to increase the price in its most recent proposal by $1.00 per share (to a total of $12.00 per share) based on the proposed transaction involving SoundThinking’s CrimeTracer business. In response, on July 2, 2026, Transom responded to representatives of Tidal Partners that Transom was prepared to consider increases to the purchase price for the sale of SoundThinking’s CrimeTracer business but only if there was more certainty to the transaction than a non-binding indication of interest and only if the increased payments were conditional on SoundThinking successfully completing the sale and Transom could further understand the financial impacts to SoundThinking of such a sale.
On July 6, 2026, the CrimeTracer Bidder sent to Mr. Clark a non-binding indication of interest to acquire SoundThinking’s CrimeTracer business for $30 million in cash (the “July 6 CrimeTracer Proposal”). The July 6 CrimeTracer Proposal included updated provisions for exclusivity that applied solely with respect to SoundThinking’s CrimeTracer business and would not interfere with the potential transaction with Transom or conflict with the exclusivity agreement with Transom.
On July 9, 2026, Transom informed representatives of Tidal Partners that Transom would need at least one to two more weeks before it would be able to enter into a definitive agreement providing for the transaction. In particular, Transom noted it needed to better understand recently provided financial information, including preliminary second quarter results and guidance, and in particular customer retention rates. Transom said it expected to be able to provide additional guidance on its proposal (including an updated price after consideration of the potential sale of SoundThinking’s CrimeTracer business) around July 14, 2026. Transom requested that SoundThinking extend its exclusivity period by one week through July 17, 2026. Transom further explained the work it was doing to get additional comfort regarding customer retention rates and that it would need to have calls with some of SoundThinking’s largest customers to discuss their expectations for future business with SoundThinking at the appropriate time.
On July 10, 2026, SoundThinking and Transom amended their exclusivity agreement for the exclusivity period to extend until the end of the day on July 17, 2026.
On July 14, 2026, Mr. Clark spoke with Transom regarding the expected timing for providing additional guidance on its proposal. Transom said it expected to provide guidance shortly and understood that SoundThinking needed greater clarity soon.
On July 15, 2026, Transom spoke with representatives of Tidal Partners and communicated that Transom would not be able to enter into a transaction to acquire SoundThinking for $12.00 per share as most recently requested by

SoundThinking. Transom noted that, while a successful sale of SoundThinking’s CrimeTracer business would add additional value, SoundThinking’s customer renewal rate and pipeline were less favorable than originally thought, which impacted Transom’s view of valuation for SoundThinking and accordingly the price at which it was willing to enter into a transaction.
On July 16, 2026, Ms. Grant, Chair of the SoundThinking Board, Mr. Clark and representatives of Tidal Partners held a videoconference with executives from Transom to discuss the potential transaction, recent concerns raised by Transom regarding customer renewals and pipeline and provide a direct line of communication between Transom and Ms. Grant to discuss the SoundThinking Board’s perspectives regarding a transaction. Following this call, Ms. Grant spoke with Transom from time to time thereafter. On the videoconference, Transom reiterated its interest in the potential transaction and its plan for customer calls. Ms. Grant reiterated the SoundThinking Board’s willingness to continue to pursue the potential transaction but that a decision would need to be reached in the near term and the price of Transom’s proposal would be important to the SoundThinking Board.
Later, on July 16, 2026, Transom requested that SoundThinking extend its exclusivity period by two weeks through July 31, 2026; however, SoundThinking did not approve this request.
In late July and early August, Transom continued its due diligence review of SoundThinking and analysis of SoundThinking’s future financial performance.
On August 13, 2026, an executive of the CrimeTracer Bidder informed Mr. Clark that the CrimeTracer Bidder was ceasing further work on the potential acquisition of SoundThinking’s CrimeTracer business as a result of its perception of uncertainty as to the process for completing the transaction as a foreign buyer.
On August 20, 2026, Transom sent to representatives of Tidal Partners a non-binding indication of interest to acquire SoundThinking for up to $11.00 per share, with $8.00 per share payable in cash at the closing and a CVR that would pay up to $3.00 per share based on the amount of revenue SoundThinking recorded in 2027, up to $130 million, as long as SoundThinking reported minimum revenue of at least $105 million (the “August 20 Transom Proposal”), which represented a 30% premium based on the $8.00 per share cash consideration and up to a 79% premium including the maximum potential CVR payment to the closing price of $6.14 per share on August 19, 2026, the last trading day prior to the proposal. Transom communicated to representatives of Tidal Partners that Transom lowered the upfront cash consideration of its offer and introduced the CVR to bridge a valuation gap based on negative diligence findings to date and that Transom would not be willing to pay the full value of the offer in cash. Transom indicated in the August 20 Transom Proposal that, based on the substantial progress made to date, it expected to finalize funds-certain debt financing within five business days, prior to signing definitive documentation for the transaction. Transom also requested in the August 20 Transom Proposal a 7-day period of exclusivity as a basis on which Transom would proceed to finalize the terms of the agreement promptly. Transom also provided a draft exclusivity agreement. The August 20 Transom Proposal was otherwise subject to substantially the same terms and conditions as the June 9 Transom Proposal.
On August 23, 2026, Kirkland sent Cooley an initial draft CVR Agreement reflecting the terms of the proposed CVR in the August 20 Transom Proposal.
On August 23, 2026, representatives of Tidal Partners informed Transom that the SoundThinking Board would move forward with a CVR as part of the overall consideration, would propose adjustments to Transom’s proposed CVR to make it more likely milestones for the CVR payment would be reached and authorized SoundThinking to enter into the new exclusivity arrangement with Transom for up to 7 days of exclusivity.
On August 24, 2026, Transom sent to representatives of Tidal Partners a non-binding indication of interest to acquire SoundThinking for up to $11.00 per share, with $8.00 per share payable in cash at the closing and a CVR that would pay up to $3.00 per share, based on the amount of revenue SoundThinking recorded in 2027, up to $123 million, as long as SoundThinking reported minimum revenue of at least $105 million (the “August 24 Transom Proposal”), which represented a 30% premium based on the $8.00 per share cash consideration and up to a 78% premium including the maximum potential CVR payment to the closing price of $6.17 per share on August 21, 2026, the last trading day prior to the proposal. The changes to the CVR made it more likely milestones for the CVR payment would be reached. The August 24 Transom Proposal was otherwise subject to substantially the same terms and conditions as the August 20 Transom Proposal, including with respect to a request for a 7-day exclusivity period. Transom separately communicated to Tidal Partners that it believed that the August 24 Transom Proposal was Transom’s “best and final” offer.
On August 25, 2026, SoundThinking and Lauder signed a short-term confidentiality agreement to permit SoundThinking to begin to discuss Lauder’s receptivity to a potential transaction and a possible support agreement.

On August 27, 2026, SoundThinking and Transom entered into an exclusivity agreement to grant Transom exclusivity until the end of the day on September 3, 2026.
On September 2, 2026, Kirkland sent Cooley a revised draft merger agreement reflecting the proposed changes to incorporate a CVR into the terms of the transaction and a revised draft support agreement to be shared with the stockholders expected to enter into the agreement.
On September 3, 2026, Transom requested that SoundThinking extend its exclusivity period by one week through September 10, 2026. The exclusivity was not extended, as the SoundThinking Board did not believe Transom in fact would require exclusivity.
Also on September 3, 2026, Cooley sent Kirkland a revised draft of the CVR Agreement reflecting the proposed adjustments to Transom’s proposed CVR to make it more likely that milestones for the CVR payment would be reached due to certain revenue being recognized in early 2028.
Also, during early September, at the direction of the SoundThinking Board (without Mr. Clark participating) and based on the SoundThinking Board’s view that it did not appear that there would be any material revisions to the financial terms of the proposed transaction, representatives of Tidal Partners initiated discussions with Transom about proposed enhancements to the severance benefits and other financial incentives that the SoundThinking Board thought necessary and appropriate to appropriately incentivize Company management during the pendency of the potential transaction and exchanged various alternatives for such enhancements.
On September 18, 2026, Transom spoke with Ms. Grant and representatives of Tidal Partners, and Kirkland spoke with Cooley, to explain that Transom believed it was more favorable for all parties for the CVR milestones to be determined on the basis of revenues from SoundThinking’s ShotSpotter and SafePointe businesses for 2027, rather than revenues for the entire Company for 2027. Transom proposed to adjust the revenue amounts for the milestone payments in the CVR to result in no expected change to the expected payments pursuant to the CVR payment, and without change to the cash payment at closing or other features of the CVR, and proposed to have the initial CVR milestone set at $75 million of revenues from SoundThinking’s ShotSpotter and SafePointe businesses and the maximum milestone amounts at $87.5 million of revenue. Based on Company management’s forecast, the CVR payments would result in CVR milestone payments of $1.05 per share. In the following days and culminating on September 22, 2026, Transom and representatives of Tidal Partners, at the direction of the Transaction Committee, discussed the proposed milestone amounts to align with Company management’s forecast without change to the expected payments pursuant to the CVR, and Transom agreed that the CVR would have the initial CVR milestone set at $73.5 million of revenues from SoundThinking’s ShotSpotter and SafePointe businesses, and the maximum milestone amounts at $87 million of revenue.
On September 20, 2026, the SoundThinking Board passed resolutions exempting Transom, Lauder and Veradace from the limitations of Section 203 of the DGCL to the extent they would be deemed an “interested stockholder” from any further conversations. Following this approval, Transom and Lauder and their respective counsel negotiated the terms of Lauder’s support agreement directly.
On September 26, 2026, representatives of Tidal Partners contacted Transom and proposed that Transom improve the terms of the CVR to account more specifically for revenues from certain municipalities. On September 27, 2026, Transom informed representatives of Tidal Partners that Transom was not prepared to make any changes to any terms of the CVR Agreement and was not prepared to pursue the transaction further if the SoundThinking Board did not unanimously approve the transaction by the end of the following day.
Also on September 27, 2026, the parties finalized the terms of the applicable agreements and enhancements to the severance benefits and other financial incentives that the SoundThinking Board thought necessary and appropriate to appropriately incentivize Company management during the pendency of the potential transaction.
On the evening of September 28, 2026, the SoundThinking Board unanimously (i) determined that the Merger Agreement, the CVR Agreement and the Transactions contemplated by the Merger Agreement, including the Offer and the Merger, were advisable, fair to and in the best interests of SoundThinking and SoundThinking’s stockholders, (ii) approved the Merger Agreement, the CVR Agreement and the Transactions contemplated by the Merger Agreement, including the Offer and the Merger, (iii) resolved that the Merger shall be effected under Section 251(h) of the DGCL, and (iv) recommended that the stockholders of SoundThinking tender their Shares to Merger Sub pursuant to the Offer, in each case upon the terms and subject to the conditions set forth in the Merger Agreement. The Merger Agreement, Tender and Support Agreement, Tender, Support and Reinvestment Agreement, Equity Commitment Letter and Limited Guarantee were executed by the applicable parties shortly thereafter.
On the morning of September 29, 2026, SoundThinking and Transom issued a joint press release announcing the Merger.
11.	The Merger Agreement; Other Agreements
Merger Agreement
The following is a summary of certain provisions of the Merger Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement itself, which has been filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used in this Section 11 and not otherwise defined in this Offer to Purchase have the respective meanings set forth in the Merger Agreement.
The Merger Agreement has been filed with the SEC and incorporated by reference herein to provide investors and stockholders with information regarding the terms of the Merger Agreement. It is not intended to modify or supplement any factual disclosures about Parent, Merger Sub or SoundThinking. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were solely for the benefit of Parent, Merger Sub and SoundThinking and may be subject to qualifications and limitations agreed upon by Parent, Merger Sub and SoundThinking. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and any description thereof contained or incorporated by reference herein, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between Parent, Merger Sub and SoundThinking, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and, in some cases, are qualified by the confidential disclosure letter delivered by SoundThinking to Parent concurrently with the execution of the Merger Agreement (the “Disclosure Letter”). Neither the inclusion of the Merger Agreement nor the summary of the Merger Agreement is intended to modify or supplement any factual disclosures about SoundThinking, Parent or Merger Sub in SoundThinking’s public reports filed with the SEC. Investors are not third-party beneficiaries under the Merger Agreement (except for (i) if the Offer Acceptance Time occurs, the right of the holders of Shares validly tendered (and not validly withdrawn) pursuant to the Offer to receive the Offer Price, (ii) if the Effective Time occurs, the right of the holders of Shares (other than the Excluded Shares (as defined below)) to receive the Offer Price (as defined below) and (iii) if the Effective Time occurs, the right of the holders of Company Equity Awards to receive such amounts as provided for in the Merger Agreement). Accordingly, investors should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since September 28, 2026, which subsequent information may or may not be fully reflected in Parent’s, Merger Sub’s and SoundThinking’s public disclosures.
The Offer. Provided that the Merger Agreement has not been terminated in accordance with the terms and conditions of the Merger Agreement, Merger Sub will (and Parent will cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as practicable, and in no event later than October 20, 2026, unless otherwise agreed to by SoundThinking and Parent. The obligations of Merger Sub to (and of Parent to cause Merger Sub to) accept for purchase, and pay for, any Shares validly tendered (and not validly withdrawn) in the Offer are subject to the satisfaction of the Minimum Condition and the other Offer Conditions that are described herein. Subject to the satisfaction of the Minimum Condition and the other Offer Conditions described herein, the Merger Agreement provides that Merger Sub will, and Parent will cause Merger Sub to, (i) promptly, and in no event later than 9:00 a.m., New York City time, one (1) Business Day after the Expiration Date, irrevocably accept for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer and (ii) promptly after the Expiration Date (and in any event within three (3) Business Days after the Expiration Date) pay for such Shares.
Merger Sub and Parent expressly reserve the right to, at any time, (i) increase the amount of cash constituting the Closing Amount or amend the terms of the CVRs or the CVR Agreement to increase the Milestone Payment Amount;

(ii) waive any Offer Condition, to the extent permitted under applicable law; and (iii) make any other changes to the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement, except that SoundThinking’s prior written consent is required for Merger Sub and Parent to:
•	decrease the Closing Amount (as defined below) or decrease the Milestone Payment Amount (as defined below) (other than an adjustment made pursuant to Section 1.1(g) of the Merger Agreement);
•
change the form of consideration payable in the Offer (provided that nothing in the Merger Agreement shall limit the ability of Parent and Merger Sub to increase the cash consideration payable in the Offer);

•	decrease the maximum number of Shares sought to be purchased in the Offer;
•	impose additional conditions to the Offer other than the Offer Conditions;
•	amend, modify or waive the Minimum Condition;
•	amend, modify or supplement any of the Offer Conditions in a manner that adversely affects any holder of Shares in its capacity as such;
•	withdraw or terminate the Offer or extend or otherwise change the Expiration Date, in each case, except as otherwise required or expressly permitted by the Merger Agreement; or
•	provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act.
The Merger Agreement provides that:
•
Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer and the Expiration Date from time to time, for any period required by any applicable law or any applicable interpretation, position, rule or requirement of the SEC or the staff thereof or Nasdaq;

•
if, as of the then-scheduled Expiration Date, any of the Offer Conditions (other than the Minimum Condition and any such conditions that by their nature are to be satisfied at the Expiration Date (provided, that such other Offer Conditions would be capable of being satisfied or validly waived were the Expiration Date to occur at such time)) is not satisfied (unless such other Offer Condition is waivable by Merger Sub or Parent and has been validly waived), Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer and the Expiration Date for additional periods of up to ten (10) business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) per extension;

•
if, as of the then-scheduled Expiration Date, each of the Offer Conditions (other than the Minimum Condition, and other than any other Offer Conditions that by their nature are to be satisfied at the Expiration Date (provided, that such other Offer Conditions would be capable of being satisfied or validly waived were the Expiration Date to occur at such time)) has been satisfied or waived (to the extent such other Offer Condition is waivable by Merger Sub or Parent and has been validly waived) and the Minimum Condition has not been satisfied, then Merger Sub may, and, at the request in writing of SoundThinking, Merger Sub shall, extend the Offer and the Expiration Date for additional periods of up to ten (10) business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) per extension; provided, however, that in no event shall Merger Sub be required to extend the Offer and the Expiration Date pursuant to this third bullet for more than thirty (30) Business Days in the aggregate; and

•
if, as of the then-scheduled Expiration Date, the Minimum Condition is satisfied but one or more of the other Offer Conditions (other than any such conditions that by their nature are to be satisfied at the Expiration Date (provided, that such other Offer Conditions would be capable of being satisfied or validly waived were the Expiration Date to occur at such time)) is not satisfied (unless such other Offer Condition is waivable by Merger Sub or Parent and has been validly waived), Merger Sub may, and Parent may cause Merger Sub to, extend the Offer.

In each case, Merger Sub will not (i) be required to extend the Offer beyond the earlier to occur of (x) the valid termination of the Merger Agreement in accordance with Article VIII thereof and (y) one (1) Business Day prior to the Outside Date (such earlier occurrence, the “Extension Deadline”) or (ii) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company. The “Outside Date” means March 28, 2027.

The Merger. At the Effective Time, Merger Sub will merge with and into SoundThinking, the separate corporate existence of Merger Sub will cease, and SoundThinking will continue as the Surviving Corporation and a wholly owned subsidiary of Parent. The Merger will be governed by Section 251(h) of the DGCL and will be effected without a vote of SoundThinking stockholders. Unless the Merger Agreement has been terminated, the Closing will take place at 9:00 a.m., New York City time, no later than the third (3rd) Business Day following the consummation (as defined in Section 251(h) of the DGCL) of the Offer, subject to the satisfaction or waiver of the closing conditions set forth in the Merger Agreement, unless another date, time or place is agreed to in writing by the parties.
As soon as practicable on the Closing Date, SoundThinking will cause a certificate of merger to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware, and Parent and SoundThinking will cause all other filings, recordings or publications required by the DGCL in connection with the Merger to be made.
At the Effective Time, the certificate of incorporation of SoundThinking as in effect immediately prior to the Effective Time will be amended and restated in its entirety to read as set forth in Exhibit B of the Merger Agreement. At the Effective Time, the bylaws of SoundThinking will be amended and restated in their entirety to read as set forth in Exhibit C of the Merger Agreement.
Board of Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation from and after the Effective Time, and the officers of SoundThinking immediately prior to the Effective Time will be the officers of the Surviving Corporation from and after the Effective Time, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal, as the case may be.
Conversion of Capital Stock at the Effective Time. In the Merger, each Share that is issued and outstanding immediately prior to the Effective Time, but excluding Excluded Shares and Dissenting Shares (as defined below), will be converted automatically into the right to receive the Offer Price, consisting of (i) $8.00 per Share, net to the stockholder in cash, without interest (the “Closing Amount”), plus (ii) one non-transferable contingent value right per Share (each, a “CVR” and together with the Closing Amount, the “Offer Price”), which represents the contractual right to receive a contingent cash payment of up to $3.00 per CVR, net to the stockholder in cash, without interest and less any applicable tax withholding, upon the achievement of certain specified milestones in accordance with the terms and subject to the conditions of a contingent value rights agreement (the “CVR Agreement”) to be entered into by and among Parent, SoundThinking and a rights agent selected by Parent and reasonably acceptable to SoundThinking (the “Rights Agent”). The CVRs are not transferable except in limited circumstances, will not be listed on any securities exchange and will not accrue interest.
Conversion of Capital Stock Held by SoundThinking, Parent and Merger Sub. In the Merger, each Share issued and outstanding immediately prior to the Effective Time and owned by (i) SoundThinking or any of its wholly owned subsidiaries or (ii) Parent or any of its wholly owned subsidiaries (including Merger Sub) (the “Excluded Shares”) will be automatically canceled and shall cease to exist, and no consideration shall be paid in respect thereof.
Conversion of Capital Stock of Merger Sub. In the Merger, the shares of capital stock of Merger Sub outstanding immediately prior to the Effective Time will be converted into and become 1,000 validly issued, fully paid and nonassessable shares of common stock, par value $0.001 per share, of the Surviving Corporation, which will constitute the only outstanding shares of capital stock of the Surviving Corporation.
Dissenting Shares. Shares that are issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) and that are held by holders of such Shares who have not tendered their Shares and are entitled to and have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL with respect to any such Shares held by any such holder (the “Dissenting Shares”) shall not be converted into the right to receive the Offer Price, and holders of such Dissenting Shares shall only be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, unless and until any such holder fails to perfect or effectively withdraws, waives or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws, waives or loses such rights, such Dissenting Shares will thereupon be no longer considered Dissenting Shares and will be treated as if they had been converted into, at the Effective Time, the right to receive the Offer Price.
Vested Company Stock Options.
At the Effective Time, each vested option to purchase shares of common stock (each, a “Company Stock Option”) (including any Company Stock Option that becomes vested in accordance with the terms of the stock option agreement governing such Company Stock Option or any Company Equity Plan upon consummation of the Merger, if any) that is outstanding immediately prior to the Effective Time and that has a per share exercise price less than the Closing Amount will automatically, and without any action on the part of the holder, be canceled and converted into the right to receive (i) an amount in cash (without interest and less applicable tax withholding) equal to the product of (A) the amount by which the Closing Amount exceeds the per share exercise price of each such Company Stock Option, multiplied by (B) the aggregate number of Shares subject to the vested portion of such Company Stock Options and (ii) one CVR for each Share subject to the vested portion of such Company Stock Option immediately prior to the Effective Time. Any amounts payable in respect of such CVR shall only be payable if, when, and to the extent that the Milestone Payment Amount becomes payable pursuant to the CVR Agreement.
At the Effective Time, each vested Company Stock Option (including any Company Stock Option that becomes vested in accordance with the terms of the stock option agreement governing such Company Stock Option or any Company Equity Plan upon consummation of the Merger, if any) having an exercise price that is equal to or greater than the Closing Amount and less than the sum of the Closing Amount and the maximum Milestone Payment Amount (each such option, a “Closing Date Contingent Option”) shall automatically, by virtue of the Merger and without any action on the part of SoundThinking, Parent, Merger Sub or the holder of such Company Stock Option, be canceled and converted into the right to receive an amount in cash (without interest and less any applicable Tax withholding) equal to the product of (i) the total number of Shares subject to the Closing Date Contingent Option immediately prior to the Effective Time, multiplied by (ii) the cash payment a holder of one CVR would receive, as and when such payment is made to the holders of CVRs; provided that each such Closing Date Contingent Option shall only receive the excess, if any, of the sum of (A) the Closing Amount plus (B) such Milestone Payment Amount minus the applicable per share exercise price of such Closing Date Contingent Option. Any amounts payable in respect of such CVR shall only be payable if, when, and to the extent that the Milestone Payment Amount becomes payable pursuant to the CVR Agreement.
At the Effective Time, each vested Company Stock Option (including any Company Stock Option that becomes vested in accordance with the terms of the stock option agreement governing such Company Stock Option or any Company Equity Plan upon consummation of the Merger, if any) having an exercise price equal to or greater than the sum of the Closing Amount and the maximum Milestone Payment Amount shall be canceled as of the Effective Time for no consideration.
Unvested Company Stock Options.
At the Effective Time, each Company Stock Option that is not vested (including any Company Stock Option that does not become vested in accordance with the terms of the stock option agreement governing such Company Stock Option or any Company Equity Plan upon consummation of the Merger) (each, an “Unvested Company Stock Option”) having an exercise price less than the Closing Amount shall automatically, by virtue of the Merger and without any action on the part of SoundThinking, Parent, Merger Sub or the holder of such Unvested Company Stock Option, be canceled and converted into (i) a restricted cash award (an “Option Restricted Cash Award”) with a cash value equal to (A) the total number of Shares subject to such Unvested Company Stock Option immediately prior to the Effective Time, multiplied by (B) the excess of the Closing Amount over the per share exercise price of such Unvested Company Stock Option and (ii) one CVR for each Share subject to such Company Stock Option immediately prior to the Effective Time. Except as otherwise provided in Section 3.6(b) of the Merger Agreement, each such Option Restricted Cash Award and any amounts payable with respect to such CVR shall continue to have, and shall be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Company Stock Option immediately prior to the Effective Time, and shall be paid in cash (without interest and less any applicable Tax withholding) through Parent’s or the Surviving Corporation’s payroll as soon as practicable following (and in no event later than thirty (30) days after) each applicable vesting event or, in respect of the CVR, if later, the Milestone Payment Date in accordance with the CVR Agreement. Any amounts payable in respect of such CVR shall only be payable if, when, and to the extent that the Milestone Payment Amount becomes payable pursuant to the CVR Agreement.
At the Effective Time, each outstanding Unvested Company Stock Option having an exercise price that is equal to or greater than the Closing Amount and less than the sum of the Closing Amount and the maximum Milestone Payment Amount (each such option, an “Unvested Closing Date Contingent Option”) shall automatically, by virtue of the Merger and without any action on the part of SoundThinking, Parent, Merger Sub or the holder of such Company Stock Option, be canceled and converted into the right to receive an amount in cash (without interest and less any applicable Tax withholding) equal to the product of (i) the total number of Shares subject to the Unvested Closing Date Contingent Option immediately prior to the Effective Time, multiplied by (ii) the total cash payments a holder of one CVR would have received, as and when such CVR payment is made to the holders of CVRs; which shall equal, for each Share subject to the Unvested Closing Date Contingent Option immediately prior to the Effective Time, the excess, if any, of the sum of (A) the Closing Amount minus the applicable exercise price of such Unvested Closing Date Contingent Option plus (B) such Milestone Payment Amount (a “CVR Cash Award”). Except as otherwise provided in Section 3.6(b) of the Merger Agreement, each such CVR Cash Award shall continue to have, and shall be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Closing Date Contingent Option immediately prior to the Effective Time, and shall be paid in cash (without interest and less any applicable Tax withholding) through Parent’s or the Surviving Corporation’s payroll as soon as practicable following (and in no event later than thirty (30) days after) the date the CVR is earned pursuant to the CVR Agreement. Any amounts payable in respect of such CVR shall only be payable if, when, and to the extent that the Milestone Payment Amount becomes payable pursuant to the CVR Agreement.
At the Effective Time, each outstanding Unvested Company Stock Option having an exercise price equal to or greater than the sum of the Closing Amount and the maximum Milestone Payment Amount shall be canceled as of the Effective Time for no consideration.
Company RSUs.
At the Effective Time, each Company RSU that is vested in accordance with its terms but not yet settled, which shall include any Company RSU that vests at or prior to the Effective Time upon consummation of the Merger in accordance with the terms of the award agreement governing such Company RSUs or any Company Equity Plan (each, a “Vested Company RSU”), if any, shall by virtue of the Merger and without any action on the part of SoundThinking, Parent, Merger Sub or the holder of such Company RSU, automatically be canceled and converted into the right by the holder of such Vested Company RSU to receive (i) an amount in cash, without interest and subject to applicable withholding taxes, equal to (A) the total number of Shares underlying such award of Company RSUs that is a Vested Company RSU, multiplied by (B) the Closing Amount and (ii) one CVR for each Share subject to such Vested Company RSU immediately prior to the Effective Time. Any amounts payable in respect of such CVR shall only be payable if, when, and to the extent that the Milestone Payment Amount becomes payable pursuant to the CVR Agreement.
At the Effective Time, each Company RSU that is not a Vested Company RSU (each, an “Unvested Company RSU”) shall, by virtue of the Merger and without any action on the part of SoundThinking, Parent, Merger Sub or the holder of an Unvested Company RSU, automatically be canceled and converted into (i) a restricted cash award (“RSU Restricted Cash Award”) with respect to a cash value equal to (A) the total number of Shares underlying such Unvested Company RSUs, multiplied by (B) the Closing Amount and (ii) one CVR for each Share subject to such Unvested Company RSU immediately prior to the Effective Time. RSU Restricted Cash Awards and any payments pursuant to the corresponding CVR shall vest and become payable subject to the same vesting schedule and service-based forfeiture conditions that applied to the corresponding Unvested Company RSU immediately prior to the Effective Time and shall be paid in cash (without interest and less any applicable Tax withholding) through Parent’s or the Surviving Corporation’s payroll or accounts payable, as applicable, as soon as practicable following (and in no event later than thirty (30) days after) each applicable vesting event or, in respect of the CVR, if later, the Milestone Payment Date in accordance with the CVR Agreement. Any amounts payable in respect of such CVR shall only be payable if, when, and to the extent that the Milestone Payment Amount becomes payable pursuant to the CVR Agreement.
Company PRSUs. At the Effective Time, each performance-based restricted stock unit (each, a “Company PRSU”) that is outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of SoundThinking, Parent, Merger Sub or the holder of such Company PRSU, automatically be assumed and converted into (i) a restricted cash award (a “PRSU Restricted Cash Award”) with respect to a cash value equal to (A) the total number of Shares underlying such Company PRSU, multiplied by (B) the Closing Amount and (ii) one CVR for each Company PRSU. PRSU Restricted Cash Awards and any payments pursuant to the corresponding CVR shall vest and become payable subject to the same vesting schedule and performance- and service-based forfeiture conditions that applied to the corresponding Company PRSU immediately prior to the Effective Time, and shall be paid in cash (without interest and less any applicable Tax withholding) through Parent’s or the Surviving Corporation’s payroll, or accounts payable, as soon as practicable following (and in no event later than thirty (30) days after) each applicable vesting event or, in respect of the CVR, if later, the Milestone Payment Date in accordance with the CVR Agreement. Any amounts payable in respect of such CVR shall only be payable if, when, and to the extent that the Milestone Payment Amount becomes payable pursuant to the CVR Agreement.
Company Equity Plans. As of the Effective Time, the Company Equity Plans and the SoundThinking, Inc. 2017 Employee Stock Purchase Plan (the “Company ESPP”) will be terminated, and no further Company Stock

Options, Company RSUs, Company PRSUs or other equity or equity-related interests in SoundThinking or other rights with respect to Shares or otherwise will be granted thereunder. Following the Effective Time, no Company Stock Option, Company RSU, Company PRSU or other equity or equity-related interest or other right under any Company Equity Plan or otherwise that was outstanding immediately prior to the Effective Time will remain outstanding, and each former holder of any such award will cease to have any rights with respect thereto, except the right to receive the consideration described above. The only offering period in effect under the Company ESPP as of the date of the Merger Agreement ends on November 16, 2026, and any outstanding purchase rights under the Company ESPP will be exercised no later than immediately prior to the Effective Time. “Company Equity Plans” means (i) the ShotSpotter, Inc. Amended and Restated 2005 Stock Plan and (ii) the SoundThinking, Inc. 2017 Equity Incentive Plan, in each case, as may be amended, modified or restated from time to time.
In the Merger Agreement, SoundThinking has made representations and warranties to Parent and Merger Sub with respect to, among other things:
•	corporate matters, such as organization, organizational documents, standing, qualification, power and authority;
•	capital structure;
•	subsidiaries and equity interests;
•	authority, execution and enforceability relative to the Merger Agreement;
•	no conflicts, required consents, and governmental authorizations;
•	SEC filings and undisclosed liabilities;
•	disclosure controls and internal controls over financial reporting;
•	accuracy of information supplied for purposes of the Offer Documents;
•	the absence of specified changes or events;
•	taxes;
•	labor relations;
•	employees and employee benefit plans;
•	real property;
•	contracts;
•	litigation;
•	compliance with laws, including anti-corruption and anti-bribery laws;
•	environmental matters;
•	permits;
•	intellectual property;
•	privacy and data security;
•	brokers and other advisors;
•	material customers and suppliers;
•	government contracts and regulatory matters;
•	anti-takeover provisions and statutes;
•	the opinion of its financial advisor;
•	no stockholder vote required; and
•	related party transactions.

Certain of the representations and warranties in the Merger Agreement made by SoundThinking are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any event, change, occurrence, effect, condition, state of facts, circumstance or development (each, an “Effect”) that, individually or in the aggregate with any other Effect, (i) has had or would reasonably be expected to have a material adverse effect on the business, operations or results of operations, assets or financial position or condition of SoundThinking and its subsidiaries, taken as a whole, or (ii) would prevent or materially delay or impede the ability of SoundThinking and its subsidiaries to perform their obligations under the Merger Agreement or consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement; provided, however, that, for the purpose of clause (i), none of the following, and no Effect arising out of, relating to or resulting from the following, shall be deemed to constitute, alone or in combination, or be taken into account in determining whether there has occurred or would reasonably be expected to occur, a Company Material Adverse Effect (subject to the limitations set forth below):
•	any general business or economic conditions in or affecting the United States, or any other country or region in the world, or any changes therein;
•
acts of war, civil unrest, national or international calamity, sabotage or terrorism (including cyberterrorism), in each case in the United States or any other jurisdiction, country or region in the world;

•
changes in the economic, legislative, regulatory or political conditions (including government shutdowns and tariffs) or conditions in any financial, banking, credit, capital or securities markets generally, or any Effects otherwise relating to any changes in interest rates, inflation rates, fluctuations in the value of any currency or tariffs, in each case in the United States or any other country or region in the world;

•	changes after the date of the Merger Agreement in any applicable laws or accounting requirements or principles required by GAAP;
•	any Effect that is generally affecting the industries or markets in which SoundThinking or any of its subsidiaries operates;
•
the execution or public announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated by the Merger Agreement, including (A) any action taken or not taken by SoundThinking or any of its subsidiaries at the express written request of Parent, (B) the initiation or settlement of any legal actions threatened or commenced by or involving any SoundThinking stockholders arising out of or related to the Merger Agreement or the transactions contemplated thereby, (C) any Effect that arises out of or relates to the identity of, or any facts or circumstances relating to, Parent or any of its affiliates, or (D) the impact of any of the foregoing on the relationships, contractual or otherwise, of SoundThinking or any of its subsidiaries with employees, financing sources, customers, suppliers, partners, Governmental Entities or other business or regulatory relationships (provided that this clause (D) will not apply with respect to any representation or warranty the purpose of which is to address the consequences resulting from the execution and delivery of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement (including the Offer and the Merger) or the performance of obligations under the Merger Agreement);

•
any failure by SoundThinking to meet, or changes to, any internal or published budgets, projections, forecasts, estimates, guidance, milestones, operating statistics or predictions for any period (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether a Company Material Adverse Effect has occurred);

•
any change in the market price, credit rating or trading volume of SoundThinking’s stock or other securities, or any change affecting the ratings or the ratings outlook for SoundThinking (it being understood that the underlying facts giving rise or contributing to such change may be taken into account, and will not be excluded, in determining whether a Company Material Adverse Effect has occurred); and

•	any outbreaks of diseases or public health events, pandemics, epidemics, acts of God or other natural disasters or any escalation of the foregoing.
With respect to the first through the fifth and the ninth bullets above, any Effect resulting therefrom may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such Effect has a disproportionate adverse effect on SoundThinking and its subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which SoundThinking and its subsidiaries operate (with the incremental materially disproportionate adverse Effects taken into account).
In the Merger Agreement, Parent and Merger Sub have made representations and warranties to SoundThinking with respect to:
•	corporate matters, such as organization, organizational documents, standing, qualification, power and authority;
•	authority, execution and enforceability relative to the Merger Agreement;
•	no conflicts, required consents, and governmental authorizations;
•	the Limited Guarantee;
•	the absence of prior business or operations of Merger Sub;
•	accuracy of information supplied for purposes of the Offer Documents and the Schedule 14D-9;
•	brokers;
•	foreign person status for purposes of the Committee on Foreign Investment in the United States;
•	ownership of securities of SoundThinking;
•	solvency;
•	stockholder and management arrangements;
•	no stockholder vote required;
•	non-competition; and
•	availability of funds to consummate the Offer and the Merger.
Some of the representations and warranties in the Merger Agreement made by Parent and Merger Sub are qualified as to “materiality”.
None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement or in any schedule, instrument or other document delivered pursuant to the Merger Agreement survive the Effective Time.
Conduct of Business Pending the Merger. From and after September 28, 2026, and prior to the earlier of the Effective Time and the date, if any, on which the Merger Agreement is earlier terminated in accordance with Article VIII of the Merger Agreement (the “Termination Date”), and except (i) as may be required by applicable law, (ii) as may be approved in writing by Parent (which will not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated or expressly required by the Merger Agreement, or (iv) as set forth in the Disclosure Letter, SoundThinking shall, and shall cause its subsidiaries to, (A) conduct its operations in the ordinary course of business consistent with past practices in all material respects, and (B) use commercially reasonable efforts to (x) maintain and preserve intact its assets, properties, Contracts and business organization, (y) retain the services of its present officers and key employees, and (z) preserve the good will of its customers, suppliers, distributors, partners, licensors, creditors, contracts and other Persons with whom it has business relationships.
From and after September 28, 2026, and prior to the earlier of the Effective Time and the Termination Date, and except (i) as may be required by applicable law, (ii) as may be approved in writing by Parent (which will not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated or expressly required by the Merger Agreement, or (iv) as set forth in the Disclosure Letter, SoundThinking shall not, and shall not permit any of its subsidiaries to:
•	amend any of the Company Organizational Documents or any of the Subsidiary Organizational Documents;
•
(A) adjust, split, combine or reclassify its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock; (B) issue, authorize, grant, sell, transfer, pledge or otherwise dispose of or encumber any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, including any options, warrants, stock appreciation rights, shares of restricted stock, restricted stock units, performance-based restricted stock units or phantom equity (including, for the avoidance of doubt, any Company Equity Awards); (C) amend or modify any material terms of any options, warrants, restricted stock units, performance-based restricted stock units, restricted stock or other rights to acquire any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (including, for the avoidance of doubt, by reducing the exercise price and/or extending the expiration date of any such options, warrants or other rights or otherwise amending or modifying any materials terms of any Company Equity Award); (D) enter into any agreement, arrangement or understanding with respect to the sale, issuance, voting, registration or repurchase of its capital stock or any other equity or voting securities; or (E) commence any new offering periods under the Company ESPP (except that SoundThinking may (1) issue shares of Company Common Stock as required to be issued in accordance with the Company Equity Plans in effect as of September 28, 2026, and the terms of the applicable Company Equity Award in effect as of September 28, 2026 upon the settlement of RSUs or PRSUs outstanding on September 28, 2026, or upon the exercise of Company Stock Options outstanding as of September 28, 2026, in each case, to the extent set forth on Section 4.7(e) of the Company Disclosure Letter or related subsequent grants, (2) issue shares in respect of any Purchase Rights (as defined in the Company ESPP) outstanding under the Company ESPP in respect of the Current ESPP Offering Period, (3) to the extent required under the terms of an applicable Company Equity Award in effect as of September 28, 2026, and set forth on Section 4.7(e) of the Company Disclosure Letter, sell shares upon exercise, settlement or sales, as applicable, of Company Equity Awards if necessary to effectuate a direction of the holder upon exercise, settlement or sales to satisfy, as applicable, the exercise price or Tax obligations with respect to Company Equity Awards).
•
make, declare, set aside or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, except for dividends or other distributions paid by a wholly owned subsidiary of SoundThinking to SoundThinking or another wholly owned subsidiary of SoundThinking;

•
(A) increase or accelerate or commit to accelerate the funding, payment, vesting of the compensation or benefit provided to any current or former employee, director, officer, manager, independent contractor, consultant or other individual service provider of SoundThinking or any of its subsidiaries (or any of their respective dependents or beneficiaries), including under any Company Benefit Plan or any other benefit or compensation plan, agreement, contract program, policy or arrangement, (B) grant, promise or announce any cash or equity or equity-based incentive awards, bonus, retention, change in control, transaction, severance or similar compensation or any increase in the salaries, bonuses or other compensation and benefits payable by SoundThinking or any of its subsidiaries to any current or former employee, director, officer, manager, independent contractor, consultant or other individual service provider of SoundThinking or any of its subsidiaries, (C) hire, promote or engage, or otherwise enter into any employment arrangement or independent contractor agreement with any current or former employee, director, officer, manager, independent contractor, consultant or other individual service provider of SoundThinking or any of its subsidiaries with a title of Vice President or above or with annual compensation of $300,000 or more (other than hiring, promoting or engaging such individuals as is reasonably necessary in connection with a replacement or backfill of a previously existing position, so long as the new employee’s compensation and other terms and conditions of employment are substantially comparable to those of the employee being replaced and SoundThinking has provided notice of such change to Parent), or (D) terminate (other than for cause) the employment of, furlough or temporarily layoff any officer, director, employee or independent contractor with a title of Vice President or above or with annual compensation of $300,000 or more;

•
(A) establish, adopt, amend or terminate any Company Benefit Plan or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a Company Benefit Plan if in effect on September 28, 2026, (B) accept the transfer of sponsorship of, or any liabilities relating to, any Company Benefit Plan, or (C) withdraw from, incur any withdrawal liability with respect to or commence an obligation of SoundThinking or any of its subsidiaries to contribute to, any “multiemployer plan” (as defined in Section 3(37) of ERISA);

•
merge or consolidate SoundThinking or any of its subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of SoundThinking or any of its subsidiaries;

•
directly or indirectly sell, lease, sublease, exclusively license, transfer, pledge or otherwise dispose of or encumber (whether by merger, consolidation, other business combination, sale or otherwise) all or any material portion of the Company Assets (other than (v) licenses to Company products and services granted on a non-exclusive basis, (w) as required to comply with a Company Contract in effect as of September 28, 2026, (x) the sale of inventory or the disposition of used or excess equipment, (y) pledges or encumbrances pursuant to financing transactions permitted pursuant to Section 6.1(b)(x) of the Merger Agreement or (z) otherwise in the ordinary course of business consistent with past practices);

•
directly or indirectly sell, lease, exclusively license, sublicense, transfer, pledge, encumber, abandon, permit to lapse, dedicate to the public, fail to maintain or otherwise dispose of any material Company Owned IP, other than non-exclusive licenses granted in the ordinary course of business consistent with past practices;

•
except in respect of any merger, consolidation, business combination or other purchase among SoundThinking and its subsidiaries or among SoundThinking’s subsidiaries, directly or indirectly acquire or purchase (whether by merger, consolidation, other business combination, purchase, subscription or otherwise) any material assets or properties, including capital stock or other equity securities of any Person (other than the purchase of raw materials, inventory, supplies and equipment or license of software);

•
(A) incur any indebtedness (including, without limitation, indebtedness for borrowed money, or indebtedness evidenced by notes, bonds, debentures, or similar contractual obligations) or issue any debt securities, (B) assume, guarantee or endorse, or otherwise as an accommodation become liable or responsible for (whether directly, contingently or otherwise), any such indebtedness or debt securities, or (C) redeem, repurchase, cancel or otherwise acquire any such indebtedness or debt securities (directly, contingently or otherwise), except in each case (x) for borrowings under SoundThinking’s revolving credit facilities in existence (and not to exceed that available amount of commitments thereunder) as of September 28, 2026, and (y) letters of credit issued for the benefit of Company vendors, in each case of the foregoing clauses (x) and (y), in the ordinary course of business and consistent with past practices;

•
make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) short-term advances to directors, officers and other employees for travel and other business-related expenses and (B) loans, advances or capital contributions to, or investments in, SoundThinking or any of its subsidiaries, in each case in the ordinary course of business (including in the case of clause (B), in compliance in all material respects with SoundThinking’s and its subsidiaries’ policies related thereto);

•
terminate or cancel, or agree to any material amendment to or waiver under, any Company Contract, or enter into or amend any Contract that, if existing on September 28, 2026, would be a Company Contract (in each case, including renewals or extensions of any existing Material Contracts and amendments that accompany such renewals or extension), in each case, other than in the ordinary course of business consistent with past practices;

•	purchase or acquire any interest in real property;
•	except as provided for in SoundThinking’s budget for such fiscal year as provided to Parent, make or authorize any capital expenditures in excess of $500,000, individually or in the aggregate;
•	adopt or implement any change in its accounting policies or procedures, other than as required by GAAP or applicable Law;
•
waive, release, assign, settle or compromise, or offer to waive, release, assign, settle or compromise, any material rights, claims, litigation or proceedings, other than the settlement of any claims, litigations or proceedings that is: (A) reflected or reserved against in the Audited Company Balance Sheet; (B) otherwise for solely monetary payments, net of insurance recovery, of no more than $350,000 in the aggregate and that (x) does not involve any admission of wrongdoing or (y) does not impose any material restriction on the business or activities of SoundThinking or any current or future subsidiaries of SoundThinking or Parent or its current or future subsidiaries;

•
implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would trigger notice requirements under the WARN Act;

•
waive or release any noncompetition, non-solicitation, nondisclosure, noninterference, non-disparagement or similar obligations of any current or former officer, employee or consultant of SoundThinking or any of its subsidiaries;

•
negotiate, enter into, modify, extend, amend, or terminate any Labor Agreement or recognize or certify any labor union, works council, labor organization, other employee representative or group of employees as the bargaining representative for any employees of SoundThinking or any of its subsidiaries;

•
enter into any Contract that would expressly limit or restrict SoundThinking or any of its subsidiaries, or that would after the Effective Time expressly limit or restrict Parent or any of its subsidiaries, from engaging or competing in any line of business or in any geographic area, in each case, in any material respect;

•
make (other than in the ordinary course of business consistent with past practices), change or revoke any material Tax election, settle or compromise any material federal, state, local or foreign Tax liability, enter into any “closing agreement” or other agreement relating to material Taxes with any Governmental Entity, apply for any material Tax ruling, adopt or change any material Tax accounting period or method, amend any previously filed material Tax Return, enter into any Tax allocation agreement, Tax-sharing agreement, pre-filing or advance pricing agreement, or Tax indemnity agreement (in each case, other than agreements the primary purpose of which does not relate to Taxes), or agree to any extension or waiver regarding the application of the statute of limitations with respect to any Taxes or Tax Returns (other than pursuant to an extension of time to file a Tax Return);

•	fail to maintain insurance in such amounts and against such risks and losses as is maintained by SoundThinking and its subsidiaries as of September 28, 2026; or
•	authorize, propose or commit to do any of the foregoing.
Access to Information. Subject to compliance with applicable law, SoundThinking has agreed to provide Parent and its officers, managers, members, partners, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents, financing sources, and other representatives reasonable access at reasonable times to SoundThinking’s properties, books and records (including, the Company Board (including any committee thereof) minutes and other meeting materials), subject to customary exceptions and limitations set forth in the Merger Agreement.
Directors’ and Officers’ Indemnification and Insurance. The Merger Agreement provides for indemnification and insurance rights in favor of the current and former directors and officers of SoundThinking and its subsidiaries, who we refer to as “indemnified parties.” Specifically, the existing rights to indemnification, advancement and exculpation from liability for acts or omissions occurring at or prior to the Effective Time in favor of the indemnified parties under SoundThinking’s and its subsidiaries’ organizational documents or indemnification agreements in effect as of September 28, 2026, will survive the Effective Time and continue in full force and effect for at least six (6) years after the Effective Time, and will not be amended, repealed or otherwise modified in any manner adverse to the indemnified parties. In addition, for at least six (6) years after the Effective Time, Parent will cause the Surviving Corporation, to the fullest extent permitted under applicable law, to indemnify and hold harmless each indemnified party in connection with any legal action arising out of the fact that such person is or was a director, officer, employee or agent of SoundThinking or any of its subsidiaries at or prior to the Effective Time, to the extent required by such existing indemnification obligations.
The Surviving Corporation will maintain in effect for at least six (6) years after the Effective Time SoundThinking’s current directors’ and officers’ liability insurance policies (or policies of at least the same coverage and amounts containing terms and conditions no less advantageous) with respect to claims arising out of events occurring at or before the Effective Time; provided, however, that the Surviving Corporation will not be required to pay an annual premium in excess of 300% of the last annual premium paid by SoundThinking for such insurance prior to September 28, 2026 (the “Maximum Amount”), and if such coverage cannot be obtained for less than the Maximum Amount, the Surviving Corporation will obtain as much comparable coverage as possible for an annual premium equal to the Maximum Amount. Prior to the Closing, SoundThinking may obtain prepaid “tail” coverage for a six-year period, and the foregoing obligation will be deemed satisfied if such a tail policy is obtained on or prior to the Effective Time.

Reasonable Best Efforts. Subject to the terms and conditions set forth in the Merger Agreement and in accordance with applicable Laws, during the Interim Period, each of SoundThinking, Parent and Merger Sub shall (other than as set forth in Section 6.7 of the Merger Agreement) (a) use its reasonable best efforts to take, or cause to be taken, all lawful action, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, as promptly as practicable, all lawful things necessary, proper or advisable under applicable Laws and regulations to ensure that the conditions set forth in the Merger Agreement are satisfied and to consummate the Transactions no later than the Outside Date and (b) abstain from taking any action that would reasonably be expected to prevent, materially delay or materially impair the ability of such Party to consummate the Transactions.
Consents; Filings; Further Action. Upon the terms and subject to the conditions of the Merger Agreement and in accordance with applicable laws, each of SoundThinking, Parent, and Merger Sub shall use its respective commercially reasonable efforts to (i) obtain any Approval required to be obtained by Parent or SoundThinking or any of their respective subsidiaries in connection with the Transactions and (ii) make any necessary filings and notifications as promptly as reasonably practicable following the date of the Merger Agreement, and thereafter make any other submissions either required or deemed appropriate by each of SoundThinking, Parent, and Merger Sub, with respect to the Transactions required under (A) the Securities Act, the Exchange Act and state securities or “blue sky” Laws, (B) any applicable competition and antitrust laws, (C) the DGCL, (D) any other applicable laws and (E) the rules and regulations of Nasdaq. SoundThinking, Parent, and Merger Sub shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all such documents to the non-filing party and its advisors prior to filing, and none of SoundThinking, Parent, and Merger Sub shall file any such document if any of the other parties shall have reasonably objected to the filing of such document. None of SoundThinking, Parent, and Merger Sub shall consent to any voluntary delay of the consummation of the Transactions at the behest of any Governmental Entity without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed.
Each of SoundThinking, Parent and Merger Sub shall promptly inform the other parties of any notice or other communication from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding any of the Transactions. If any of the parties or their respective affiliates receives a request for additional information or documentary material from any such Governmental Entity with respect to the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. Parent shall advise SoundThinking promptly in respect of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Entity in connection with the Transactions. In furtherance and not in limitation of the foregoing, Parent shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Transactions under any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign government or Governmental Entity or any multinational authority.
Parent agrees that, from the date of the Merger Agreement to the Closing, except as contemplated by the Merger Agreement, it shall not, and shall cause its controlled Affiliates not to, directly or indirectly, acquire or agree to acquire any assets, business or any Person, whether by merger, consolidation, purchasing a substantial portion of the assets of or equity in a Person, that would reasonably be expected to (i) impose any material delay in obtaining, or increase the risk of not obtaining, the approval of any Governmental Entity or the expiration or termination of any applicable waiting period or (ii) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Transactions.
Employee Matters. For a period of not less than one (1) year following the Closing (or, if earlier, the termination date of the applicable current employees of SoundThinking (the “Company Employees”)), Parent shall cause the Surviving Corporation or its applicable subsidiary to provide to Company Employees (i) base salary and target cash incentive compensation (such terms to include salary and wages, target cash bonus, and commission opportunities, and to exclude equity or equity-based incentives) no less favorable than those in effect with respect to such Company Employees immediately prior to the Closing (subject to the same exclusion); and (ii) benefits programs (excluding any defined benefit pension, equity or equity-based, long-term incentives, nonqualified deferred compensation, change in control, retention, severance, post-termination, retiree health or welfare benefits) that are substantially comparable in the aggregate to those provided to such Company Employees immediately before the Closing (subject to the same exclusions).

For purposes of eligibility, vesting of defined contribution retirement benefits, and determining the level of paid time off and severance benefits under the applicable employee benefit plans of the Surviving Corporation or its subsidiaries providing benefits to any Company Employees after the Closing that replace such benefits provided under the applicable Company Benefit Plan (each, a “New Plan”), each Company Employee shall be credited with his or her years of service with SoundThinking before the Closing, to the same extent and for the same purpose as such Company Employee was provided, before the Closing, to credit for such service under any similar Company Benefit Plans; provided that such credit does not result in the duplication of benefits or compensation. In addition, for purposes of each New Plan providing group medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions, waiting periods and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents to the same extent waived under the corresponding Company Benefit Plan as of Closing, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Company Plan in which such Company Employee participated immediately before the Closing ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan to the same extent and for the same purpose as such amount was credited under the applicable Company Benefit Plan, in each case, except to the extent that would result in duplication of benefits.
Nothing contained herein, express or implied, (i) is intended to confer upon any Company Employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an establishment, termination or amendment to or any other modification of any benefit or compensation plan, program, policy, agreement or arrangement, (ii) shall alter or limit Parent’s or SoundThinking’s or their affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement or (iii) is intended to confer upon any individual (including employees, retirees or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of the Merger Agreement.
Section 16 Matters. Prior to the Effective Time, SoundThinking and the Company Board (or committee thereof) shall take all such steps as may be reasonably necessary or required to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SoundThinking to be exempt under Rule 16b-3 promulgated under the Exchange Act. Prior to taking the actions required under the Merger Agreement, SoundThinking will provide Parent copies of resolutions or other documentation with respect to such actions and SoundThinking shall give good faith consideration to all reasonable additions, deletions or changes thereto suggested by Parent.
Transaction Litigation. SoundThinking shall not compromise, settle or offer or come to an arrangement to settle any Legal Action against SoundThinking, any of its subsidiaries or any of their respective present or former directors or officers by any SoundThinking stockholder arising out of or relating to the Merger Agreement or the Transactions (other than routine investigations conducted by the Financial Industry Regulatory Authority) (“Stockholder Litigation”) without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Prior to the Effective Time, SoundThinking shall (i) promptly notify Parent, through notice to Parent’s outside counsel, of any Stockholder Litigation and keep Parent reasonably and promptly informed (including by providing copies of all pleadings with respect thereto) with respect to the status thereof, (ii) give Parent the opportunity to participate in (but not control) the defense or settlement of any Stockholder Litigation, (iii) consult in good faith with Parent with respect to the defense, settlement and prosecution of any Stockholder Litigation and (iv) direct its counsel to consider in good faith Parent’s advice, comments, recommendations and suggestions relating to proposed strategy and other significant decisions with respect to such Stockholder Litigation, with no significant decisions being made without the approval of the other Party (which approval shall not be unreasonably withheld, conditioned or delayed). For the purposes of the Merger Agreement, “participate” means that Parent and SoundThinking will jointly reasonably cooperate in the proposed strategy and any other significant decisions with respect to the Stockholder Litigation, with no such significant decisions being made without the approval of the other. From and after the Effective Time, Parent shall, with the outside counsel of its choosing, assume control of all such Stockholder Litigation (other than with respect to directors and officers of SoundThinking, in connection with rights of indemnification afforded to such directors and officers under SoundThinking’s organizational documents or in applicable agreements between any such director or officer and SoundThinking).

No Solicitation. During the Interim Period, except as specifically permitted under the Merger Agreement, SoundThinking shall not, and shall cause each of its subsidiaries, directors, executive officers and controlled affiliates not to, and shall use reasonable best efforts to cause its other representatives not to, directly or indirectly:
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solicit, initiate, knowingly facilitate, encourage or assist, directly or indirectly, any inquiries, offers or proposals that constitute, or reasonably would be expected to lead to, any Takeover Proposal;

•	initiate, enter into, participate or engage in discussions or negotiations with any Person with respect to a Takeover Proposal;
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furnish or otherwise disclose any information relating to SoundThinking or any of its subsidiaries, in each case, to any Person that has made or is reasonably known to be considering making any inquiry, offer or proposal that constitutes, or reasonably would be expected to lead to, any Takeover Proposal;

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accept, approve, publicly endorse, publicly recommend or enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, stock purchase agreement, asset purchase agreement, option agreement, joint venture agreement, partnership agreement or other agreement, arrangement or understanding, whether binding or non-binding, written or oral, constituting a Takeover Proposal (other than a confidentiality agreement or advisory agreement) (each, an “Alternative Acquisition Agreement”); or

•	resolve, agree, or propose, or publicly announce an intention to, do any of the foregoing.
SoundThinking shall, shall cause each of its subsidiaries, directors, executive officers and controlled affiliates to, and shall use reasonable best efforts to cause its other representatives to, immediately (i) cease any existing solicitations, discussions or negotiations with any Person or its Representatives with respect to any Takeover Proposal, (ii) cease providing any information to any person or its representatives with respect to SoundThinking with respect to, or that is reasonably expected to lead to, any Takeover Proposal, and (iii) terminate all existing access of any person or its representatives to any physical or electronic data room maintained with respect to, or that is reasonably expected to lead to, any Takeover Proposal. Within two (2) Business Days following the date of the Merger Agreement, SoundThinking instructed each person (other than Parent and its representatives) that has entered into a confidentiality agreement within one (1) year of the date of the Merger Agreement in connection with such person’s consideration of any Takeover Proposal to return or destroy (and cause its Representatives to return or destroy) all confidential information provided thereunder as of September 28, 2026.
During the Interim Period, SoundThinking shall promptly (and, in any event, within twenty-four (24) hours) notify Parent in writing if (i) any bona fide inquiries, offers or proposals or requests for discussions, in each case, that constitute or reasonably would be expected to lead to any Takeover Proposal, or any material revisions to the terms and conditions of any Takeover Proposal, or (ii) any requests for non-public information that reasonably would be expected to be related to a Takeover Proposal, are received by SoundThinking, SoundThinking’s subsidiaries or any of their respective Representatives. Such notice shall include (A) the identity of the person or persons making such inquiries, offers or proposals or requests, (B) a summary of the material terms and conditions of such inquiries, offers or proposals or requests (to the extent such material terms and conditions are not included in the written materials provided in accordance with the following clause (C)), and (C) copies of any written materials provided with such inquiries, offers or proposals or requests. Thereafter SoundThinking shall, and shall use reasonable best efforts to cause its Representatives to, keep Parent reasonably informed, on a reasonably prompt basis (and in any event within twenty-four (24) hours), of the material developments regarding any such inquiries, offers or proposals or requests (including any amendments thereto and any new, amended or revised written materials relating to such inquiries, offers or proposals or requests provided to SoundThinking, its subsidiaries or their respective Representatives).
Company Board Recommendation Change. During the Interim Period, except as specifically permitted by the Merger Agreement, the Company Board shall not: (i) withhold, withdraw, amend, qualify or modify, or propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent (it being understood that it shall be considered a modification of the Company Board Recommendation adverse to Parent if (A) any Takeover Proposal structured as a tender or exchange offer subject to Regulation 14D under the Exchange Act (other than by Parent and its affiliates) is commenced and the Company Board fails to publicly recommend against acceptance of such tender or exchange offer by the SoundThinking stockholders in any solicitation or recommendation statement on Schedule 14D-9 filed by SoundThinking with the SEC in connection with such tender offer or exchange offer within ten (10) Business Days (determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a)

under the Exchange Act) following the date of commencement, within the meaning of Rule 14d-2 under the Exchange Act, thereof (or, if earlier and the next scheduled Expiration Date is within ten (10) Business Days of such commencement of such Takeover Proposal, within five (5) Business Days after commencement thereof), or (B) any offer or proposal that constitutes a Takeover Proposal is publicly announced (other than by the commencement of a tender or exchange offer subject to Regulation 14D under the Exchange Act) and the Company Board fails to issue a public press release within ten (10) Business Days after such public announcement (or, if earlier and the next scheduled Expiration Date is within ten (10) Business Days of such public announcement of such Takeover Proposal, within five (5) Business Days after such public announcement thereof) providing that the Company Board reaffirms the Company Board Recommendation; (ii) adopt, approve, endorse, recommend or otherwise declare advisable (or propose to adopt, approve, endorse, recommend or otherwise declare advisable) any Takeover Proposal by a Person other than Parent; (iii) accept, approve, publicly endorse, publicly recommend or enter into (or propose to accept, approve, publicly endorse, publicly recommend or enter into any) any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement or other permitted confidentiality agreement contemplated by the non-solicitation provision of the Merger Agreement); (iv) fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days (or, if earlier and the next scheduled Expiration Date is within ten (10) Business Days of the commencement of the applicable Takeover Proposal, within five (5) Business Days) after Parent so requests in writing (it being understood that SoundThinking will have no obligation to make such reaffirmation more than once per Takeover Proposal or once per material amendment or modification thereof or on one other occasion); (v) fail to include the Company Board Recommendation in the Schedule 14D-9; or (vi) commit or agree to do any of the foregoing (any action described in the foregoing clauses (i) through (vi), a “Company Board Recommendation Change”). A public statement that solely confirms SoundThinking’s receipt of a Takeover Proposal and the operation of the Merger Agreement with respect thereto shall not be deemed a Company Board Recommendation Change.
Notwithstanding anything to the contrary contained in the non-solicitation provision of the Merger Agreement, prior to the Offer Acceptance Time, SoundThinking (and its Representatives) may engage in discussions or negotiations with, or furnish or disclose non-public information relating to SoundThinking or any of its subsidiaries or give access to the business, properties, assets, books, records or personnel of SoundThinking or any of its subsidiaries to, any person or its Representatives who has made an unsolicited bona fide, written Takeover Proposal, if, and only if (i) such Takeover Proposal did not arise from a material breach of SoundThinking’s obligations under the non-solicitation provision of the Merger Agreement (provided that, any communication by or on behalf of SoundThinking to request that any oral Takeover Proposal be provided in written form or inform such person or group of Persons of the terms of the non-solicitation provision of the Merger Agreement shall not be deemed to be a breach of the non-solicitation provision of the Merger Agreement); (ii) the Company Board, in good faith, has determined, based on the information then available and after consultation with the Company Financial Advisor and outside legal counsel, that (A) such Takeover Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal and (B) the failure to take the actions contemplated by the foregoing would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law; (iii) SoundThinking has entered into an Acceptable Confidentiality Agreement (or has already entered into a confidentiality agreement with respect to a Takeover Proposal between SoundThinking and such person or group of persons that, if entered into after the date of the Merger Agreement, would be an Acceptable Confidentiality Agreement) with the person that has made such Takeover Proposal; and (iv) any non-public information relating to SoundThinking or its subsidiaries provided or made available to such Person shall, to the extent not previously provided or made available to Parent or Merger Sub, be provided or made available to Parent or Merger Sub as promptly as reasonably practicable (and in any event within twenty-four (24) hours) after such information is provided or made available to such Person.
Superior Proposal. Notwithstanding anything to the contrary contained in the non-solicitation provision of the Merger Agreement, if, prior to the Offer Acceptance Time, SoundThinking has received a bona fide, written Takeover Proposal (or a renewal of any previously received Takeover Proposal) and such proposal did not arise from a material breach of its obligations under the non-solicitation provision of the Merger Agreement and the Company Board, in good faith, has determined, after consultation with the Company Financial Advisor and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal, then (i) the Company Board may effect a Company Board Recommendation Change with respect to such Superior Proposal and/or (ii) SoundThinking may terminate the Merger Agreement and enter into an Alternative Acquisition Agreement providing for the implementation of such Superior Proposal, in each case, if, and only if: (A) the Company Board, in good faith, has determined, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law; (B) SoundThinking shall have provided to Parent at least four (4) Business Days’ prior written notice (which such notice shall not constitute a Company Board Recommendation Change) (the “Superior Proposal Notice Period”) to the effect that the Company Board intends to take such action, which notice shall specify the basis for such proposed action, describe the material terms and conditions of such Takeover Proposal in reasonable detail and contain a copy of the available transaction agreement proposed to be entered into by SoundThinking in respect of such Takeover Proposal; provided, however, that in the event of any material modifications to such Takeover Proposal (it being understood that any change to the financial terms of such Takeover Proposal shall be deemed a material modification), SoundThinking shall be required to deliver a new written notice to Parent and to comply with the requirements of the Merger Agreement with respect to such material modification (it being understood that the “Superior Proposal Notice Period” in respect of such new written notice shall be three (3) Business Days from Parent’s receipt of such new written notice); (C) during the Superior Proposal Notice Period, SoundThinking shall have, and shall have caused its Representatives to have, negotiated with Parent and its Representatives (if Parent wishes to so negotiate) reasonably and in good faith in furtherance of making such amendments or adjustments to the terms and conditions of the Merger Agreement, the Equity Commitment Letter and the Limited Guarantee and any written proposals made by Parent to amend the terms hereof or thereof or enter into another proposal (in any case that remains able to be accepted) as would cause the applicable Takeover Proposal to no longer constitute a Superior Proposal; and (D) after 11:59 p.m. New York City time on the last day of the Superior Proposal Notice Period, the Company Board, in good faith, has determined, after consultation with the Company Financial Advisor and outside legal counsel, as applicable, and taking into account any amendments or adjustments to the terms and conditions of the Merger Agreement, the Equity Commitment Letter and the Limited Guarantee and any written proposals made by Parent to amend the terms hereof or thereof or enter into another proposal (in any case that remains able to be accepted), that (1) such Takeover Proposal continues to constitute a Superior Proposal and (2) the failure to effect a Company Board Recommendation Change with respect to such Superior Proposal and/or terminate the Merger Agreement and enter into an Alternative Acquisition Agreement providing for the implementation of such Superior Proposal would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law; and, solely in the event of any termination of the Merger Agreement in order to cause or permit SoundThinking and its subsidiaries to enter into an Alternative Acquisition Agreement pursuant to a Takeover Proposal that constitutes a Superior Proposal under clause (ii) of this paragraph, SoundThinking shall validly terminate the Merger Agreement in accordance with the Merger Agreement, including paying, or causing to be paid, the Company Termination Fee as provided pursuant to the Merger Agreement.
Intervening Event. Notwithstanding anything to the contrary set forth in the non-solicitation provision of the Merger Agreement, subject to SoundThinking’s compliance with the provisions of the Merger Agreement, prior to the Offer Acceptance Time, the Company Board may effect a Company Board Recommendation Change in response to any Intervening Event if, and only if: (A) the Company Board, in good faith, has determined, after consultation with outside legal counsel, that the failure to make such a Company Board Recommendation Change would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law, (B) SoundThinking shall have provided to Parent at least four (4) Business Days’ prior written notice (which such notice shall not constitute a Company Board Recommendation Change) (the “Intervening Event Notice Period”) to the effect that the Company Board intends to make such Company Board Recommendation Change, which notice shall specify the basis for such action and describe the facts and circumstances of such Intervening Event in reasonable detail; provided, however, that in the event of any change in the Intervening Event, SoundThinking shall be required to deliver a new written notice to Parent and to comply with the requirements of the Merger Agreement with respect to such change (it being understood that the “Intervening Event Notice Period” in respect of such new written notice shall be three (3) Business Days from Parent’s receipt of such new written notice); (C) during the Intervening Event Notice Period, SoundThinking shall have, and shall have caused its Representatives to have, negotiated with Parent and its Representatives (if Parent wishes to so negotiate) in good faith in furtherance of making such amendments or adjustments to the terms and conditions of the Merger Agreement, the Equity Commitment Letter and the Limited Guarantee and any written proposals made by Parent to amend the terms hereof or thereof or enter into another proposal (in any case that remains able to be accepted) as would enable SoundThinking to proceed with the Transactions so that such Intervening Event would no longer necessitate a Company Board Recommendation Change, and (D) after 11:59 p.m. New York City time on the last day of the conclusion of the Intervening Event Notice Period, the Company Board, in good faith, has determined, after consultation with outside legal counsel and taking into account any amendments or adjustments to the terms and conditions of the Merger Agreement, the Equity Commitment Letter and the Limited Guarantee or other proposal and any written proposals made by Parent to amend the terms hereof or thereof or enter into another proposal (in any case that remains able to be accepted), that the failure to make such a Company Board Recommendation Change would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable law.

Nothing contained in the Merger Agreement shall prohibit SoundThinking or the Company Board from taking and disclosing to the SoundThinking stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication in connection with the making or amendment of a tender offer or exchange offer that is required by Law), making a customary “stop-look-and-listen” communication to the SoundThinking stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication) or from making any legally required disclosure to SoundThinking stockholders that the Company Board has reasonably determined in good faith, after consultation with outside legal counsel, would be inconsistent with its fiduciary duties under applicable law or other securities laws to not make such disclosure (it being agreed that this sentence shall not be deemed to permit the Company Board to make a Company Board Recommendation Change). Any customary “stop look-and-listen” communication to the SoundThinking stockholders pursuant to Rule 14d-9(f) under the Exchange Act by SoundThinking or the Company Board (or any committee thereof) shall not be deemed to be a Company Board Recommendation Change; provided that the foregoing shall in no way eliminate or modify the effect that such disclosure would otherwise have under the Merger Agreement or permit the Company Board to effect a Company Board Recommendation Change except in accordance with the Merger Agreement.
Notwithstanding anything herein to the contrary, SoundThinking agrees that any violation of the restrictions set forth in the non-solicitation provision of the Merger Agreement by any director or officer of SoundThinking or any of its subsidiaries, or any action by any other Representative acting on SoundThinking’s or any of its subsidiaries’ behalf in breach of the non-solicitation provision of the Merger Agreement, shall be deemed to be a breach of the Merger Agreement by SoundThinking. Accordingly, upon becoming aware of any breach or threatened breach of the non-solicitation provision of the Merger Agreement by a Representative of SoundThinking, SoundThinking shall use reasonable best efforts to stop such breach or threatened breach.
Termination by Mutual Consent. The Merger Agreement may be terminated at any time prior to the Offer Acceptance Time, by mutual written consent of Parent and SoundThinking.
Termination by Either Parent or SoundThinking. The Merger Agreement may be terminated by either Parent or SoundThinking at any time prior to the Offer Acceptance Time:
•
if the Offer Acceptance Time shall not have occurred on or before the Outside Date; provided that the right to terminate the Merger Agreement pursuant to Section 8.2(a) of the Merger Agreement shall not be available to any Party whose failure to fulfill any of its obligations has been a primary cause of, or primarily resulted in, the failure of the Offer Acceptance Time to occur on or before the Outside Date;

•
if the condition set forth in Section 7.1(b) (No Legal Restraints) of the Merger Agreement is not satisfied and a Legal Restraint giving rise to such nonsatisfaction has become final and non-appealable; provided that the right to terminate the Merger Agreement pursuant to Section 8.2(b) of the Merger Agreement shall not be available to any Party if the issuance of such final, non-appealable Legal Restraint was primarily due to or primarily caused by the failure of such Party to perform any of its covenants or obligations under the Merger Agreement; or

•
if, at any time prior to the Offer Acceptance Time, the Offer shall have expired in accordance with its terms (as extended in accordance with the terms of the Merger Agreement) and the Offer Acceptance Time shall not have occurred solely as a result of the failure to satisfy the Minimum Condition; provided that the right to terminate the Merger Agreement pursuant to Section 8.2(c) of the Merger Agreement shall not be available to any Party that has breached in any material respect its obligations under the Merger Agreement in any manner that shall have been the primary cause of the occurrence of the events described in Section 8.2(c) of the Merger Agreement.

Termination by Parent. The Merger Agreement may be terminated by Parent at any time prior to the Offer Acceptance Time:
•
if, prior to the Offer Acceptance Time, (i) the Company Board shall have effected a Company Board Recommendation Change; or (ii) (A) SoundThinking shall have willfully breached its obligations under the non-solicitation provision of the Merger Agreement, and (B) as of such date of termination, the Minimum Condition has not been satisfied; or

•
if SoundThinking shall have breached or failed to perform any of its covenants or other agreements, or if any of the representations or warranties of SoundThinking in the Merger Agreement is inaccurate, which breach, failure to perform or inaccuracy would result in a failure of the Offer Conditions set forth in clause (b) or clause (c) of Annex 1 of the Merger Agreement, as applicable, except that if such breach, failure or inaccuracy is capable of being cured prior to the Outside Date, Parent will not be entitled to terminate the Merger Agreement pursuant to Section 8.3(b) of the Merger Agreement prior to the delivery by Parent to SoundThinking of written notice of such breach, delivered at least twenty (20) days prior to such termination (or such shorter period of time as remains prior to the Outside Date (the shorter of such periods, the “Company Breach Notice Period”)), stating Parent’s intention to terminate the Merger Agreement pursuant to Section 8.3(b) of the Merger Agreement and the basis for such termination, it being understood that Parent will not be entitled to terminate the Merger Agreement if such breach, failure or inaccuracy has been cured prior to the expiration of the Company Breach Notice Period (to the extent capable of being cured); provided, further, that Parent shall not have the right to terminate the Merger Agreement pursuant to Section 8.3(b) of the Merger Agreement if Parent or Merger Sub is then in breach of any representation, warranty, agreement or covenant contained in the Merger Agreement that would result in a failure of any of the Offer Conditions set forth in Annex 1 of the Merger Agreement to be satisfied (if such condition were tested as of the date of such breach).
Termination by SoundThinking. The Merger Agreement may be terminated by SoundThinking at any time prior to the Offer Acceptance Time:
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if (i) Merger Sub shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in the Merger Agreement or (ii) Merger Sub shall, when required to do so in accordance with the terms of the Merger Agreement, have failed to accept and pay for all the Shares validly tendered (and not validly withdrawn) as of the expiration of the Offer (as may be extended); provided that SoundThinking shall only be entitled to terminate the Merger Agreement pursuant to Section 8.4(a)(i) of the Merger Agreement within five (5) Business Days from the date Merger Sub shall have failed to commence the Offer within the period specified in Section 1.1(a) of the Merger Agreement; provided, further, that the right to terminate the Merger Agreement pursuant to Section 8.4(a)(i) of the Merger Agreement shall not be available to SoundThinking if SoundThinking has breached in any material respect its obligations under the Merger Agreement in any manner that shall have been the primary cause of the failure of Merger Sub to commence the Offer within the period specified in Section 1.1(a) of the Merger Agreement;

•
if, prior to the Offer Acceptance Time, the Company Board shall have determined to accept a Superior Proposal or authorized SoundThinking to enter into, and SoundThinking enters into, an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 6.3(f) of the Merger Agreement; provided that SoundThinking shall have complied in all respects with its obligations with respect to such Superior Proposal and shall pay, or cause to be paid, the Company Termination Fee to Parent as provided pursuant to Section 8.6(b) of the Merger Agreement;

•
if Parent or Merger Sub shall have breached or failed to perform in any material respect any of its respective covenants or other agreements contained in the Merger Agreement, or if any of the representations, warranties or agreements contained in the Merger Agreement is inaccurate in any material respect, which breach, failure to perform or inaccuracy would or would reasonably be expected to prevent or materially impair Parent or Merger Sub from consummating the Transactions prior to the Outside Date, except that if such breach failure or inaccuracy is capable of being cured prior to the Outside Date, SoundThinking will not be entitled to terminate the Merger Agreement pursuant to Section 8.4(c) of the Merger Agreement prior to the delivery by SoundThinking to Parent of written notice of such breach, delivered at least twenty (20) days prior to such termination (or such shorter period of time as remains prior to the Outside Date (the shorter of such periods, the “Parent Breach Notice Period”)), stating SoundThinking’s intention to terminate the Merger Agreement pursuant to Section 8.4(c) of the Merger Agreement and the basis for such termination, it being understood that SoundThinking will not be entitled to terminate the Merger Agreement if such breach, failure or inaccuracy has been cured prior to the expiration of the Parent Breach Notice Period (to the extent capable of being cured); provided, further, that SoundThinking shall not have the right to terminate the Merger Agreement pursuant to Section 8.4(c) of the Merger Agreement if SoundThinking is then in breach of any representation, warranty, agreement or covenant contained in the Merger Agreement that would result in a failure of any of the Offer Conditions set forth in Annex 1 of the Merger Agreement to be satisfied (if such condition were tested as of the date of such breach).

Effect of Termination. If the Merger Agreement is validly terminated pursuant to Article VIII of the Merger Agreement it shall, to the fullest extent permitted by applicable laws, become void and of no further force and effect, with no liability or obligation on the part of any party (or any of their respective affiliates or Representatives), except that (i) no such termination shall relieve SoundThinking of its obligation to pay the Company Termination Fee if, as and when required pursuant to Section 8.6(b) of the Merger Agreement; (ii) no such termination shall relieve any party for liability for such party’s fraud or a Willful and Material Breach of any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement prior to such termination, except (a) with respect to SoundThinking, as set forth in Section 8.6(b) and Section 8.6(d) of the Merger Agreement, and (b) with respect to Parent and Merger Sub, with respect to the liability of Parent and Merger Sub in excess of $14,250,000 (the “Parent Liability Limit”); and (iii) (in each case, to the extent not otherwise terminated upon the termination of the Merger Agreement), the provisions of Section 6.12, Section 6.16(d), Section 8.5, Section 8.6 and Article IX of the Merger Agreement shall survive the termination of the Merger Agreement. Notwithstanding anything to the contrary in the Merger Agreement or any agreement entered into in connection with the Merger Agreement, and without limiting the rights of SoundThinking in Section 9.10 and Section 9.11 of the Merger Agreement or SoundThinking’s right to enforce the Equity Commitment Letter in certain circumstances in accordance with the terms thereof, in no event shall the maximum aggregate liability (including for any monetary damages) of (x) Parent, Merger Sub, the Equity Investor and each of their respective affiliates and (y) each of the respective former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, and assignees of any of the persons described in clause (x) above in respect of any and all breaches (whether willful, material, intentional or otherwise, including fraud and any Willful and Material Breach) of any covenant or other obligation or representation and warranty in the Merger Agreement or the other Transaction Documents and any other agreements, instruments and certificates entered into in connection with the transactions contemplated by the Merger Agreement and the Transaction Documents, in the aggregate, exceed the Parent Liability Limit. Subject to the rights of SoundThinking in Section 9.11 (Specific Performance) of the Merger Agreement or SoundThinking’s right to enforce the Equity Commitment Letter in certain circumstances in accordance with the terms thereof, in no event will SoundThinking, its subsidiaries, each of their respective affiliates and each of the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, stockholders and assignees of each of SoundThinking, its subsidiaries and each of their respective affiliates (collectively, the “Company Related Parties”) seek or obtain, nor will they permit any of their Representatives to seek or obtain, nor will any person be entitled to seek or obtain, any monetary recovery, monetary award or monetary damages against any Parent Related Party or any Debt Financing Related Person with respect to the Merger Agreement, the other Transaction Documents or the Debt Financing Documents or any other agreements, instruments and certificates entered into in connection with the transactions contemplated by the Merger Agreement (including any breach by the Equity Investor or any Parent Related Party), the termination of the Merger Agreement, the failure to consummate the transactions contemplated by the Merger Agreement or thereby or any claims, Legal Actions under applicable laws arising out of any such breach, termination or failure (including in the event of fraud or willful and material breach), other than from Parent or Merger Sub and solely to the extent expressly provided for in the Merger Agreement (and in all cases subject to the Parent Liability Limit) or from the Equity Investor solely to the extent provided in the Limited Guarantee. Nothing in Section 8.5 of the Merger Agreement shall in any way expand or be deemed or construed to expand the circumstances in which Parent, any other Parent Related Party or any Debt Financing Related Person may be liable under the Transaction Documents or any Debt Financing Documents. SoundThinking acknowledges that the limitations contained in the immediately preceding sentence are an integral part of the Merger Agreement and the transactions contemplated by the Merger Agreement, and that, without such agreements, Parent and Merger Sub would not enter into the Merger Agreement and the Equity Investor would not have entered into the Equity Commitment Letter.
Company Termination Fee. SoundThinking shall pay, or cause to be paid, to Parent, by wire transfer of immediately available funds to an account designated in writing by Parent, an amount in cash equal to $4,500,000 (the “Company Termination Fee”), as follows:
•
if the Merger Agreement is validly terminated by SoundThinking pursuant to Section 8.4(b) (Superior Proposal) of the Merger Agreement, SoundThinking shall concurrently with (and as a condition to) such termination, pay, or cause to be paid, to Parent or its designee(s) the Company Termination Fee to the account designated by Parent in writing (to the extent such account(s) has been designated at the time the payment is due and payable), and if not so designated within one (1) Business Day after the later of such termination or the date the account(s) is designated by Parent in writing;

•	if the Merger Agreement is validly terminated by Parent pursuant to Section 8.3(a) (Company Board Recommendation Change; Breach of Non-Solicit) of the Merger Agreement, then SoundThinking shall promptly (and in any event within one (1) Business Day after the later of such termination or the date the account(s) is designated by Parent in writing) following such termination, pay, or cause to be paid, to Parent the Company Termination Fee to the account(s) designated by Parent or its designee(s) in writing; or
•
if (A) a bona fide Takeover Proposal shall have been made or proposed to SoundThinking or its stockholders or publicly announced prior to the termination of the Merger Agreement (and not publicly withdrawn at least three (3) Business Days prior to such termination), (B) the Merger Agreement is validly terminated (1) by SoundThinking or Parent pursuant to Section 8.2(c) (Failure of Minimum Condition) of the Merger Agreement, (2) by Parent pursuant to Section 8.3(b) (Company Breach) of the Merger Agreement or (3) by SoundThinking or Parent pursuant to Section 8.2(a) (Outside Date) of the Merger Agreement and at the time of any such termination Parent could have terminated the Merger Agreement pursuant to Section 8.2(c) (Failure of Minimum Condition) of the Merger Agreement or Section 8.3(b) (Company Breach) of the Merger Agreement and (C) within twelve (12) months after the date of such termination, SoundThinking or any of its subsidiaries enters into an agreement, arrangement or understanding providing for the implementation of any Takeover Proposal or any Takeover Proposal is consummated, payment of the Company Termination Fee shall be made within three (3) Business Days after the last to occur of the events set forth in Section 8.6(b)(iii) of the Merger Agreement (except, in the case of the consummation of a Takeover Proposal, the Company Termination Fee shall be paid concurrently with (and as a condition to) the consummation of such Takeover Proposal); provided, however, that for purposes of Section 8.6(b)(iii) of the Merger Agreement, the references to 20% in the definition of “Takeover Proposal” shall be deemed to be references to 50%.

Each of SoundThinking and Parent acknowledges that (i) the agreements contained in Section 8.6 of the Merger Agreement are an integral part of the Transactions, (ii) without these agreements the other party would not have entered into the Merger Agreement, and (iii) the Company Termination Fee is not, in circumstances in which it is payable, a penalty but constitutes liquidated damages in a reasonable amount. Accordingly, if SoundThinking fails to pay when due any amounts required to be paid by it pursuant to Section 8.6 of the Merger Agreement and, in order to obtain such payment, Parent commences a Legal Action which results in a judgment against SoundThinking for such amounts, then, in addition to the amount of such judgment, SoundThinking shall pay to Parent an amount equal to the fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by Parent in connection with such Legal Action, together with interest from the date of termination of the Merger Agreement on all amounts so owed at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made plus three percent (3%) (“Enforcement Expenses”); provided, however, that the aggregate amount of Enforcement Expenses (inclusive of any interest) for which SoundThinking may be liable pursuant to Section 8.6(c) of the Merger Agreement shall not exceed $1,000,000 in the aggregate.
The parties acknowledge and agree that in no event will SoundThinking be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of the Merger Agreement at the same or at different times and upon the occurrence of different events. Notwithstanding anything to the contrary in the Merger Agreement, if Parent is entitled to receive the Company Termination Fee pursuant to Section 8.6(b) of the Merger Agreement, subject to Parent’s right to specific performance pursuant to Section 9.11 of the Merger Agreement, following the valid termination of the Merger Agreement in the circumstances in which the Company Termination Fee is payable pursuant to Section 8.6(b) of the Merger Agreement, Parent’s right to receive payment of the Company Termination Fee pursuant to Section 8.6(b) of the Merger Agreement, together with any Enforcement Expenses, shall be the sole and exclusive monetary remedy of Parent and each of its affiliates against the Company Related Parties in respect of the Merger Agreement or the Transactions, in each instance, except in the case of fraud or Willful and Material Breach of the Merger Agreement by SoundThinking or any Company Related Party, and, upon payment in full of the Company Termination Fee, together with any Enforcement Expenses, none of the Company Related Parties shall have any further liability or obligation to Parent relating to or arising out of the Merger Agreement or the Transactions (except that Parent (or an affiliate of Parent) may be entitled to remedies under the Confidentiality Agreement, solely to the extent provided therein), through SoundThinking or otherwise, whether by or through the attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim (whether at law, in equity, in contract, in tort or otherwise) by or on behalf of any party against any Company Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or other applicable law, or otherwise, except in the case of fraud or Willful and Material Breach of the Merger Agreement by SoundThinking or any Company Related Party. Except in the case of fraud or Willful and Material Breach of the Merger Agreement by SoundThinking or any Company Related Party, following the valid termination of the Merger Agreement, in no event shall SoundThinking or any of its subsidiaries or any Company Related Party have liability for monetary damages relating to or arising out of the Merger Agreement or the Transactions in excess of the Company Termination Fee, together with any Enforcement Expenses.
Specific Performance. Parent and Merger Sub, on the one hand, and SoundThinking, on the other hand, are entitled to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce the terms of the Merger Agreement, in addition to any other remedy to which they are entitled at law or in equity, provided that SoundThinking may only cause Parent to exercise its rights to enforce the obligations of the Equity Investor under the Equity Commitment Letter in order to cause the equity financing contemplated thereby to be funded if all of the Offer Conditions have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the expiration of the Offer, each of which is capable of being satisfied at the expiration of the Offer) and that all of the conditions to the Merger set forth in Section 7.1 of the Merger Agreement have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Effective Time, each of which is capable of being satisfied at the Effective Time).
Expenses. Except as otherwise set forth in the Merger Agreement, whether or not the Merger is consummated, all expenses (including those payable to counsel, accountants, investment bankers, experts and consultants to a party and its affiliates) incurred by any party or on its behalf (collectively, “Expenses”) in connection with the Merger Agreement and the Transactions shall be paid by the party incurring such Expenses.
Offer Conditions. The Offer Conditions are described in Section 15 — “Conditions of the Offer.”
Other Agreements
Tender and Support Agreement
The following is a summary of the material provisions of the Tender and Support Agreement. The following description of the Tender and Support Agreement is only a summary and is qualified in its entirety by reference to the Tender and Support Agreement, a copy of which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference.
Concurrently with the entry into the Merger Agreement, the Supporting Stockholder, solely in its capacity as a stockholder of SoundThinking, entered into that certain Tender and Support Agreement with Parent and Merger Sub, dated as of September 28, 2026. The Supporting Stockholder beneficially owned approximately 15.8% of the outstanding Shares as of September 24, 2026. Parent and Merger Sub expressly disclaim beneficial ownership of all Shares covered by the Tender and Support Agreement.
The Tender and Support Agreement provides that, subject to the terms and conditions thereof, no later than seven (7) business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (or, in the case of any Shares acquired by the Supporting Stockholder during the Veradace Agreement Period (as defined below), or, in each case, if the Supporting Stockholder has not received the Offer Documents by such time, as promptly as practicable following such seventh business day period after the acquisition of such shares or receipt of the Offer Documents, as the case may be (but in no event later than expiration of the Offer, if practicable)), the Supporting Stockholder will tender into the Offer, and not withdraw, all the outstanding Shares the Supporting Stockholder owns of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act) as of the date of the Tender and Support Agreement or that the Supporting Stockholder acquires record ownership or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) after such date during the Veradace Agreement Period (the “Supporting Stockholder’s Subject Shares”).
During the period from September 28, 2026, until the termination of the Tender and Support Agreement (the “Veradace Agreement Period”), the Supporting Stockholder has agreed to, at any annual or special meeting of the stockholders of SoundThinking, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of SoundThinking, be present (if the meeting is held, in person or by proxy) and vote (or cause to be voted) the Supporting Stockholder’s Subject Shares (a) against any Takeover Proposal or any other action, agreement or transaction involving SoundThinking that is intended, or would reasonably be expected, to impede, interfere with, materially delay, materially postpone or prevent the consummation of the Offer or the Merger or the other Transactions contemplated by the Merger Agreement or any other Transaction Document; (b) against any change in the capitalization of SoundThinking or amendment to the Company Organizational Documents prohibited by the Merger Agreement; (c) against any change in membership of the SoundThinking Board that is not recommended or approved by the SoundThinking Board; and (d) against any other proposed action that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of SoundThinking contained in the Merger Agreement, or of the Supporting Stockholder contained in the Tender and Support Agreement. For so long as the Tender and Support Agreement has not been validly terminated, the Supporting Stockholder shall retain at all times the right to vote the Supporting Stockholder’s Subject Shares in the Supporting Stockholder’s sole discretion, and without any other limitation on any matters other than those set forth in this paragraph that are at any time or from time to time presented for consideration to SoundThinking stockholders generally.
During the Veradace Agreement Period, the Supporting Stockholder will not, directly or indirectly, (i) create or permit to exist any lien, other than permitted liens, on any of the Supporting Stockholder’s Subject Shares; (ii) transfer, sell (including short sell), assign, gift, hedge, pledge, grant a participation interest in, hypothecate or otherwise dispose of, or enter into any derivative arrangement with respect to, any of the Supporting Stockholder’s Subject Shares; or (iii) take or permit any other action that would, or would reasonably be expected to, make any representation or warranty of the Supporting Stockholder therein untrue or incorrect, or have the effect of preventing or disabling the Supporting Stockholder from performing, and complying with, any of its obligations under the Tender and Support Agreement.
The Supporting Stockholder, solely in its capacity as a stockholder of SoundThinking, agreed not to, and agrees not to instruct or knowingly permit any of its representatives to, directly or indirectly, (a) solicit, initiate, propose or knowingly encourage, knowingly facilitate or knowingly assist any Takeover Proposal; (b) participate, enter into or engage in any discussions or negotiations with any person with respect to a Takeover Proposal; (c) furnish, or otherwise disclose any information relating to SoundThinking or any of its subsidiaries, in each case, to any person that has made or is reasonably known to be considering making any inquiry, offer or proposal that constitutes, or reasonably would be expected to lead to, any Takeover Proposal (except, in each case, solely to notify such person in response to an unsolicited inquiry that the non-solicitation provisions of the Merger Agreement and the Tender and Support Agreement prohibit such discussions or negotiations); or (d) authorize, propose, resolve, agree, commit or publicly announce an intention to, do any of the foregoing.
The Tender and Support Agreement terminates automatically upon the earliest of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) termination of the Tender and Support Agreement by mutual written consent of the parties thereto or (iv) any amendment or change to the Merger Agreement or the Offer that is effected without the Supporting Stockholder’s consent that (a) decreases the amount, or changes the form, of consideration in an adverse manner to the Supporting Stockholder, individually, or the holders of Shares, generally, or (b) imposes any material restrictions or additional conditions on the consummation of the Merger or the other Transactions or the payment of the Offer Price to stockholders pursuant to the Merger Agreement.
Tender, Support and Reinvestment Agreement
The following is a summary of the material provisions of the Tender, Support and Reinvestment Agreement. The following description of the Tender, Support and Reinvestment Agreement is only a summary and is qualified in its entirety by reference to the Tender, Support and Reinvestment Agreement, a copy of which is filed as Exhibit (d)(3) to the Schedule TO and is incorporated herein by reference.
Concurrently with the entry into the Merger Agreement, Gary M. Lauder, The Gary M. Lauder Revocable Trust, Lauder Partners LLC, and Gary M. Lauder 2015 Trust (each a “Lauder Supporting Stockholder,” and collectively, the “Lauder Supporting Stockholders”), solely in their respective capacities as stockholders of SoundThinking, entered into that certain Tender, Support and Reinvestment Agreement (the “Tender, Support and Reinvestment Agreement”) with Parent, Merger Sub, TopCo, and Transom Signal HoldCo, Inc., dated as of September 28, 2026. The Lauder Supporting Stockholders beneficially owned approximately 17.0% of the outstanding Shares as of September 24, 2026. Parent and Merger Sub expressly disclaim beneficial ownership of all Shares covered by the Tender, Support and Reinvestment Agreement.
The Tender, Support and Reinvestment Agreement provides that, subject to the terms and conditions thereof, no later than seven (7) business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (or, in the case of any Shares acquired by a Lauder Supporting Stockholder during the Lauder Agreement Period (as defined below), or in each case, if a Lauder Supporting Stockholder has not received the Offer Documents by such time, as promptly as practicable following such seventh business day period after the acquisition of such shares or receipt of the Offer Documents, as the case may be (but in no event later than expiration of the Offer, if practicable)), each Lauder Supporting Stockholder will tender into the Offer, and not withdraw, all the outstanding Shares such Lauder Supporting Stockholder owns of record or beneficially (within the meaning of Rule 13d-3 under the Exchange

Act) as of the date of the Tender, Support and Reinvestment Agreement or that the Lauder Supporting Stockholder acquires record ownership or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) after such date during the Lauder Agreement Period (“Lauder Subject Shares”).
During the period from September 28, 2026, until the termination of the Tender, Support and Reinvestment Agreement (the “Lauder Agreement Period”), each Lauder Supporting Stockholder has agreed to, at any annual or special meeting of the stockholders of SoundThinking, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of SoundThinking, be present (if the meeting is held, in person or by proxy) and vote (or cause to be voted) the Lauder Subject Shares (a) against any Takeover Proposal or any other action, agreement or transaction involving SoundThinking that would reasonably be expected to impede, interfere with, materially delay, materially postpone or prevent the consummation of the Offer or the Merger or the other Transactions contemplated by the Merger Agreement or any other Transaction Document; (b) against any change in the capitalization of SoundThinking or amendment to the Company Organizational Documents prohibited by the Merger Agreement; (c) against any change in membership of the SoundThinking Board that is not recommended or approved by the SoundThinking Board; and (d) against any other proposed action that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of SoundThinking contained in the Merger Agreement, or of the Lauder Supporting Stockholder contained in the Tender, Support and Reinvestment Agreement. For so long as the Tender, Support and Reinvestment Agreement has not been validly terminated, each Lauder Supporting Stockholder shall retain at all times the right to vote the Lauder Subject Shares in the Lauder Supporting Stockholder’s sole discretion, and without any other limitation on any matters other than those set forth in this paragraph that are at any time or from time to time presented for consideration to SoundThinking stockholders generally.
During the Lauder Agreement Period, subject to certain exceptions, each Lauder Supporting Stockholder will not, directly or indirectly, (i) create or permit to exist any lien, other than permitted liens, on any of such Lauder Subject Shares; (ii) transfer, sell (including short sell), assign, gift, hedge, pledge, grant a participation interest in, hypothecate or otherwise dispose of, or enter into any derivative arrangement with respect to, any of the Lauder Subject Shares; or (iii) take or permit any other action that would, or would reasonably be expected to, make any representation or warranty of such Lauder Supporting Stockholder therein untrue or incorrect, or have the effect of preventing or disabling such Lauder Supporting Stockholder from performing, and complying with, any of its obligations under the Tender, Support and Reinvestment Agreement.
Each Lauder Supporting Stockholder, solely in its capacity as a stockholder of SoundThinking, agreed not to, and agrees not to instruct, authorize or knowingly permit any of its representatives to, directly or indirectly, (a) solicit, initiate, propose or knowingly encourage, knowingly facilitate or knowingly assist any Takeover Proposal; (b) participate, enter into or engage in any discussions or negotiations with any person with respect to a Takeover Proposal; (c) furnish, or otherwise disclose any information relating to SoundThinking or any of its subsidiaries, in each case, to any person that has made or is reasonably known to be considering making any inquiry, offer or proposal that constitutes, or reasonably would be expected to lead to, any Takeover Proposal (except, in each case, solely to notify such person in response to an unsolicited inquiry that the non-solicitation provisions of the Merger Agreement and the Tender, Support and Reinvestment Agreement prohibit such discussions or negotiations); or (d) authorize, propose, resolve, agree, commit or publicly announce an intention to, do any of the foregoing. Notwithstanding the foregoing, each Lauder Supporting Stockholder may (and permit its affiliates and representatives to) participate in discussions and negotiations with third parties with respect to Takeover Proposals, if, and solely to the extent, SoundThinking is permitted to engage in such discussions and negotiations under the Merger Agreement.
The Tender, Support and Reinvestment Agreement terminates automatically with respect to each Lauder Supporting Stockholder upon the earliest of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, subject to the survival of the reinvestment and certain other provisions, (iii) termination of the Tender, Support and Reinvestment Agreement by mutual written consent of the parties thereto or (iv) any amendment or change to the Merger Agreement or the Offer that is effected without such Lauder Supporting Stockholder’s consent that decreases the amount, or changes the form, of consideration in an adverse manner to such Lauder Supporting Stockholder, individually, or the holders of Shares, generally pursuant to the Merger Agreement.
Subject to the terms and conditions of the Tender, Support and Reinvestment Agreement, following the Effective Time, the participating Lauder Supporting Stockholders will purchase equity interests in Transom Signal HoldCo, Inc. in exchange for an aggregate amount of cash calculated to result in the participating stockholders holding, in the aggregate, an agreed percentage of equity interests of TopCo, and immediately thereafter contribute such equity interests to TopCo in exchange for equity interests of equivalent value in TopCo. If the form of TopCo’s limited partnership agreement has not been agreed, each Lauder Supporting Stockholder may elect by written notice, at any time prior to the Offer Acceptance Time, not to participate in the reinvestment without affecting its tender or support obligations.
Equity Commitment Letter and Limited Guarantee
The descriptions of the Equity Commitment Letter and the Limited Guarantee included in Section 9 — “Source and Amount of Funds — Financing” and “ — Limited Guarantee” are incorporated into this Section 11 by reference.
Contingent Value Rights Agreement
The following is a summary of the material provisions of the CVR Agreement. The following description of the CVR Agreement is only a summary and is qualified in its entirety by reference to the Form of CVR Agreement, a copy of which is filed as Exhibit (d)(9) to the Schedule TO and is incorporated herein by reference.
At the Effective Time, SoundThinking, Parent, and the Rights Agent will execute the CVR Agreement, which CVR Agreement will govern the terms of the CVRs.
Each CVR represents a non-transferable contractual contingent right to receive a cash payment of up to $3.00 per CVR, without interest and less any applicable tax withholding, upon achievement of certain specified Revenue milestones for the Company’s fiscal year commencing January 1, 2027, and ending December 31, 2027 (the “Initial Milestone Period”), and, for certain other specified, limited revenues, a period of one hundred twenty (120) days thereafter (the “Continuation Period” and together with the Initial Milestone Period, the “Milestone Period”), as follows:
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if Revenue for the Company’s ShotSpotter and SafePointe products for the Milestone Period equals or exceeds $73,500,000 (the “Minimum Milestone”), each CVR holder will be entitled to receive $0.50 per CVR;

•
for each additional $500,000 increment of Revenue for the Company’s ShotSpotter and SafePointe products above $73,500,000 up to and including $75,500,000, each CVR holder will be entitled to receive an additional $0.05 per CVR; and

•
for each additional $250,000 increment of Revenue for the Company’s ShotSpotter and SafePointe products above $75,500,000 up to and including $87,000,000 (each, an “Additional Milestone”), each CVR holder will be entitled to receive an additional $0.05 per CVR, such that the maximum aggregate payment will not exceed $3.00 per CVR if Revenue for the Company’s ShotSpotter and SafePointe products for the Milestone Period equals or exceeds $87,000,000.

“Revenue” means the revenue of Parent and its subsidiaries during the Milestone Period determined on a consolidated basis in accordance with GAAP (including the application of Accounting Standards Codification Topic 606 (Revenue from Contracts with Customers) (“ASC 606”)) applied on a basis consistent with the Financial Statements, solely in respect of sales of the ShotSpotter and SafePointe products (including, for each, any directly associated products (provided that in no event shall SoundThinking’s CrimeTracer, CaseBuilder, ResourceRouter or PlateRanger products be deemed to be directly associated products of ShotSpotter and SafePointe)); provided, that (i) the transfer of any applicable products of Parent or any of its subsidiaries between or among any of Parent or its subsidiaries will not be considered a sale and any revenue related thereto shall not be counted as Revenue, (ii) if Parent or any of its subsidiaries (other than pursuant to a Change of Control) divests any of the applicable products of Parent or any of its subsidiaries following the date of the CVR Agreement (such divested product, a “Divested Product”), then revenue with respect to the sales of such Divested Product will be included in Revenue as follows: (x) for the portion of the Initial Milestone Period prior to the divestiture of the Divested Product, the actual revenue (as calculated hereunder) for the sales of such Divested Product and (y) for the portion of the Initial Milestone Period following the divestiture of the Divested Product, an amount equal to the product of (A) the amount determined under clause (x) above, multiplied by (B) a fraction, the numerator of which is the number of days in the portion of the Initial Milestone Period from and after the divestiture of the Divested Product and the denominator of which is the number of days in the portion of the Initial Milestone Period prior to the divestiture of the Divested Product, and (iii) notwithstanding anything to the contrary herein, Revenue during the Milestone Period shall include Continuation Revenue during the Continuation Period. For any contract, Revenue (including Continuation Revenue) shall be reduced by the lesser of (A) (x) the amount of known and material collection risk, including potential bad debt or expected credit losses, attributable to Revenue recognized during the Milestone Period, as reasonably determined by Parent in good faith in accordance with GAAP consistent with past practice, including ASC 606 and Accounting Standards Codification Topic 326 (Current Expected Credit Losses), applicable to such contract for the Milestone Period minus (y) the amount of applicable GAAP revenue actually recognized prior to the Milestone Determination Date for which there was otherwise a reduction pursuant to clause (x) or (B) the amount of applicable GAAP revenue actually recognized prior to the Milestone Determination Date.
“Continuation Revenue” means Revenue recognized by Parent or any of its subsidiaries during the Continuation Period that is attributable to the renewal, extension, amendment, or replacement of the contract listed on Schedule A of the CVR Agreement (the “Applicable Contract”) that (a) expired during the Initial Milestone Period, (b) for which services continued to be provided following such expiration, and (c) is executed or otherwise finalized during the Continuation Period. For purposes of calculating the Milestone Payment Amount, such Revenue shall be deemed earned during the Initial Milestone Period to the extent attributable to services provided during the Initial Milestone Period and prior to execution of such renewal agreement, regardless of the period in which such Revenue is recognized under GAAP. For the avoidance of doubt, Continuation Revenue shall include only the renewal for similar services under the Applicable Contract and shall not include revenue attributable to material expansions in scope and new product offerings entered into after the end of the Initial Milestone Period.
Under the terms of the CVR Agreement, Parent and SoundThinking (and their respective successors and assigns) shall, and shall cause their respective subsidiaries to, use Commercially Diligent Efforts (as defined below) to achieve the Minimum Milestone and Additional Milestones. However, use of Commercially Diligent Efforts does not guarantee that Parent will achieve the Minimum Milestone and any Additional Milestones. Whether the Minimum Milestone or any Additional Milestone is achieved, and whether any Milestone Payment Amount becomes payable, will depend on numerous factors, some of which are within the control of Parent and SoundThinking (or their respective successors and assigns) and others of which are beyond their control.
“Commercially Diligent Efforts” means the level of efforts of Parent and/or any of its subsidiaries to operate SoundThinking and its subsidiaries in the ordinary course of business and in a good faith, diligent and sustained manner consistent with past practice in all material respects as of the date of the CVR Agreement, including (without limitation) a level of effort and expenditure of resources that a company of comparable size, nature and resources as those of SoundThinking and its subsidiaries, taken as a whole, would use to conduct the operations and business of SoundThinking and its subsidiaries, including by maintaining an appropriate sales force/work force; provided that (x) Parent and its subsidiaries shall be permitted to take into account in good faith the nature of efforts and cost required for the undertaking at stake and reasonable factors with respect to such operation, including material changes (as compared to the date of the CVR Agreement) to the time and cost to develop and commercialize any products of SoundThinking or any of its subsidiaries, the competitiveness of alternative third-party products, pricing, revenue prospects, actual profitability, potential third-party liability and litigation risk, and technical, commercial, legal and regulatory, political, legislative, marketing, scientific factors, in each case, based on then existing and reasonably anticipated future conditions, (y) such level of efforts shall be determined without taking into account the fact of or the cost of any potential Aggregate Milestone Payment Amount (as defined in the CVR Agreement) payable in accordance with the terms of the CVR Agreement and (z) “Commercially Diligent Efforts” shall be determined on a product-by-product basis. For the avoidance of doubt, Commercially Diligent Efforts does not mean that Parent or any of its affiliates guarantees that Parent will actually achieve the Minimum Milestone and any Additional Milestones and a failure to achieve the Minimum Milestone and any Additional Milestones may still be consistent with Commercially Diligent Efforts.
It is possible that the Minimum Milestone and any Additional Milestones described above will not be achieved in the applicable measurement period, in which case SoundThinking stockholders will receive only the Closing Amount for any Shares the SoundThinking stockholders tender in the Offer and no payments with respect to the CVRs. The Minimum Milestone and each Additional Milestone may only be achieved, and any corresponding payment made, one time. It is not possible to predict whether any payment will become payable with respect to the CVRs.
The right to the payments described above is solely a contractual right governed by the terms and subject to the conditions of the CVR Agreement. The CVRs will not be evidenced by a certificate or other instrument, will not have any voting or dividend rights and will not represent any equity or ownership in Parent, Merger Sub or SoundThinking or any of their affiliates or subsidiaries. The CVRs will not be registered with the SEC or listed for trading on any securities exchange. No interest will accrue or be payable in respect of any of the amounts that may be payable in respect of the CVRs. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a “Permitted Transfer,” which includes, (i) upon death of a CVR holder by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the CVR is to be passed to beneficiaries of the CVR holder upon the death of the CVR holder; (iii) pursuant to a court order (including in connection with bankruptcy or liquidation); (iv) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) in the case of a CVR held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, or from such nominee to another nominee for the same beneficial owner; (vi) if the CVR holder is a corporation, partnership or limited liability company, a distribution by the transferring corporation, partnership or limited liability company to its stockholders, partners or members, as applicable (provided that such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act); or (vii) through the CVR holder’s option to abandon all remaining rights represented by CVRs by transferring such CVR to Parent or a person nominated in writing by Parent in accordance with Section 2.7 of the CVR Agreement.
Without the consent of any CVR holders or the Rights Agent, Parent, at any time and from time to time, may enter into one or more amendments to the CVR Agreement, solely to evidence the succession of another person to Parent and the assumption by any such successor of the covenants of Parent.
Without the consent of any CVR holders, Parent (when authorized by a resolution of Parent’s board of managers or similar governing body) and the Rights Agent, at any time and from time to time, may enter into one or more amendments, for any of the following purposes: (i) to evidence the succession of another person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent under the CVR Agreement; (ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the CVR holders; provided that, in each case, such provisions do not adversely affect the interests of the CVR holders; (iii) to cure any ambiguity, to correct or supplement any provision of the CVR Agreement that may be defective or inconsistent with any other provision thereof, or to make any other provisions with respect to matters or questions arising under the CVR Agreement; provided that, in each case, such provisions do not adversely affect the interests of the CVR holders; (iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, Exchange Act or any applicable state securities or “blue sky” laws; provided that, in each case, such provisions do not materially adversely affect the interests of the CVR holders; (v) as may be necessary to ensure that Parent complies with applicable Law; provided that in each case, such amendments shall not adversely affect the interests of the CVR holders; or (vi) any other amendments to the CVR Agreement for the purpose of adding, eliminating or changing any provisions of the CVR Agreement, unless such addition, elimination or change is adverse to the interests of the CVR holders.
With consent of the Acting Holders (holders of at least 25% of the outstanding CVRs acting collectively) whether evidenced in writing or taken at a meeting of the CVR holders, Parent (when authorized by a resolution of Parent’s board of managers or similar governing body) and the Rights Agent may enter into one or more amendments for the purpose of adding, eliminating or changing any provisions of the CVR Agreement, even if such addition, elimination or change is materially adverse to the interests of the CVR holders; provided, however, that no such amendment shall, without the consent of the CVR holders of 75% of the outstanding CVRs: (i) modify in a manner adverse to the CVR holders any provision of the CVR Agreement with respect to the termination of the CVR Agreement or the CVRs; (ii) modify in a manner materially adverse to the CVR holders (a) the time for, and amount of, any payment to be made to the CVR holders pursuant to the CVR Agreement or (b) the definitions of Minimum Milestone, Additional Milestone, Revenue, Continuation Revenue, Initial Milestone Period and Milestone Period; (iii) reduce the number of CVRs (for the avoidance of doubt other than as automatically set forth pursuant to Section 2.7 of the CVR Agreement); or (iv) modify any provision contained in this paragraph, except to increase the percentage of CVR holders from whom consent is required or to provide that certain provisions of the CVR Agreement cannot be modified or waived without the consent of the holder of each outstanding CVR affected thereby.
Confidentiality Agreement
On April 28, 2026, Transom Capital Group, LLC (“Transom Capital”) and SoundThinking entered into a nondisclosure agreement (the “Confidentiality Agreement”), which has a term through April 28, 2028. Under the Confidentiality Agreement, Transom Capital agreed to (i) maintain the confidentiality and not disclose any confidential information of the other party to any third party (other than such receiving party’s representatives) and (ii) not disclose that confidential information was made available to Transom Capital or that the parties were in discussions or negotiations with SoundThinking with respect to a potential transaction, in each case, subject to certain exceptions. The Confidentiality Agreement also includes a customary prohibition against the trading in SoundThinking securities while in possession of material, non-public information. The Confidentiality Agreement contains a non-solicitation provision prohibiting Transom Capital, for a period of twelve (12) months from the date of the Confidentiality Agreement, from, directly or indirectly, soliciting the employment of any executive officer of SoundThinking or any of its subsidiaries or any other senior management or technical employee of SoundThinking or any of its subsidiaries who became known to Transom Capital in connection with the Transactions or with whom Transom Capital had contact in connection with the Transactions.
This summary of the Confidentiality Agreement is only a summary and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(5) to the Schedule TO and is incorporated herein by reference.
Exclusivity Agreements
Prior to signing the Merger Agreement, SoundThinking and Transom Capital entered into an exclusivity agreement, effective as of June 11, 2026, and extended on July 10, 2026 (as extended, the “First Exclusivity Agreement”), which provided for exclusive negotiations between SoundThinking and Transom Capital until 11:59 p.m., Pacific time, on July 17, 2026. SoundThinking and Transom Capital then entered into an exclusivity agreement, effective as of August 27, 2026 (the “Second Exclusivity Agreement”), which provided for exclusive negotiations between SoundThinking and Transom Capital until 11:59 p.m., Pacific time, on September 3, 2026.
The foregoing summary and description of the First Exclusivity Agreement and Second Exclusivity Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the First Exclusivity Agreement and the Second Exclusivity Agreement, copies of which are filed as Exhibit (d)(7) and Exhibit (d)(8), respectively, to the Schedule TO and are incorporated herein by reference.
12.	Purpose of the Offer; Plans for SoundThinking
Purpose of the Offer
The purpose of the Offer is for Parent, through Merger Sub, to acquire control of, and would be the first step in Parent’s acquisition of the entire equity interest in, SoundThinking. The Offer is intended to facilitate the acquisition of all issued and outstanding Shares. The purpose of the Merger is to acquire all issued and outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated, Merger Sub intends to complete the Merger as soon as practicable thereafter.
At a meeting held on September 28, 2026, the SoundThinking Board unanimously (i) determined that the Merger Agreement, the CVR Agreement and the Transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders; (ii) approved the Merger Agreement, the CVR Agreement and the Transactions contemplated by the Merger Agreement, including the Offer and the Merger, (iii) resolved that the Merger shall be effected under Section 251(h) of the DGCL; and (iv) recommended that the stockholders of the Company tender their Shares to Merger Sub pursuant to the Offer, in each case upon the terms and subject to the conditions set forth in the Merger Agreement.
If the Offer is consummated, we will not seek the approval of SoundThinking’s remaining stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the constituent corporation that would otherwise be required to approve a merger for the constituent corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the constituent corporation. Accordingly, if we consummate the Offer, we are required pursuant to the Merger Agreement to complete the Merger without a vote of SoundThinking stockholders in accordance with Section 251(h) of the DGCL.
Plans for SoundThinking
If the Offer and Merger are consummated, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation will be amended and restated in their entirety to read as set forth in Exhibit B and Exhibit C, respectively, of the Merger Agreement. If requested by Parent prior to the Effective Time, SoundThinking will cause to be delivered to Parent resignations executed by each director of SoundThinking and its subsidiaries, effective upon the Effective Time, and the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation from and after the Effective Time until their respective successors are duly elected and qualified. The officers of SoundThinking immediately prior to the Effective Time will be the initial officers of the Surviving Corporation until their successors have been elected or appointed.

Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of SoundThinking will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Based on available information, we are conducting a detailed review of SoundThinking and its assets, corporate structure, dividend policy, capitalization, indebtedness, operations, properties, policies and management and personnel, and will consider what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. We also expect that the Shares will be delisted and will no longer be quoted on Nasdaq, and that SoundThinking’s obligation to file periodic reports under the Exchange Act will be suspended. We will continue to evaluate the business and operations of SoundThinking during the pendency of the Offer and after the consummation of the Offer and will take such actions as we deem appropriate under the circumstances then existing. Thereafter, we intend to review such information as part of a comprehensive review of SoundThinking’s business, operations, capitalization and management with a view to optimizing development of SoundThinking’s potential. Possible changes could include changes in SoundThinking’s business, corporate structure, charter, bylaws, capitalization, board of directors, management, business development opportunities, indebtedness or dividend policy, although, except as disclosed in this Offer to Purchase, we have no current plans with respect to any of such matters. Parent, Merger Sub, and the Surviving Corporation expressly reserve the right to make any changes they deem appropriate in light of such evaluation and review or in light of future developments.
As of the date of this Offer to Purchase, no member of SoundThinking’s current management has entered into any agreement, arrangement or understanding with Parent, Merger Sub or their affiliates regarding potential terms of employment with, or the right to participate in the equity of, the Surviving Corporation or Parent. Moreover, as of the date of this Offer to Purchase, no discussions have been held between members of SoundThinking’s current management and Parent, Merger Sub or their affiliates with respect to any such agreement, arrangement or understanding. Parent may establish equity-based compensation plans for management of the Surviving Corporation. The potential terms of any new arrangements are currently expected to be discussed and entered into after completion of the Merger.
In the normal course of its business of investing, Transom Capital may pursue acquisitions of other companies in SoundThinking’s industry and look to combine those companies with SoundThinking. Except as described above or elsewhere in this Offer to Purchase, Merger Sub and Parent have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving SoundThinking or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of SoundThinking or any of its subsidiaries, (iii) any change in the SoundThinking Board or management of SoundThinking, (iv) any material change in SoundThinking’s capitalization or dividend policy, (v) any other material change in SoundThinking’s corporate structure or business, (vi) a class of securities of SoundThinking being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of SoundThinking being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.
13.	Certain Effects of the Offer
If the Offer is consummated, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement (See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement”), Merger Sub will merge with and into SoundThinking pursuant to Section 251(h) of the DGCL. Since the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Promptly after the consummation of the Offer, and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we and SoundThinking will consummate the Merger as soon as practicable pursuant to Section 251(h). Immediately following the Merger, all of the issued and outstanding shares of SoundThinking’s common stock will be held by Parent.
Market for the Shares. If the Offer is successful, there will be no market for the Shares because Merger Sub intends to consummate the Merger as soon as practicable thereafter, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.
Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq if, among other things, SoundThinking does not meet the requirements for the number of publicly held Shares, the aggregate market value of the publicly held Shares or the number of market makers for the Shares. Parent will seek to cause the delisting of the Shares on Nasdaq as promptly as practicable after the Effective Time.

If Nasdaq were to delist the Shares prior to the consummation of the Merger, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations of the Shares would be reported by other sources. The extent, if any, of a public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, and other factors.
Margin Regulations. The Shares are currently “margin stock” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit based on the use of Shares as collateral. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin stock” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.
Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon notice to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by SoundThinking to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to SoundThinking, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of SoundThinking and persons holding “restricted securities” of SoundThinking to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin stock” or be eligible for listing on Nasdaq. We will cause the delisting of the Shares from Nasdaq and the termination of the registration of the Shares under the Exchange Act as soon after completion of the Merger as the requirements for such delisting and termination of registration are satisfied.
14.	Dividends and Distributions
The Merger Agreement provides that from September 28, 2026, to the Effective Time, without the prior written consent of Parent, SoundThinking will not authorize, declare, set aside or pay any dividends on or make any other actual, constructive or deemed distribution with respect to its outstanding shares of capital stock or other equity or voting interest (whether in cash, assets, stock or other securities of SoundThinking or its subsidiaries), except dividends and distributions paid by wholly owned subsidiaries of SoundThinking to SoundThinking or to any of SoundThinking’s other wholly owned subsidiaries.
15.	Conditions of the Offer
For purposes of this Section 15, capitalized terms used in this Section 15 and defined in the Merger Agreement have the meanings set forth in the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. The obligation of Merger Sub to accept for purchase and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions below (collectively, the “Offer Conditions”). Merger Sub will not be required to accept for purchase or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules or regulations) the payment for, any tendered Shares, and, to the extent permitted by the Merger Agreement, may terminate the Offer: (i) upon termination of the Merger Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 1.1(c) of the Merger Agreement), if: (A) the Minimum Condition, the Termination Condition and conditions set forth in clause (e) below shall not be satisfied by one minute after 11:59 p.m., New York City time, on such Expiration Date; or (B) any of the other conditions set forth below shall not be satisfied or waived (to the extent permitted by applicable law) in writing by Parent by one minute after 11:59 p.m., New York City time, on such Expiration Date:
(a) there shall have been validly tendered in the Offer (and not validly withdrawn) prior to the Expiration Date that number of Shares that, considered together with all other Shares (if any) then owned by Merger Sub or any of its affiliates (as defined in Section 251(h)(6)(a) of the DGCL), would represent at least one Share more than 50% of the Shares outstanding at the Expiration Date (the “Minimum Condition”);

(b) each representation and warranty of SoundThinking (i) contained in Section 4.1 (Organization and Power), Section 4.2 (Corporate Authorization), Section 4.3 (Enforceability), Section 4.4(a) (Organizational Documents; Subsidiaries), Section 4.28 (Takeover Statutes) and Section 4.26 (Brokers and Finders) of the Merger Agreement that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications shall be true and correct in all material respects, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), and (B) are qualified by Company Material Adverse Effect or other materiality qualifications shall be true and correct in all respects, in each case at and as of September 28, 2026, and the Closing Date, as though made on the Closing Date (except for representations and warranties that relate to a specific date or time, which need only be so true and correct as of such date or time); (ii) contained in Section 4.7(a) through Section 4.7(c) (Capitalization) of the Merger Agreement shall be true and correct in all respects (except for any de minimis inaccuracies) at and as of September 28, 2026, and the Closing Date, as though made as of the Closing Date (except for representations and warranties that relate to a specific date or time, which need only be so true and correct in all respects (except for any de minimis inaccuracies) as of such date or time); (iii) contained in Section 4.12(b) (Absence of Company Material Adverse Effect) of the Merger Agreement shall be true and correct at and as of September 28, 2026, and the Closing Date, as though made as of the Closing Date; and (iv) otherwise set forth in Section 4 of the Merger Agreement, without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein (provided, however, that the foregoing shall not apply to the applicable portions of any representations and warranties set forth in Section 4 of the Merger Agreement that are qualified by materiality or similar qualifications), shall be true and correct at and as of September 28, 2026, and the Closing Date, as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time) and except for any inaccuracies as has not had, individually or in the aggregate, a Company Material Adverse Effect;
(c) SoundThinking shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the Expiration Date;
(d) since September 28, 2026, there shall have been no Effect that has had, individually or in the aggregate, a Company Material Adverse Effect;
(e) Parent shall have received a certificate signed by the chief executive officer of SoundThinking, certifying as to the matters set forth in the foregoing clauses (b), (c) and (d); and
(f) the Merger Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).
The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate or modify the Offer pursuant to the terms of the Merger Agreement. The foregoing conditions are for the sole benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to any such conditions (including any action or inaction by Parent or Merger Sub) and (except for the Minimum Condition and the Termination Condition) may be waived by Parent and Merger Sub, in whole or in part, at any time and from time to time, in the sole and absolute discretion of Parent and Merger Sub. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.
Notwithstanding the foregoing, any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. In addition, if we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act.
16.	Certain Legal Matters; Regulatory Approvals
Based on our examination of publicly available information filed by SoundThinking with the SEC and other publicly available information concerning SoundThinking, we are not aware of any governmental license or regulatory permit that appears to be material to SoundThinking’s business that would be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below in this Section 16, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our purchase of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except for takeover laws in jurisdictions other than Delaware as described below under “State Takeover Laws,” such approval or other action will be sought. We do not anticipate delaying the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or action, if needed, will be obtained or, if obtained, that it will be obtained without substantial conditions; and, there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to SoundThinking’s business or that certain parts of SoundThinking’s business might not have to be disposed of or held separate, any of which may give us the right to terminate the Offer at the Expiration Date without accepting for payment any Shares validly tendered (and not validly withdrawn) pursuant to the Offer. Our obligation under the Offer to accept for payment and pay for Shares is subject to the Offer Conditions. See Section 15 — “Conditions of the Offer.”
Antitrust Compliance
Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and the rules and regulations promulgated thereunder, certain transactions cannot be consummated until, among other things, notifications have been submitted to the Federal Trade Commission and the Department of Justice and specified waiting period requirements have been satisfied. The Transactions contemplated by the Merger Agreement, including Merger Sub’s purchase of Shares pursuant to the Offer, are not reportable under the HSR Act.
State Takeover Laws
SoundThinking is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL (“Section 203”) prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The SoundThinking Board approved the Merger Agreement and the Offer, the Merger and the Transactions contemplated by the Merger Agreement, and the restrictions on “business combinations” described in Section 203 are inapplicable to the Merger Agreement, the Offer, the Merger and the Transactions contemplated by the Merger Agreement, the Tender and Support Agreement and the Tender, Support and Reinvestment Agreement.
SoundThinking conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 — “Conditions of the Offer.”
Going Private Transactions
The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because (i) we were not, at the time the Merger Agreement was executed, and are not, an affiliate of SoundThinking for purposes of the Exchange Act; (ii) we anticipate that the Merger will be effected as soon as practicable after the consummation of the Offer (and in any event within one (1) year following the consummation of the Offer); and (iii) in the Merger, stockholders will receive the same price per Share as the Offer Price.
Stockholder Approval Not Required
Section 251(h) of the DGCL generally provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding stock of SoundThinking to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the adoption of the Merger Agreement and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of SoundThinking to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to consummate the Merger under Section 251(h) of the DGCL without submitting the adoption of the Merger Agreement to a vote of the SoundThinking stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Parent, Merger Sub and SoundThinking will take all necessary and appropriate action to effect the Merger as soon as practicable without a meeting of SoundThinking stockholders in accordance with Section 251(h) of the DGCL.
17.	Appraisal Rights
No appraisal rights are available to stockholders of SoundThinking in connection with the Offer. However, if the Offer is successful and the Merger is consummated, SoundThinking stockholders who continuously held Shares from the date of the demand for appraisal through the effective date of the Merger who: (i) did not tender their Shares in the Offer; (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL, including providing documentary evidence of such stockholder’s beneficial ownership of such Shares with the demand; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with Section 262 of the DGCL, will be entitled to appraisal of their Shares and receive, in lieu of the consideration payable in the Merger, a cash payment equal to the “fair value” of such Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery (the “Delaware Court”), in accordance with Section 262 of the DGCL. Unless the Delaware Court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. Any stockholder contemplating the exercise of such appraisal rights should review carefully the provisions of Section 262 of the DGCL, particularly the procedural steps required to properly demand and perfect such rights. More information regarding Section 262 of the DGCL, including how to access it without subscription or cost, is set forth in SoundThinking’s Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to SoundThinking stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal).
In determining the “fair value” of any Shares, the Delaware Court will take into account all relevant factors. Holders of Shares should recognize that “fair value” so determined could be more than, the same as, or less than the Offer Price, and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.
Under Section 262 of the DGCL, if a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger or the surviving corporation within 10 days thereafter must notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and must include in such notice a copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. THE SCHEDULE 14D-9 CONSTITUTES THE FORMAL NOTICE OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.
Any stockholder or beneficial owner who desires to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the discussion of appraisal rights in the Schedule 14D-9 as well as Section 262 of the DGCL carefully because failure to timely and properly comply with the procedures of Section 262 of the DGCL will result in the loss of appraisal rights under the DGCL. All references in Section 262 of the DGCL and in this Section 17 to a “stockholder” are to the record holder of Shares unless otherwise expressly noted herein, and all such references to a “beneficial owner” mean a person who is the beneficial owner of Shares held either in voting trust or by a nominee on behalf of such person unless otherwise expressly noted herein.

As described more fully in the Schedule 14D-9, if a stockholder or beneficial owner elects to exercise appraisal rights under Section 262 of the DGCL and the Merger is consummated pursuant to Section 251(h) of the DGCL, such stockholder or beneficial owner must do all of the following:
•
prior to the later of the consummation of the Offer (which will occur at the date and time of the acceptance for payment of Shares pursuant to and subject to the conditions of the Offer) and twenty (20) days after the mailing of the Schedule 14D-9, deliver to SoundThinking a written demand for appraisal of Shares held, which demand must reasonably inform SoundThinking of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender his, her or its Shares in the Offer;
•	continuously hold the Shares from the date on which the written demand for appraisal is made through the Effective Time; and
•	comply with the procedures of Section 262 of the DGCL for perfecting appraisal rights thereafter.
Within 120 days after the effective date of the Merger, but not thereafter, the Surviving Corporation, or any holder of Shares who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL, may commence an appraisal proceeding by filing a petition (a “Petition”) in the Delaware Court demanding a determination of the fair value of the Shares held by all holders who did not tender their Shares in the Offer and who properly demanded appraisal. If no such Petition is filed within that 120-day period, appraisal rights will be lost for all holders of Shares who had previously demanded appraisal of their Shares. The Surviving Corporation is under no obligation to and has no present intention to file a Petition and holders should not assume that the Surviving Corporation will file a Petition or that it will initiate any negotiations with respect to the fair value of the Shares. Accordingly, it is the obligation of the holders of Shares to initiate all necessary action to perfect their appraisal rights in respect of the Shares within the period prescribed in Section 262 of the DGCL.
In the case of a written demand for appraisal made by a beneficial owner, the demand must (i) reasonably identify the holder of record of the Shares for which the demand is made, (ii) be accompanied by documentary evidence of the beneficial owner’s ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (iii) provide an address at which such beneficial owner consents to receive notices given by SoundThinking and to be set forth on the verified list to be filed with the Delaware Register in the Delaware Court. If the Shares are owned of record or beneficially in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be made in that capacity, and if the Shares are owned of record or beneficially by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record or beneficial owners.
The foregoing summary of the appraisal rights of stockholders and beneficial owners under the DGCL does not purport to be a complete statement of the procedures to be followed by the stockholders or beneficial owners desiring to exercise any appraisal rights, or to preserve the ability to do so, and is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. Failure to timely and properly comply with the procedures of Section 262 of the DGCL will result in the loss of appraisal rights. More information regarding Section 262 of the DGCL is set forth in the Schedule 14D-9, which is being mailed to SoundThinking stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal). Additionally, the full text of Section 262 of the DGCL is set forth in the Schedule 14D-9, Annex B and may be accessed without subscription or cost at the Delaware Code Online (available at delcode.delaware.gov/title8/c001/sc09/index.html#262).
The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares into the Offer (and do not subsequently validly withdraw such Shares prior to the Offer Acceptance Time), you will not be entitled to exercise appraisal rights with respect to such Shares, but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for such Shares. The foregoing summary does not constitute any legal or other advice, nor does it constitute a recommendation to exercise appraisal rights under Section 262 of the DGCL. Stockholders and beneficial owners who are considering exercising their appraisal rights are urged to consult their respective legal and other advisors before electing or attempting to exercise such rights.

18.	Fees and Expenses
Merger Sub has retained D.F. King & Co., Inc. to be the Information Agent and Equiniti Trust Company, LLC to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interview and may request banks, brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares.
The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.
Neither Parent nor Merger Sub will pay any fees or commissions to any broker, dealer, commercial bank, trust company or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Merger Sub for customary mailing and handling expenses incurred by them in forwarding offering materials to the beneficial owners of Shares. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Merger Sub by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Merger Sub.
19.	Miscellaneous
The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Merger Sub by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Merger Sub.
Merger Sub has filed with the SEC the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file any amendments to the Schedule TO (including the exhibits to the Schedule TO, which include this Offer to Purchase and the related Letter of Transmittal). In addition, SoundThinking has filed or will file, pursuant to Rule 14d-9 under the Exchange Act, the Schedule 14D-9 with the SEC, together with exhibits, setting forth the recommendation of the SoundThinking Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Copies of such documents, and any amendments thereto, are available free of charge at www.sec.gov.
No person has been authorized to give any information on behalf of Parent or Merger Sub not contained in the Schedule TO (including this Offer to Purchase or the related Letter of Transmittal). We have not authorized anyone to provide you with different or additional information and take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give. No broker, dealer, commercial bank, trust company or other person will be deemed to be the agent of Parent, Merger Sub, the Depositary or the Information Agent for the purposes of the Offer.
Transom Signal MergerSub, Inc.
October 20, 2026

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT, MERGER SUB AND CERTAIN RELATED PARTIES
The following schedule describes the relationships between Merger Sub, Parent, and Transom Signal TopCo, LP, a Delaware limited partnership, and certain of their affiliates, and sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer of the entities described below.
The following entities were formed in connection with the proposed acquisition of SoundThinking, Inc. The current business address of each entity listed below is c/o Transom Capital Group, 100 North Pacific Coast Highway, Suite 1725, El Segundo, CA 90245 and the phone number of each entity listed below is +1 (310) 407-0940.

Entity	State of Formation	Controlled By	Management
Transom Signal MergerSub, Inc.	DE	Transom Signal AcquireCo, LLC	Board of Directors
Transom Signal AcquireCo, LLC	DE	Transom Signal MidCo, LLC	Management by the Managing Member
Transom Signal MidCo, LLC	DE	Transom Signal HoldCo, Inc.	Management by the Managing Member
Transom Signal HoldCo, Inc.	DE	Transom Signal TopCo, LP	Board of Directors
Transom Signal TopCo, LP	DE	Transom Capital Fund IV, L.P.	Board of Managers

The executive officers of each of Transom Signal MergerSub, Inc., Transom Signal AcquireCo, LLC, Transom Signal MidCo, LLC, Transom Signal HoldCo, Inc. and Transom Signal TopCo, LP are listed below. Transom Capital Fund IV, L.P. is managed by its general partner, Transom Capital GP IV, LLC, and does not have any executive officers. The current business address of each person listed below is c/o Transom Capital Group, 100 North Pacific Coast Highway, Suite 1725, El Segundo, CA 90245 and the phone number of each such person is +1 (310) 407-0940.
•	Russell Roenick – President
•	Rob Randolph – Vice President
•	Nathan Dastic – Treasurer and Secretary
Transom Signal AcquireCo, LLC is managed by its managing member, Transom Signal MidCo, LLC. The board of directors or managers of Transom Signal MergerSub, Inc., Transom Signal HoldCo, Inc., and Transom Signal TopCo, LP, as applicable, consists of Russell Roenick, Rob Randolph and Nathan Dastic. Certain information regarding Russell Roenick, Rob Randolph and Nathan Dastic is set forth below.

Name	Citizenship	Principal Occupation or Employment and Five Year Employment History
Russell Roenick	United States of America	Mr. Roenick serves as Managing Partner of Transom Capital. Mr. Roenick is a co-founder of Transom Capital and has worked at Transom Capital since 2008.

Rob Randolph	United States of America
Mr. Randolph serves as Executive Vice President of Finance and Operations at Transom Capital. Mr. Randolph has worked at Transom Capital since 2024 and from 2019 to 2021, and previously served as Partner, Operations and Finance at Auto Tire & Parts Inc. (Napa) from 2021 to 2024.

Nathan Dastic	United States of America	Mr. Dastic serves as Chief Financial Officer & Chief Compliance Officer of Transom Capital. Mr. Dastic has worked at Transom Capital since 2016.

Sch I-1

Transom Capital Fund IV, L.P. is controlled by its general partner, Transom Capital GP IV, LLC, a Delaware limited liability company. The address for each of Transom Capital Fund IV, L.P. and Transom Capital GP IV, LLC is c/o Transom Capital Group, 100 North Pacific Coast Highway, Suite 1725, El Segundo, CA 90245 and the phone number of each entity is +1 (310) 407-0940. Certain information regarding the sole managing member of Transom Capital GP IV, LLC is set forth below.

Name	Citizenship	Principal Occupation or Employment and Five Year Employment History
Russell Roenick	United States of America	Mr. Roenick serves as Managing Partner of Transom Capital. Mr. Roenick is a co-founder of Transom Capital and has worked at Transom Capital since 2008.

Sch I-2

The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:
The Depositary for the Offer is:

If delivering by express mail, courier, or other expedited service:	By mail:

Equiniti Trust Company, LLC 1110 Centre Pointe Curve Suite # 101 Mendota Heights, MN 55120 Attn: Onbase - Reorganization Department	Equiniti Trust Company, LLC Operations Center Attn: Onbase - Reorganization Department 1110 Centre Pointe Curve Suite # 101 Mendota Heights, MN 55120

Questions or requests for assistance may be directed to the Information Agent at the address and telephone number listed below. Additional copies of this Offer to Purchase, the related Letter of Transmittal and any other materials relating to the Offer may be obtained at no cost to stockholders from the Information Agent. In addition, copies of this Offer to Purchase, the related Letter of Transmittal and any other materials relating to the Offer that have been filed with the SEC may be obtained free of charge on the SEC’s website at www.sec.gov. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance.
The Information Agent for the Offer is:
D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, NY 10005
Banks and brokers, please call: (646) 856-8002
All others, please call toll-free: (800) 949-2583
Email: SSTI@dfking.com